Filed pursuant to Rule 424(b)(4)
Registration No. 333-256009

BayFirst Financial Corp.

3,338,420.13 Shares of Common Stock

28,696 Warrants to Purchase Common Stock

43,044 Shares of Common Stock Underlying Warrants

This prospectus relates to the registration of the resale of up to 3,338,420.13 shares of our common stock by our stockholders identified in this prospectus (the “Registered Stockholders”), as well as 28,696 warrants to purchase common stock, and 43,044 shares of common stock underlying such warrants. The Registered Stockholders may, or may not, elect to sell their shares of common stock or warrants covered by this prospectus. Any such sales will be as and to the extent determined by the Registered Stockholders. Any sales of whole shares of common stock will be made at prevailing market prices, through brokerage transactions on the OTCQX Best Market (the “OTCQX”), the Nasdaq Capital Market (“Nasdaq”), or through other means. Sales of fractional shares cannot be made on the OTCQX or Nasdaq, but may be made through certain brokers or through privately negotiated sales. The sales price of shares of our common stock will be at prevailing market prices on the OTCQX, Nasdaq, or otherwise. Sales of warrants, if any, will be made in privately negotiated transactions. We expect the price of any such sales will be derived from the market price of shares of our common stock. If the Registered Stockholders choose to sell their securities, we will not receive any proceeds from any such sale by the Registered Stockholders. The warrants have an exercise price of $18.00 per share of common stock. If the Registered Stockholders exercise their warrants, we will receive that amount per share. For more information, see the section titled “Plan of Distribution.”

Our common stock is quoted and traded on the OTCQX under the symbol “FHBI.” We have applied to list our common stock on Nasdaq under the symbol “BAFN.” We expect our application to be approved and our Nasdaq listing to begin once we have maintained on the OTCQX an average daily trading volume of 2,000 shares over a 30 trading day period, with trading on at least 16 of those days. Our warrants are not traded on any exchange or markets and we do not intend to seek a listing for them.

We are an “emerging growth company” as defined under the federal securities laws and, as such, we have elected to comply with reduced reporting requirements for this prospectus and may elect to do so in future filings. See “Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities regulator have approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

November 12, 2021

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-1 that we filed with the SEC using a continuous offering process. Under this process, the Registered Stockholders may, from time to time, sell the common stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution.” You may obtain this information without charge by following the instructions under the section titled “Additional Information” appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our common stock.

The information contained in this prospectus, or any free writing prospectus prepared by us or on our behalf or to which we refer you, is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our assets, business, cash flows, financial condition, liquidity, prospects or results of operations may have changed since that date.

You should not interpret the contents of this prospectus, or any free writing prospectus prepared by us or on our behalf or to which we refer you, to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

We have not authorized anyone to provide any information to you other than that contained in this prospectus or in any free writing prospectus prepared by us or on our behalf to which we refer you. We take no responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. Information contained on, or accessible through, our website is not part of this prospectus.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions constitute “forward-looking statements.” Forward-looking statements involve risk and uncertainty and a variety of factors that could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed or implied in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, First Home Bank, include, but are not limited to, changes in:

•	market interest rates and general economic conditions,

•	legislative/regulatory changes,

•	monetary and fiscal policies of the U.S. Government,

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•	the quality and composition of the loan or investment portfolios,

•	demand for loan and deposit products,

•	competition,

•	demand for financial services in our primary trade area,

•	litigation, tax and other regulatory matters,

•	accounting principles and guidelines, and

•	other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing and services.

INDUSTRY AND MARKET DATA

Industry and market data used in this prospectus has been obtained from independent industry sources and publications available to the public, sometimes with a subscription fee, as well as from research reports prepared for other purposes. We did not commission the preparation of any of the sources or publications referred to in this prospectus. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified the data obtained from these sources. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus. Trademarks used in this prospectus are the property of their respective owners, although for presentational convenience we may not use the ® or the ™ symbols to identify such trademarks.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

The Jumpstart Our Business Startups Act (the “JOBS Act”), was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly-public companies that qualify as “emerging growth companies.” We are an “emerging growth company” within the meaning of the JOBS Act. As an emerging growth company, we intend to take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, and the requirement that we hold a non-binding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to avail ourselves of this exemption from new or revised accounting standards. Accordingly, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will remain an emerging growth company until the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the listing of our common stock on Nasdaq.

For certain risks related to our status as an emerging growth company, see the sections titled “Risk Factors,” “Risks Related to Our Securities,” and “We are an emerging growth company, and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.”

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NO RECOMMENDATION

This prospectus should not be considered as our recommendation or advice concerning an investment in BayFirst Financial Corp. (“BayFirst”). No recommendation is being made by BayFirst as to whether you should purchase shares of our common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should carefully read the following summary together with the entire prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes, before deciding to invest in our Common Stock. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Information.”

Throughout this prospectus the terms the “Company,” “we,” “our,” and “us” have been used. Unless otherwise indicated or unless the context requires otherwise, such references are meant to denote BayFirst and our subsidiary, First Home Bank, on a consolidated basis.

BayFirst Financial Corp.

BayFirst was incorporated on June 23, 2000, and commenced operations as a registered bank holding company on September 1, 2000.

On April 22, 2021, we changed our name from First Home Bancorp, Inc. to BayFirst Financial Corp.

Our corporate offices are located at the First Home Executive Center, 700 Central Avenue, St. Petersburg, Florida 33701. Our primary source of income is from our wholly-owned subsidiary, First Home Bank (the “Bank”).

Stock Split

Effective May 10, 2021, BayFirst effected a three-for-two stock split. All share amounts and per share financial data contained in this prospectus related to periods prior and subsequent to the stock split have been adjusted for the split.

First Home Bank

The Bank commenced business operations on February 12, 1999, and operates as a Florida state-chartered commercial bank and a member of the Federal Reserve System (“Federal Reserve”). The Bank’s main office is located at the First Home Executive Center. The Bank’s telephone number is (727) 440-6848, and the Bank’s website address is www.firsthomebank.com.

We have structured the Bank into three Divisions: the Community Banking Division, CreditBench, and the Residential Mortgage Division. Together, we expect this structure to result in a high-performing institution, producing balance sheet and revenue growth, funded primarily by a local, growing deposit base.

The Community Banking Division has six full-service banking centers in the Tampa Bay area: four in Pinellas County, one in Hillsborough County, and one in Sarasota County. Additionally, we have purchased properties in Sarasota, Belleair Bluffs, Bradenton, and North Tampa where we intend to open additional full-service banking centers. The Community Banking Division was established to generate core deposits and loans from businesses, professionals, and consumers located within our primary service area. This effort contributed to the Bank increasing its checking, savings, and money market account balances by $408.19 million from December 31, 2018 through June 30, 2021.

We have branded our SBA Lending Division as CreditBench. CreditBench has a nationwide government guaranteed lending platform and operates as a preferred lender under the Small Business Administration’s (“SBA”) 7(a) Loan Program. In addition to SBA guaranteed loan programs, the Bank’s CreditBench lends under the United States Department of Agriculture’s (“USDA”) Business and Industry Loan Program (“B&I”). CreditBench was also an active lender in the Paycheck Protection Program (“PPP”) and the Bank has used the Federal Reserve’s PPP Lending Facility (“PPPLF”) to fund a material portion of the PPP loans.

CreditBench’s lending efforts are targeted to a broad range of SBA and USDA eligible industries and geographies, with a focus on building holistic banking relationships with borrowers.

As of June 30, 2021, the Bank is ranked 17th in the number of units, and 40th in dollars, funded under the SBA’s 7(a) Loan Program. Over the past four years, the Bank has regularly placed among the top 10 SBA lenders in units and dollars funded. To reach these broad markets, the Bank utilizes a combination of proprietary customer acquisition channels, business development officers, and a national network of financial technology and other referral sources to drive prospective loan applicants to the Bank. Since the third quarter of 2018, the Bank has been gradually transitioning from a reliance on gain on sale of the government guaranteed portions of loans to holding a greater percentage of the government guaranteed loans which is expected to provide a more reliable and higher quality earnings stream through more predictable interest income. Notwithstanding, in the second quarter of 2021, we sold 3,833 PPP loans and the related servicing rights for consideration equal to the total unpaid principal balance of $326.32 million.

The Residential Mortgage Division operates from our six full-service banking centers and 22 loan production offices in 12 states. The Residential Mortgage Division provides revenue diversification, without requiring significant capital. The Residential Mortgage Division formally began operations at the beginning of 2017 and has since grown significantly, achieving loan production of $1.92 billion in the year ended December 31, 2020, and $1.24 billion during the six months ended June 30, 2021.

Six Months Ended June 30, 2021 Highlights

•	Total assets were $1.20 billion at June 30, 2021, a decrease of $346.46 million or 22.43% since December 31, 2020.

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Total net loans (including those held for sale and PPP loans, net of the allowance for loan losses) were $1.00 billion at June 30, 2021, a decrease of $414.99 million or 29.31% since December 31, 2020, primarily due to the sale of PPP loans during the quarter ended June 30, 2021, proceeds from which totaled $326.32 million. Total gross loans (excluding those held for sale and PPP loans) were $465.47 million at June 30, 2021, an increase of $62.95 million or 15.64% since December 31, 2020, due to increases in both conventional community bank loans and SBA loans.

•	Deposits totaled $632.32 million at June 30, 2021, an increase of $73.54 million or 13.16% since December 31, 2020.

•	Checking, money market, and savings account balances totaled $579.24 million, an increase of $89.58 million or 18.29% since December 31, 2020.

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Net income for the six months ended June 30, 2021 was $20.53 million, or $5.44 per basic common share or $4.88 per diluted common share. Net income for the six months ended June 30, 2020 was $1.84 million, or $0.44 per basic and diluted common share.

•	Return on average common equity was 62.15% for the six months ended June 30, 2021, up from 6.94% for the six months ended June 30, 2020.

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Despite significant levels of PPP loans in the current year and throughout much of 2020, which inflated average assets, return on average assets for the six months ended June 30, 2021 was 2.58%, an increase of 217 basis points compared to 0.41% for the six months ended June 30, 2020.

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The Residential Mortgage Division originated $1.24 billion in loans during the six months ended June 30, 2021, an increase of $557.56 million from the $680.40 million in loan production during the six months ended June 30, 2020.

•	Tangible book value per common share increased to $21.14 at June 30, 2021 from $16.02 (adjusted for the 3-for-2 stock split effective May 10, 2021) at December 31, 2020.

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The Company paid a quarterly cash dividend of $0.07 per common share on June 15, 2021. The cash dividend represented a 5% increase in the cash dividend paid to common stockholders over the previous quarter and marked the 20th consecutive quarter in which BayFirst paid a cash dividend.

2020 Highlights

•	Total assets were $1.54 billion at December 31, 2020, an increase of $1.01 billion or 190.77% since December 31, 2019.

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Total net loans (including those held for sale) were $1.42 billion at December 31, 2020, an increase of $1.04 billion or 272.76% since December 31, 2019, primarily due to the addition of PPP loans during 2020 which totaled $825.80 million, net, at December 31, 2020.

•	Deposits totaled $558.78 million at December 31, 2020, an increase of $110.19 million or 24.56% since December 31, 2019.

•	Checking, money market, and savings accounts balances totaled $489.66 million at December 31, 2020, an increase of $182.11 million or 59.21% since December 31, 2019.

•	Net income for 2020 was $12.70 million, or $3.45 per basic common share or $3.01 per diluted common share. Net income for 2019 was $4.48 million, or $1.27 per basic and diluted common share.

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In 2020, CreditBench originated $101.08 million in SBA or other government guaranteed loans, exclusive of PPP loans. This has resulted in the Bank being nationally ranked tenth in the number of SBA loans made through the SBA’s fiscal year ended September 30, 2020.

•	CreditBench originated $876.96 million in PPP loans in 2020.

•	The Residential Mortgage Division originated $1.92 billion in loans in 2020.

Risk Factor Summary

Prospective investors should consider all of the information discussed under “Risk Factors” beginning on page 8 before making a decision to purchase shares of our common stock. Those Risk Factors relate to:

•	Our ability to grow the size and geographic scope of our loan production, loan sale, and deposit gathering business, and the infrastructure needed to support it;

•	Possible loan defaults, devaluation of collateral, adverse economic events, and competition;

•	Interest rates and available sources of liquidity;

•	Our ability to raise capital and the effects of doing so on our stockholders;

•	The potential that we are subject to fraud, incorrect judgments, or other bad acts of third parties;

•	Laws, regulations, rules, and standards to which we are subject and the government agencies with which we interact;

•	Retention and development of our key executives and other employees;

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Dividend and other restrictions placed on us by our outstanding preferred stock, restrictions that may be imposed by future issuances of preferred stock, and our pledging of the stock in the Bank to secure a loan;

•	Rapidly developing technology;

•	Estimates used in certain valuations, including our allowance for loan losses (“ALLL”); and

•	Features of our stock, such as liquidity, dilution, the lack of preemptive rights, and the concentration of ownership among our insiders.

Recent Development

On September 9, 2021, the Company’s Board of Directors amended its stock repurchase plan to allow the Company to repurchase up to $400,000 in outstanding common stock per quarter. The plan was initially authorized on January 26, 2021, and allowed for the repurchase of up to $100,000 of stock per calendar quarter.

The changes to the plan were implemented in the third quarter of 2021 and will continue until the earlier of: (i) the date an aggregate of $1,000,000 of common stock has been repurchased; (ii) October 1, 2022; or the termination of the plan by the Board of Directors.

In addition to the increase in the amount that may be repurchased under the plan, it was also amended to allow the Company to either retire the repurchased shares or to distribute the shares through the Company’s Dividend Reinvestment and Stock Purchase Plan, Employee Stock Ownership Plan, or Nonqualified Stock Purchase Plan. Any repurchased shares that are retired will be held as authorized and unissued shares available for purposes as and when determined by the Board of Directors.

Our Corporate Information

Our principal executive offices are located at First Home Executive Center, 700 Central Avenue, St. Petersburg, Florida 33701 and our telephone number is (727) 440-6848. The Bank’s website address is www.firsthomebank.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

THE OFFERING

Offering Price	We will not have any control or influence over the prices at which the Registered Stockholders may sell their shares or warrants. The Registered Stockholders may, or may not, elect to sell their shares of common stock or warrants covered by this prospectus, as and to the extent they may determine. Such sales of stock, if any, will be made through brokerage transactions on the OTCQX, Nasdaq, or through other means. Sales of fractional shares cannot be made on the OTCQX or Nasdaq, but may be made through certain brokers or through privately negotiated sales. The sales price of shares of our common stock will be at prevailing market prices on the OTCQX, Nasdaq, or otherwise. Sales of Warrants, if any, will be made in privately negotiated transactions. The sales price for warrants will be determined in such privately negotiated transactions. We expect the price of any such sales will be derived from the market price of shares of our common stock. The warrants have an exercise price of $18.00 per share of common stock. For more information, see the section titled “Plan of Distribution.”

Proceeds	To the extent any Registered Stockholder chooses to sell shares of our common stock or warrants covered by this prospectus, we will not receive any proceeds from any such sales of our common stock. We expect to use any proceeds from the exercise of warrants to fund cash dividends, service BayFirst’s debt, and pay BayFirst’s operating expenses.

Dividend Policy	Since 2016, BayFirst has paid quarterly cash dividends to its common stockholders. Future dividends will be paid to common stockholders at the discretion of our Board of Directors (the “Board”). In determining whether to pay dividends on our common stock, our Board will consider, among other factors, debt service requirements of the Bank and BayFirst, our obligation to pay dividends on our preferred stock, and our earnings, financial condition, and regulatory capital requirements or restrictions. Our ability to pay dividends may also be dependent upon the Bank’s ability to pay dividends to BayFirst.

No Board of Directors Recommendation	Our Board of Directors is making no recommendation regarding participation in this offering.

Nasdaq Listing	We have applied to list our common stock on the Nasdaq Capital Market under the trading symbol “BAFN.” We expect our application to be approved and our Nasdaq listing to begin once we have maintained on the OTCQX an average daily trading volume of 2,000 shares for a 30 day period, with trading on at least 16 of those days. Until that time, our common stock will continue to trade on the OTCQX.

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SUMMARY FINANCIAL DATA

The following tables summarize our financial data. The financial data has been derived from our audited and unaudited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the following summary consolidated financial data and other data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The summary financial data is not all-inclusive and does not purport to contain all of the financial information that you may desire, or should consider, in determining whether to make an investment in BayFirst. BayFirst’s historical results are not necessarily indicative of results to be expected in future periods (Dollars in thousands, except per share amounts).

	At or for the Six Months Ended		At or for the Year Ended
	June 30, 2021	June 30, 2020	December 31, 2020	December 31, 2019
Balance Sheet Data
Total assets	$1,198,229	$1,470,199	$1,544,691	$531,240
Loans held for sale	126,479	95,784	208,704	76,645
Total loans held for investment, net	874,397	1,154,373	1,207,160	303,192
Total deposits	632,322	576,246	558,785	448,594
Total shareholders’ equity	92,813	53,307	71,069	51,332
Common shareholders’ equity	81,838	45,412	55,914	43,437
Loan to deposit ratio	158.3%	216.9%	253.4%	84.7%

Income Statement Data
Net interest income	25,534	11,796	33,452	17,434
Provision for loan losses	2,000	4,900	16,900	8,869
Non-interest income	71,371	34,126	97,695	53,124
Non-interest expense	67,389	39,787	98,469	55,392
Income tax expense (benefit)	6,989	(609)	3,075	1,813
Net income	20,527	1,844	12,703	4,484
Preferred stock dividends	567	355	863	463
Net income available to common shareholders	19,960	1,489	11,840	4,021

Common Share Data
Basic earnings per common share	5.44	0.44	3.45	1.27
Diluted earnings per common share	4.88	0.44	3.01	1.27
Dividends per common share	0.137	0.134	0.268	0.268
Book value per common share	21.16	13.22	16.04	12.80
Tangible book value per common share(1)	21.14	13.19	16.02	12.77
Common shares outstanding	3,867,414	3,435,516	3,485,018	3,393,788
Weighted average common shares outstanding, basic	3,666,418	3,407,292	3,430,716	3,171,061
Weighted average common shares outstanding, diluted	4,143,934	3,407,292	4,001,323	3,172,186

Performance Ratios
Return on average assets	2.58%	0.41%	1.06%	0.99%
Return on average common equity	62.15%	6.94%	25.50%	10.55%
Net interest margin	3.34%	2.71%	2.88%	4.08%
Efficiency ratio(2)	69.54%	86.64%	75.08%	78.51%
Dividend payout ratio	2.39%	29.55%	7.72%	21.05%

(1)	Non-GAAP financial measure calculated as total shareholders’ equity minus preferred stock liquidation preference minus goodwill, divided by common shares outstanding.
(2)	Non-GAAP financial measure calculated as non-interest expense, divided by net interest income plus non-interest income.

	At or for the Six Months Ended		At or for the Year Ended
	June 30, 2021	June 30, 2020	December 31, 2020	December 31, 2019
Asset Quality Ratios
ALLL to total loans	2.04%	1.02%	1.47%	2.75%
ALLL to nonperforming loans	210.39%	160.10%	220.76%	127.52%
ALLL to nonperforming loans (excluding government guaranteed balances)	581.39%	364.91%	636.07%	242.10%
Nonperforming loans to total loans	0.97%	0.64%	0.67%	2.16%
Nonperforming loans (excluding government guaranteed balances) to total loans	0.35%	0.28%	0.23%	1.14%
Nonperforming assets to total assets	0.82%	0.55%	0.62%	1.59%
Nonperforming assets (excluding government guaranteed balances) to total assets	0.30%	0.24%	0.22%	0.84%
Net charge-offs to average loans	0.17%	0.42%	0.64%	1.30%

Capital Ratios
Total equity to total assets	7.75%	3.63%	4.60%	9.66%
Total equity to total assets (excluding PPP loans)	12.12%	8.34%	10.07%	9.66%
Total risk-based capital ratio (Bank)	22.57%	16.55%	17.02%	17.84%
Tier 1 risk-based capital ratio (Bank)	21.27%	15.14%	15.72%	16.26%
Tier 1 leverage capital ratio (Bank)	12.06%	6.77%	11.75%	10.49%
Common equity Tier 1 capital ratio (Bank)	21.27%	15.14%	15.72%	16.26%
Total equity to total assets (Bank)	8.30%	4.25%	5.08%	11.31%
Total equity to total assets (Bank, excluding PPP loans)	12.99%	9.78%	9.79%	11.31%

Other Data
Number of full-time equivalent employees	671	461	596	423
Number of full-service banking centers	6	5	6	5
Number of loan production offices	30	24	29	21

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RISK FACTORS

Investing in our securities involves significant risks, including the risks described below. You should carefully consider the following information about these risks, together with the other information contained in this prospectus before investing in this offering. The risks that we have highlighted here are not the only ones that we face. Additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. In addition, there are risks beyond our control. If any of these risks actually occur, our business, financial condition or results of operations could be negatively affected, and you could lose part or all of your investment.

Risk Factors Related to Our Business

We may be unable to continue to produce the volume of loans necessary to support our SBA and other government guaranteed lending business.

Our business strategy places a significant emphasis on SBA and other government guaranteed lending. In order to successfully implement this strategy, we must originate and fund a substantial dollar amount of loans. To do so, we must identify qualified and interested borrowers and have sufficient capital and liquidity to support and fund such loans. If we are not successful in implementing this strategy, our income and results of operations will be adversely affected.

The Bank’s PPP loans carry litigation risk, possible undesirable interest rate impact, and possible credit risk.

Through our online banking platform, we received a significant amount of PPP loan applications. For reasons such as our inability to determine an applicant’s eligibility, our suspicion of fraud, or other negative application characteristics, we declined to make certain PPP loans. Some of those applicants may pursue claims against the Bank based on fair lending, unfair and deceptive trade practices, or other grounds. In addition, we do not know how the SBA will manage borrowers’ forgiveness requests or our claims on SBA guarantees of PPP loans. If the SBA declines forgiveness requests or dishonors its guarantees of our PPP loans for any reason, we may suffer loan losses. In addition, litigation can be costly, regardless of outcome. Any financial liability, litigation costs or reputational damage caused by PPP related litigation could have a material adverse impact on our business, financial condition and results of operations.

In addition, PPP loans are fixed, low interest rate loans that are guaranteed by the SBA and subject to numerous other regulatory requirements, and a borrower may apply to have all or a portion of the loan forgiven. If PPP borrowers fail to apply or qualify for loan forgiveness, the Bank faces a heightened risk of holding these loans at unfavorable interest rates for an extended period of time. While the PPP loans are guaranteed by the SBA, various regulatory requirements will apply to the Bank’s ability to seek recourse under the guarantees, and related procedures are currently subject to uncertainty.

The Bank also has credit risk on PPP loans if a loan is not forgiven and the SBA determines that the Bank did not originate, close, or service a loan in accordance with legal standards. In the event the SBA dishonors its guarantee for one of those reasons, the Bank may be forced to hold the loan and may incur a loss if the borrower does not perform as agreed.

We depend on the sale of both the guaranteed and unguaranteed portions of our government guaranteed loans, but also face risks relating to the retained portions of unguaranteed loans.

Our strategy historically has been, and may continue to be, to sell both the guaranteed balances of SBA and other government guaranteed loans, as well as a percentage of the unguaranteed portions of such loans, within legally allowable limits. A material portion of our net income and profitability depended, and may continue to depend, on gains on sales of the guaranteed portions of the government guaranteed loans that we originate. We also from time to time pursue the sales of unguaranteed portions of such loans, which provide us with additional liquidity and capital capacity to permit us to make additional loans when needed. Our ability to sell both the guaranteed and unguaranteed portions of these loans is dependent upon our ability to identify purchasers with the demand and capacity to buy them, the attractiveness of the loans, our underwriting quality, and other factors. Our business strategy pertaining to SBA and other government guaranteed loans changed in late 2018, when we started to transition to holding an increased amount of the guaranteed portions of these loans. Our ability to continue to make new loans and hold them in our loan portfolio will be limited by our current capital and liquidity positions, and due to our change in business model, our income and results of operations may be adversely affected in the immediate near term. To the extent we retain the unguaranteed portion of these loans in our portfolio, we may be required to make significant provisions to our ALLL.

Our loan origination processes present heightened opportunities for borrower or referral fraud.

The loans we originate through our technology partners and referral sources are obtained primarily through an online application process. We do not generally meet with the borrowers in person. Our referral sources also are involved in assisting the borrowers’ with completing their loan applications. Therefore, it is difficult for us to definitively ascertain or confirm a borrower’s identity, structure, creditworthiness, or veracity in completing the loan application process. If a borrower or a referral source intentionally, or unintentionally, provides us with incorrect information that we rely on in underwriting a loan, we will be subject to increased credit risk for that loan. Such increased risk could result in increased loan losses or heightened provisions to our ALLL, either of which would adversely affect our credit quality and net income. We may also become subject to heightened regulatory scrutiny for making loans to such borrowers and may be required to dedicate time and other resources to addressing regulatory concerns.

Our loan referral sources operate independently from us and may take actions for which we may be held responsible.

Our referral sources for SBA and other government guaranteed loans operate independently from us and have the initial interactions with many loan applicants and borrowers. As part of those interactions, our referral sources may take actions which violate laws, regulations, or our policies. These may include, among other things, charging impermissible fees, failing to provide or properly complete required documentation or disclosures, making false or misleading statements, or encouraging an applicant to make misrepresentations. In certain instances, the Bank may be held responsible by an applicant or a government agency for such actions. If that were to happen, the Bank may be required to pay restitution or fines, be subject to regulatory enforcement actions, or lose certain statuses with the SBA or other government agencies.

We heavily rely on technology partners and other referral sources in our SBA loan origination process.

As part of our SBA lending strategy, we use the services of technology partners and other referral sources. These arrangements allow us to originate loans throughout the U.S. via the internet. We do not have an exclusivity arrangement with any referral source. Therefore, we cannot be assured that we will be able to originate and close or maintain any specific level of SBA loans through such sources in the future. In addition, our technology partners are subject to online commerce risks generally, including hacking and use of the site by persons using fraudulent credentials. Should we not continue to generate a substantial volume of loan business through our use of referral sources, or if they experience operational interruptions, or direct loans to other lenders, our SBA lending will be materially reduced, which would reduce our net income and our asset growth.

Our operations are growing at a rapid pace and our training programs and operational protocols may lag behind our growth.

Our branch network and mortgage and SBA lending operations are expanding at a rapid pace. As a result, we may not be able to provide comprehensive or timely training to new staff or employees who are promoted.

We may also not develop appropriate operational protocols as quickly as we expand our products and services. If we fail to do so, our employees may not have a set of standards and expectations pursuant to which they perform their assigned duties. If we are not able to fully and promptly provide training to our employees, or develop appropriate protocols, our employees may be susceptible to mistakes, fail to recognize fraud or other weaknesses in our operations, or fail to recognize or mitigate other risks.

The COVID-19 pandemic may adversely impact our business and financial results, and the ultimate impact will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities in response to the pandemic.

The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains, lowered equity market valuations, created significant volatility and disruption in financial markets, and increased unemployment levels. In addition, the pandemic has resulted in closures of many businesses and the institution of social distancing requirements in many states and communities. As a result, the demand for our products and services may be significantly impacted, which could adversely affect the implementation of our growth strategy. Furthermore, the pandemic could cause the recognition of loan losses or other impairments in our loan portfolios and increases in our allowance for credit losses, particularly if businesses remain closed, the impact on the global economy worsens, or more clients draw on their lines of credit or seek additional loans to help finance their businesses. Similarly, because of changing economic and market conditions affecting issuers, we may be required to recognize further impairments on the securities we hold as well as reductions in other comprehensive income. Our business operations may also be disrupted if significant portions of our workforce are unable to work effectively, because of illness, quarantines, government actions, or other restrictions in connection with the pandemic. The extent to which the COVID-19 pandemic impacts our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios, will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities and other third parties in response to the pandemic.

The effects of future widespread public health emergencies may negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations.

Widespread health emergencies, such as the global COVID-19 pandemic, can disrupt our operations through their impact on our employees, clients and their businesses, and the communities in which we operate. Disruptions to our clients could result in increased risk of delinquencies, defaults, foreclosures and losses on our loans, negatively impact regional economic conditions, result in a decline in local loan demand, loan originations and deposit availability and negatively impact the implementation of our growth strategy. Any one or more of these developments could have a material adverse effect on our business, financial condition and results of operations.

A shutdown of the Federal government would likely result in us being temporarily unable to make SBA and other government guaranteed loans.

If the Federal government experiences a shutdown, as it did in the fourth quarter of 2018 and first quarter of 2019, it is likely that the SBA, and other agencies which guaranty the types of loans we make, will be unable to process those loans. As a result, our ability to make those loans would be delayed. During such a delay, it is possible that prospective borrowers could obtain financing from other sources or elect not to borrow. Any delay in closing these types of loans, or losing the opportunity to make them, could result in decreased fee and interest income and adversely affect our financial performance.

The continued development of our mortgage lending business will depend on our ability to attract and retain effective loan origination officers and other sources of mortgage loan referrals.

The mortgage lending business is highly dependent on being able to successfully originate a consistent volume of loans. The primary ways we do this is through the personal sales efforts of our mortgage lending officers and our development of loan referral sources, such as real estate brokers. If we are unable to attract and retain a productive team of such officers or develop an effective network of referral sources, we will likely be unable to generate a volume of mortgage loans to produce sufficient revenue for this line of business to be profitable. If we cannot operate this line of business in a profitable manner, we will likely incur significant losses due to expenses associated with establishing the line of business.

Changes in interest rates can impact the value of our mortgage servicing rights and can result in revenue volatility, which can reduce earnings.

The Bank began selling residential mortgage loans originated in the Tampa Bay market with servicing retained in April 2021 and thus, has begun to build a portfolio of mortgage servicing rights, which are the right to service a mortgage loan for a fee, by collecting principal, interest, and escrow payments. The Bank initially carries such rights using a fair value measurement of the present value of the estimated future net servicing income, which includes assumptions about the likelihood of prepayment by borrowers. Changes in interest rates can affect prepayment assumptions and thus fair value. When interest rates fall, prepayments tend to increase as borrowers refinance, and the fair value of mortgage servicing rights can decrease, which in turn reduces our earnings.

Changes in the laws or regulations governing our SBA and other government guaranteed lending activities and our mortgage lending business may adversely affect our ability to operate them profitably.

Our SBA and other government lending programs and our mortgage lending activities are subject to laws and regulations administered by government agencies such as the SBA, the United States Department of Housing and Urban Development, and the United States Department of Agriculture. If any of these laws or regulations change, or the policies and practices of these agencies change, such changes may impact our ability to offer such products in a profitable manner, or at all. If we are unable to profitably offer these products, our net income will likely decrease and our financial condition and performance will likely deteriorate.

We may not be able to retain or grow our core deposit base, which could adversely impact our funding costs.

We rely on client deposits as our primary source of funding for our lending activities. Our future growth will largely depend on our ability to retain and grow our core deposit base. Our retention and acquisition of customer deposits are subject to potentially dramatic fluctuations in availability or price due to certain factors outside of our control, such as increasing competitive pressures for deposits, changes in interest rates and returns on other investment classes, client perceptions of our financial health and general reputation, or a loss of confidence by clients in us or the banking sector generally. Such factors could result in significant outflows of deposits within short periods of time or significant changes in pricing necessary to maintain current client deposits or attract additional deposits. Additionally, any such loss of funds could result in lower loan originations, which could have a material adverse effect on our business, financial condition and results of operations.

We have expanded into new markets with which we have less familiarity with than our historic markets.

We currently operate residential mortgage loan production offices in a number of states. We intend to continue to expand the geographic scope of our loan origination efforts when we identify attractive opportunities. Our senior management and Board of Directors have less familiarity with these markets than they do with our Florida markets. We are dependent on the expertise and actions of the bankers we have hired in those markets for us to be successful there. We are also subject to risks associated with home values and the economic conditions in those markets. If our bankers are not effective at implementing our business strategy, leave the Bank, or are otherwise not successful, or if economic conditions and home values deteriorate, we will likely incur losses as a result of expansion into their markets.

We are dependent on our management team and any of their departure or subsequent employment with a competitor could adversely affect our operations.

Our growth and development are particularly dependent upon the personal efforts and abilities of our executive officers and other qualified personnel. The loss or unavailability of such officers or employees could have a material adverse effect on our operations and prospects. Such adverse effect may be magnified if any such officer or employee were to become employed with a competitor of ours.

We have pledged the outstanding shares of the Bank to secure a loan, and if we cannot repay the loan when due, the lender may foreclose on the loan and take ownership of the Bank.

We have pledged 100% of the outstanding shares of the Bank’s capital stock to secure a term loan with another financial institution with a balance of $3.53 million as of June 30, 2021. If we do not have cash available at BayFirst or we are unable to fund dividends from the Bank to BayFirst, we may not be able to make principal or interest payments due on the loan. If we cannot repay or refinance the loan on or prior to maturity, the lender may foreclose on the pledged stock and take ownership of the Bank. In which case, we may not have any source of revenue and it would be unlikely that we would continue to operate. The loan currently matures on March 10, 2029.

We engage in transactions with our directors and their related interests, which creates the potential for conflicts of interest.

We lease the office and branch space at our headquarters from a corporation of which our director George Apostolou is an officer and director. In addition, directors Mark S. Berset and Derek S. Berset are owners of an insurance agency from which the Bank purchases insurance. From time to time the Bank makes loans to, and accepts deposits from, officers and directors and their affiliates. Further, from time to time, in the ordinary course of business, the Company has entered into transactions with certain members of its Board of Directors for various professional services.

Such insider transactions present reputational and corporate governance risks to BayFirst and the Bank. Insider transactions often draw the scrutiny of regulators and stockholders. If they were to identify terms of the transactions, or aspects of the process through which we entered into them, that they deemed to be inappropriately unfavorable to BayFirst or the Bank, such regulators or stockholders might take enforcement or legal action against us. Similarly, insider transactions may present an opportunity for taking advantage of BayFirst or the Bank. If any such events were to occur, BayFirst and the Bank may incur expenses or become engaged in time consuming enforcement or legal processes that could negatively affect our performance.

We may not be able to collect on the guarantees of our SBA or other government guaranteed loans if borrowers default.

In order to collect on their guarantees, we must strictly comply with the standards set by the SBA or other government agencies. If our government guaranteed loans or our servicing and administration of them do not comply with such standards, we may not be able to collect on their guarantees in the event of default. In such case, our asset quality, earnings, and growth prospects will be adversely affected.

Our Internet-based systems and online commerce activities are subject to security threats that could adversely affect our business.

Third party, or internal, systems and networks may fail to operate properly or become disabled due to deliberate attacks or unintentional events. Our operations are vulnerable to disruptions from human error, natural disasters, power loss, computer viruses, spam attacks, denial of service attacks, unauthorized access, and other unforeseen events. Undiscovered data corruption could render our customer information inaccurate. These events may obstruct our ability to provide services, underwrite loans, and process transactions. Any such incident could put customer confidential information at risk, which may result in significant liability to us, subject us to additional regulatory scrutiny, damage our reputation, result in a loss of customers, cause us to incur significant expense to remediate any damage and inhibit current and potential customers from using our online banking services, any or all of which could have a material adverse effect on our results of operations and financial condition.

The valuation of our SBA and USDA related servicing rights is based on estimates and subject to fluctuation based on market conditions and other factors that are beyond our control.

The fair value of our SBA and USDA servicing rights is estimated by a third party based upon projections of expected future cash flows generated by the loans we service, historical prepayment rates, future prepayment estimates, portfolio characteristics, interest rates based on interest rate yield curves, volatility, market demand for servicing rights, and other factors. While this evaluation process uses historical and other objective information, the valuation of our servicing rights is ultimately an estimate based on our experience, judgment, and expectations regarding our servicing portfolio and the broader market. This is an inherently uncertain process and the value of our servicing rights may be adversely impacted by factors that are beyond our control, which may in turn cause us to record valuation allowances which could have a material adverse effect on our business, results of operations, and financial condition.

Changes in business and economic conditions, in particular those of the Florida markets in which we operate, could lead to lower asset quality and decreased earnings.

Unlike larger national or regional banks that are more geographically diversified, our business and earnings are closely tied to general business and economic conditions in our market area. The local economy is heavily influenced by tourism, real estate, and other service-based industries. Factors that could affect the local economy include declines in tourism, higher energy costs, reduced consumer or corporate spending, natural disasters or adverse weather and a significant decline in real estate values. A sustained economic downturn could adversely affect the quality of our assets, credit losses, and the demand for our products and services, which could lead to lower revenue and lower earnings.

Our credit quality may be less favorable than reported because of loan payment deferrals and certain loan payments made by the SBA.

The majority of our loan portfolio consists of SBA loans, most of which received from the SBA principal and interest payments under Section 1112 of the CARES Act during 2020 and have received from the SBA at least three months of payments in 2021. In addition, we have granted many borrowers payment deferrals and may continue to do so. Because of these actions, our asset quality trends may appear more favorable than they otherwise would without such payments or deferrals. If our borrowers are unable to make their loan payments after the expiration of the SBA’s payment support or our deferrals, we may experience loan defaults or other deterioration in our credit quality. This may result in higher provisions to our loan loss reserve or loan defaults. Such events could lead to lower earnings or losses.

Most expansion activities require approval of our regulators, which we may not be able to obtain, or that may impose conditions that we find to be unacceptable.

Branch openings, and other expansion activities, generally require the approval of our regulators. We may not be able to obtain such approvals if our regulators do not believe we are financially or managerially strong enough to integrate or manage such activities. In addition, our regulators consider our capital, liquidity, profitability, regulatory compliance, including with the Community Reinvestment Act and the Bank Secrecy Act, and levels of goodwill and intangibles when considering acquisition and expansion proposals. Our regulators may also impose conditions in approvals that we find to be unacceptable, prohibitive, or otherwise undesirable.

In any of those instances, we may be unable or unwilling to consummate a transaction or undertake an expansionary activity.

We are subject to numerous laws designed to protect consumers, including the Community Reinvestment Act and fair lending laws, and failure to comply with these laws could lead to material penalties and have negative effects on our business.

The Community Reinvestment Act, the Equal Credit Opportunity Act, the Fair Housing Act, and other fair lending laws and regulations impose obligations and nondiscriminatory lending requirements on financial institutions. The banking regulators and the U.S. Department of Justice are responsible for enforcing these laws and regulations. A successful regulatory challenge to an institution’s performance under the Community Reinvestment Act or fair lending laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on branch expansion, merger and acquisition activity, and restrictions on entering new business lines. Private parties may also have the ability to challenge our performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on our business, financial condition, results of operations, and future prospects.

We may be required to make increases in our ALLL and to charge off loans in the future, which could adversely affect our results of operations.

The determination of the appropriate level of the ALLL involves a high degree of subjectivity and judgment and requires us to make significant estimates of current credit risks, which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors within and outside of our control, may require an increase in the ALLL. In addition, our regulators periodically review our ALLL and may request an increase in the provision for loan losses or the recognition of loan charge-offs, based on judgments different than those of management. Furthermore, the Financial Accounting Standards Board has issued a current expected credit loss rule, which will change our accounting for losses by requiring us to record, at the time of origination, credit losses expected throughout the life of loans, held-to-maturity securities, and certain other assets and off-balance sheet credit exposures as opposed to the current practice of recording losses when it is probable that a loss event has occurred. We expect this new standard to be implemented on January 1, 2023, when we will recognize a one-time adjustment to the allowance. We have not yet determined the magnitude of such adjustment or the overall impact on financial results. Also, if charge-offs in future periods exceed the allowance, we will need additional provisions to increase the allowance, which would result in a decrease in net income and capital, and could have a material adverse effect on our financial condition and results of operations.

If real estate values in our markets decline, we could experience losses upon foreclosure of the loan or sale of the real estate.

A material portion of our loan portfolio consists of mortgages secured by real estate located in Pinellas, Hillsborough, Manatee, and Sarasota Counties, Florida. Real estate values in our market may decline due to changes in national, regional or local economic conditions; fluctuations in interest rates and the availability of loans to potential purchasers; changes in the tax laws and other governmental statutes, regulations and policies; and acts of nature. If real estate values decline in our market, the value of the real estate collateral securing our loans will likely be reduced. Any reduction in the value of the collateral securing our loans could reduce the amount of money we could realize on the sale of any collateral and thereby adversely affect our financial performance.

Hurricanes or other adverse weather events, as well as climate change, could negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business and results of operations.

Our market areas in Florida are susceptible to hurricanes, tropical storms, and related flooding and wind damage. Such weather events can disrupt operations, result in damage to properties and negatively affect the local economies in the markets where we operate. Such weather events could result in a decline in loan originations, a decline in the value, or destruction of properties securing our loans and an increase in delinquencies, foreclosures, or loan losses. Our business and results of operations may be adversely affected by these and other negative effects of future hurricanes, tropical storms, related flooding and wind damage and other similar weather events. Climate change may be increasing the severity and frequency of adverse weather conditions, making the impact from these types of natural disasters on us or customers worse.

Further, concerns over the long-term impacts of climate change have led and may continue to lead to governmental efforts around the world to mitigate those impacts. Investors, consumers, and businesses also may change their behavior on their own as a result of these concerns. The State of Florida could be disproportionately impacted by long-term climate changes. We and our customers may face cost increases, asset value reductions, and changes in demand for products and services resulting from new laws, regulations, and changing consumer and investor preferences regarding responses to climate change.

Our loan portfolio includes a material amount of commercial real estate and commercial and industrial loans.

The credit risk associated with commercial real estate loans and commercial and industrial (“C&I”) loans is a result of several factors, including the concentration of principal in a limited number of loans and to borrowers in similar lines of business, the size of loan balances, the effects of general economic conditions on the demand for C&I products and services and income-producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Repayment of commercial real estate and C&I loans in some cases is dependent upon the successful operation of the related business or the development or sale of the related real estate. If the actual or potential cash flow from a business or property is reduced, the borrower’s ability to repay the loan may be impaired. As a result, repayment of these loans may, to a greater extent than other types of loans, be subject to adverse conditions in the real estate market or economy. In addition, if the Bank forecloses on the collateral securing C&I loans, the potential market for selling such collateral may be limited to persons already engaged in a similar business. That may result in the Bank recovering an amount for such collateral less than the amount of the loan or taking an extended time to liquidate such collateral.

Our use of appraisals in deciding whether to make a loan secured by real property or how to value the loan in the future may not accurately describe the net value of the collateral that we can realize.

In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and, as real estate values may fluctuate over relatively short periods of time, especially in times of heightened economic uncertainty, this estimate might not accurately describe the net value of the real property collateral after the loan has been closed. If the appraisal does not reflect the amount that may be obtained upon any sale or foreclosure of the property, we may not realize an amount equal to the indebtedness secured by the property. In addition, we rely on appraisals and other valuation techniques to establish the value of our foreclosed upon real estate and to determine certain loan impairments. If any of these valuations are inaccurate, our consolidated financial statements may not reflect the correct value of our foreclosed upon real estate, and our ALLL may not accurately reflect loan impairments. Inaccurate valuations of properties could materially adversely affect our business, results of operations and financial condition.

We operate in a highly competitive industry and market area.

We face substantial competition in all areas of our operations from a variety of different competitors, many of which are larger and may have more financial resources than we do. Such competitors primarily include Internet banks and national, regional and community banks within the various markets we serve. We also face competition from many other types of financial institutions, including, without limitation, savings and loan institutions, credit unions, mortgage companies, other finance companies, brokerage firms, insurance companies, factoring companies and other financial intermediaries. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes, as well as continued consolidation. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Our success depends on our ability to compete successfully in our market area, and there is no guarantee that we will be able to do so.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. Actions by the Federal Home Loan Bank of Atlanta or the Board of Governors of the Federal Reserve System may reduce our borrowing capacity. Additionally, we may not be able to attract deposits at competitive rates. Our inability to raise funds through traditional deposits, brokered deposits, borrowings, the sale of securities or loans, and other sources could negatively affect our liquidity or result in increased funding costs. Liquidity may also be adversely impacted by bank supervisory and regulatory authorities mandating changes in the composition of our balance sheet to asset classes that are less liquid.

Changes in interest rates affect our profitability and assets.

Our profitability depends to a large extent on the Bank’s net interest income, which is the difference between income on interest-earning assets, such as loans and investment securities, and expenses on interest-bearing liabilities, such as deposits and borrowings. We are unable to predict changes in market interest rates, which are affected by many factors beyond our control including inflation, economic recession, unemployment, money supply, domestic and international events, and changes in the United States and other financial markets.

At June 30, 2021, our one-year interest rate sensitivity position was asset sensitive, such that a gradual increase in interest rates during the next twelve months would have a positive impact on our net interest income. Our results of operations are affected by changes in interest rates and our ability to manage this risk. The difference between interest rates charged on interest-earning assets and interest rates paid on interest-bearing liabilities may be affected by changes in market interest rates, changes in relationships between interest rate indices, and changes in the relationships between long-term and short-term market interest rates. Our net interest income may be reduced if: (i) more interest-earning assets than interest-bearing liabilities reprice or mature during a time when interest rates are declining; or (ii) more interest-bearing liabilities than interest-earning assets reprice or mature during a time when interest rates are rising. In addition, the mix of assets and liabilities could change as varying levels of market interest rates might present our customer base with more attractive options.

We face additional risks due to our increased mortgage banking activities that could negatively impact our net income and profitability.

We sell a substantial portion of the mortgage loans that we originate. The sale of these loans generates noninterest income and can be a source of liquidity for the Bank. Disruption in the secondary market for residential mortgage loans could result in our inability to sell mortgage loans, which could negatively impact our liquidity position and earnings. In addition, declines in real estate values or increases in interest rates could reduce the potential for robust mortgage originations, which also could negatively impact our earnings. As we do sell mortgage loans, we also face the risk that such loans may have been made in breach of our representations and warranties to the buyers, and we could be forced to repurchase such loans or pay other damages.

We may face risks with respect to future expansion.

We may consider and enter into new lines of business or offer new products or services. We may acquire all or parts of other institutions and we may engage in additional de novo branch expansion. Expansion involves a number of risks, including the costs associated with identifying and evaluating potential acquisitions and merger partners, inaccurate estimates and judgments regarding credit, operations, management and market risks of the target institution, our ability to finance expansion and possible dilution to our existing stockholders, the diversion of our management’s attention to the negotiation of a transaction, the integration of the operations and personnel of combining businesses, and the possibility of unknown or contingent liabilities.

We may need additional capital in the future, but such capital may not be available when needed or at all.

We may need to obtain additional debt or equity financing to fund future growth and meet our capital needs. We cannot guarantee that such financing will be available to us on acceptable terms or at all. If our financial performance is unsatisfactory or if negative economic events or disruptions in the capital markets occur, it may not be possible for us to find sources of sufficient capital for our business operations. If we are unable to obtain future financing, we may not have the resources available to fund our planned growth.

We are subject to government regulation and monetary policy that could constrain our growth and profitability.

We are subject to extensive federal government supervision and regulations that impose substantial limitations with respect to lending activities, purchases of investment securities, the payment of dividends, and many other aspects of our business. Many of these regulations are intended to protect depositors, the public, and the FDIC, but not our stockholders. The banking industry is heavily regulated. We are subject to examinations, supervision and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities. Banking regulations are primarily intended to protect the federal deposit insurance fund and depositors, not stockholders. The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies, and leasing companies. Federal economic and monetary policy may also affect our ability to attract deposits, make loans, and achieve our planned operating results.

Legislation and regulatory proposals enacted in response to market and economic conditions may materially adversely affect our business and results of operations.

Changes in the laws, regulations, and regulatory practices affecting the banking industry may increase our costs of doing business or otherwise adversely affect us and create competitive advantages for our competitors. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) in particular represented a significant overhaul of many aspects of the regulation of the financial services industry, some of which have yet to be implemented. In addition, because regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal or state regulation of financial institutions may change in the future and impact our operations. Recent and forthcoming changes to banking regulations may impact the profitability of our business activities, require changes to some of our business practices, or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. It may also require us to hold higher levels of regulatory capital and/or liquidity and it may cause us to adjust our business strategy and limit our future business opportunities. We cannot predict the effects of future legislation and new or revised regulations on us, our competitors, or on the financial markets and economy, although they may significantly increase costs and impede the efficiency of our internal business processes.

Technological changes, including online and mobile banking, have the potential of disrupting our business model, and we may have fewer resources than many competitors to invest in technological improvements.

The financial services industry continues to undergo rapid technological changes with frequent introductions of new technology-driven products and services, including mobile and online banking services. Changes in customer behaviors have increased the need to offer these options to our customers. In addition to serving clients better, the effective use of technology may increase efficiency and may enable financial institutions to reduce costs. Our future success will depend, in part, upon our ability to invest in and use technology to provide products and services that provide convenience to customers and to create additional efficiencies in our operations. We may need to make significant additional capital investments in technology in the future, and we may not be able to effectively implement new technology-driven products and services in a timely manner in response to changes in customer behaviors, thus adversely impacting our operations. Many of our competitors have substantially greater resources to invest in technological improvements and banking regulators may permit emerging technology companies to engage in activities previously reserved to traditional commercial banks. Such competition could adversely affect our performance and results of operations.

Changes in accounting standards may affect our performance.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time, there are changes in the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to predict and can materially impact how we record and report our financial condition and statements of operations. Future changes in financial accounting and reporting standards could require us to apply a new or revised standard retroactively, which could result in a material adverse effect on our financial condition or could even require us to restate prior period financial statements.

We face risks related to our operational, technological, and organizational infrastructure.

Our ability to grow and compete is dependent on our ability to build or acquire the necessary operational and technological infrastructure and to manage the cost of that infrastructure while we expand. Similar to other financial institutions, our operational risk can manifest itself in many ways, such as errors related to failed or inadequate processes, faulty or disabled computer systems, fraud by employees or outside persons, and exposure to external events. We are dependent on our operational infrastructure to help manage these risks. In addition, we are heavily dependent on the strength and capability of our technology systems, which we use both to interface with our customers and to manage our internal financial and other systems. Our ability to develop and deliver new products that meet the needs of our existing customers and attract new ones depends on the functionality of our technology systems.

Risks Related to Our Securities

A vibrant public trading market for our common stock has not and may not develop, which may hinder your ability to sell the common stock and may lower the market price of the stock.

Our common stock is quoted and traded on the OTCQX under the symbol “FHBI.” However, such quotation has resulted in minimal trading, which may make it difficult for you to sell your shares and is likely to depress the prices at which you would be able to sell your shares. You may, therefore, be required to bear the risks of this investment for an indefinite period of time. We have applied to have our stock listed on Nasdaq. However, we do not expect a substantially liquid market for our common stock to develop for an uncertain period of time, if at all. Accordingly, potential investors should consider the potential illiquid and long-term nature of an investment in our common stock.

Our application to list our common stock on Nasdaq may not be approved and our stock may continue to be traded only on the OTCQX.

Our application to list our common stock on Nasdaq will only be approved once we have maintained on the OTCQX an average daily trading volume of 2,000 shares for a 30 trading day period, with trading on at least 16 of those days. We may fail to attain that level of trading volume, fail to meet another listing requirement, or our application may not be approved for another reason. In any such event, our common stock will continue to be traded only on the OTCQX. The OTCQX has less liquidity and is not as efficient as Nasdaq. Therefore, if we fail to list our common stock on Nasdaq, it may be difficult to sell your shares or obtain the best price for them.

Investors may face dilution resulting from the issuance of common stock in the future.

We may issue common stock without stockholder approval, up to the number of authorized shares set forth in our Articles of Incorporation. Our Board may determine, from time to time, a need to obtain additional capital through the issuance of additional shares of common stock or other securities. There can be no assurance that such shares will be issued at prices or on terms better than or equal to the price or terms in this offering. The issuance of any additional shares of common stock by us in the future may result in a reduction of the book value or market price, if any, of the then-outstanding common stock. Issuance of additional shares of common stock will reduce the proportionate ownership and voting power of our existing stockholders.

The price of our common stock could be volatile.

The market price of our common stock may be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include, among other things: variations in our quarterly results of operations; recommendations by securities analysts; performance of other companies that investors deem comparable to us; economic factors unrelated to our performance; general market conditions; and changes in government regulations. In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition, or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

An investment in our common stock is not an insured deposit.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC. Investment in our common stock is inherently risky for the reasons described herein, and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you could lose some or all of your investment.

Owning our stock will not give you the right to participate in any future offerings of our capital stock and your ownership could be diluted.

As a stockholder, you are not automatically entitled to purchase additional shares of common stock in future issuances of our common stock; therefore, you may not be able to maintain your current percentage of ownership in BayFirst. If we decide to issue additional shares of common stock or conduct an additional offering of stock, your ownership in BayFirst could be diluted and your potential share of future profits may be reduced.

Management has broad discretion concerning the use of our capital.

We use our capital to maintain liquidity and to continue to support the growth of the Bank. This growth may include the opening of branch offices, increasing the size and volume of loans, or other such activities that may require additional capital. The additional capital may also be used to service our outstanding debt. Our management may determine that it is in the best interest of the Company or the Bank to apply our capital in a manner that is inconsistent with a stockholder’s wishes. Failure to use such funds effectively might harm your investment.

If equity research analysts do not publish research or reports about our business, or if they do publish such reports but issue unfavorable commentary or downgrade our common stock, the price and trading volume of our common stock could decline.

The trading market for our common stock could be affected by whether and to what extent equity research analysts publish research or reports about us and our business. We cannot predict at this time whether any research analysts will cover us and our common stock or whether they will publish research and reports on us. The price of our stock could decline if one or more securities analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us.

If any of the analysts who elect to cover us downgrade their recommendation with respect to our common stock, our stock price could decline rapidly. If any of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

Our Board of Directors owns a significant percentage of our shares and will be able to make decisions to which you may be opposed.

As of September 28, 2021, BayFirst’s directors and executive officers as a group owned approximately 17.66% of our outstanding common stock. In addition, the directors and executive officers have stock options and warrants to acquire shares of common stock, which, if fully exercised, would have resulted in them owning approximately 20.69% of our outstanding common stock. Our directors and executive officers are expected to exert a significant influence on the election of Board members and on the direction of the Company. This influence could negatively affect the price of our shares or be inconsistent with other stockholders’ desires.

We have outstanding preferred stock and our Board may authorize the issuance of additional series of preferred stock.

We have 1,000,000 shares of authorized preferred stock, no par value. Of those, 10,000 shares have been designated as Series A Preferred Stock, of which 6,395 shares were outstanding as of June 30, 2021, with a $1,000 liquidation preference and a 9% (subject to increase to 11% if we have not redeemed the shares by the tenth anniversary of their issuance) per annum quarterly dividend. We also have 20,000 authorized shares of Series B Convertible Preferred Stock, of which 4,580 shares were outstanding as of June 30, 2021, with a $1,000 liquidation preference and an 8% per annum dividend (subject to increase to 9% if we have not redeemed the shares by the tenth anniversary of their issuance), which is otherwise on a parity with our Series A Preferred Stock as to priority of dividends and liquidation preference. Additionally, our Articles of Incorporation provide that our Board of Directors may authorize additional series of preferred stock without stockholder approval. Accordingly, the issuance of new shares of preferred stock may adversely affect the rights of the holders of shares of our common stock.

BayFirst has outstanding debt and either BayFirst or the Bank may incur additional debt.

BayFirst has outstanding debt and either BayFirst or the Bank may incur additional debt. At June 30, 2021, BayFirst had a $3.53 million term loan and $5.98 million in subordinated debt. BayFirst’s obligation to make payments on its debt will reduce the amount of cash available to BayFirst to pay dividends on its common stock. Either or both of BayFirst or the Bank may issue additional debt. Payments due on such debt will further reduce the amount of money available to BayFirst to pay dividends on its common stock.

We are restricted by law and government policy in our ability to pay dividends to our stockholders.

Holders of shares of our capital stock are only entitled to receive such dividends as our Board may declare out of funds legally available for such payments. Although we have recently declared cash dividends on our common stock, we are not required to do so and may reduce or eliminate our common stock dividend in the future. This could adversely affect the market price of our common stock. Furthermore, the terms of our subordinated debt and the preferred stock will prohibit us from declaring or paying any dividends on any junior series of our capital stock, including our common stock, or from repurchasing, redeeming or acquiring such junior stock, unless we have declared and paid full dividends on our outstanding preferred stock for the most recently completed dividend period. The holders of our outstanding Series A Preferred Stock are entitled to receive quarterly cash dividends at 9% per annum (subject to increase to 11% if we have not redeemed the shares by the tenth anniversary of their issuance) and the holders of our Series B Convertible Preferred Stock are entitled to receive quarterly cash dividends at 8% per annum (subject to increase to 9% if we have not redeemed the shares by the tenth anniversary of their issuance). Additionally, our Articles of Incorporation provide that our Board of Directors may authorize and issue additional series of preferred stock without stockholder approval. Any preferred shares issued in the future may further restrict our ability to declare or pay dividends on any junior stock, including the common stock.

We are also subject to state and federal statutory and regulatory limitations on our ability to pay dividends on our capital stock. For example, it is the policy of the Federal Reserve that bank holding companies should generally pay dividends on common stock only out of earnings, and only if prospective earnings retention is consistent with the organization’s expected future needs, asset quality and financial condition. Moreover, the Federal Reserve will closely scrutinize any dividend payout ratio exceeding 30% of after-tax net income. You should not purchase common stock in the offering if you will need or expect an investment that pays dividends.

We are an emerging growth company, and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies. These include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions until we are no longer an emerging growth company, which could be as long as five full fiscal years following the listing of our common stock on Nasdaq. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have not opted out of such extended transition period. This means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies do so. This may make our financial statements not comparable with those of public companies which are neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period because of the potential differences in accounting standards used.

We are a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

We are a smaller reporting company, as defined under the Exchange Act, and may continue to be so after we no longer qualify as an emerging growth company. As a smaller reporting company, we will: (i) not be required and may not include a Compensation Discussion and Analysis section in our proxy statements, (ii) provide only two years of financial statements; and (iii) not need to provide a table of selected financial data. We also will have other scaled disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors. We cannot predict if investors will find our common stock less attractive as a result of our reliance on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Certain provisions of Florida and federal law may discourage or prevent a takeover of BayFirst and result in a lower market price for our common stock.

Florida and federal law contain anti-takeover provisions that apply to us. These provisions could discourage potential buyers from seeking to acquire us in the future, even if the proposed transaction would allow stockholders to realize a premium for their shares and even if a majority of our stockholders wish to participate in such a transaction. As a result, these provisions could also adversely affect the market price of our common stock.

Our fractional shares may be difficult to sell and you may be required to indefinitely hold a fractional share.

We have issued, and may continue to issue, fractional shares of our common stock. Although the owner of a fractional share will have all the rights of a shareholder, it may be difficult to sell a fractional share of BayFirst common stock. Established trading markets and exchanges, such as the OTCQX and Nasdaq, do not permit the trading of fractional shares. Certain brokers do facilitate the trading of fractional shares, but we can offer no assurances as to whether any specific broker does or will. If you want to sell a fractional share and cannot identify a broker to facilitate such a trade, you will have to hold that fractional share until you identify a private buyer for it or aggregate enough fractional shares to constitute a full share. If you cannot locate a private buyer for a fractional share or aggregate enough fractional shares to form a full share, you will have to hold a fractional share indefinitely. Therefore, an investment in a fractional share of our common stock will be illiquid if you are unable to aggregate enough fractional shares to constitute a full share or identify a buyer for a fractional share.

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PLAN OF DISTRIBUTION

Common Stock and Warrants

The Registered Stockholders may sell their shares of common stock covered hereby pursuant to brokerage transactions on the OTCQX, Nasdaq, or other public exchanges or registered alternative trading venues, at prevailing market prices. Sales of warrants will be made in privately negotiated transactions. We expect the price of any such sales will be derived from the market price of shares of our common stock. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of common stock or warrants by the Registered Stockholders. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their shares of common stock or warrants or the prices at which any such sales may occur, and there can be no assurance that any Registered Stockholders will sell any or all of the shares of common stock or warrants covered by this prospectus.

We will not receive any proceeds from the sale of shares of common stock or warrants by the Registered Stockholders.

In addition to sales made pursuant to this prospectus, the shares of common stock and warrants covered by this prospectus may be sold by the Registered Stockholders in private transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Under the securities laws of some states, shares of common stock or warrants may be sold in such states only through registered or licensed brokers or dealers.

If any of the Registered Stockholders utilize a broker-dealer in the sale of the shares of common stock or warrants being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions, or commissions from such Registered Stockholder or commissions from purchasers of the shares of common stock or warrants for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular broker-dealers may be in excess of those customary in the types of transactions involved).

Shares Issuable upon Exercise of Warrants

Each warrant entitles its holder to purchase one and one-half shares of common stock. A warrant may be exercised by providing us with a notice of exercise, surrendering the warrant, and tendering payment of the $18.00 per common share exercise price.

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USE OF PROCEEDS

Registered Stockholders may, or may not, elect to sell shares of our common stock or warrants covered by this prospectus. To the extent any Registered Stockholder chooses to sell shares of our common stock or warrants covered by this prospectus, we will not receive any proceeds from any such sales of our common stock.

The warrants have an exercise price of $18.00 per share of common stock. If the holders of warrants exercise their warrants, we will receive that amount per share issued. We expect to use such proceeds to pay BayFirst’s operating expenses.

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MARKET PRICE OF COMMON STOCK

As of June 30, 2021, we had approximately 706 record holders of our common stock.

Currently, and until our common stock is listed on Nasdaq, our common stock is quoted and traded on the OTCQX under the symbol “FHBI.” However, such quotation has resulted in a minimal level of trading.

We have applied to list our common stock on Nasdaq under the symbol “BAFN.” We expect for it to be approved, and our Nasdaq listing to begin, once we have maintained on the OTCQX an average daily trading volume of 2,000 shares for a 30 trading day period, with trading on at least 16 of these days. At that time, the quoting of our stock on the OTCQX will be discontinued.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2020, with respect to shares of common stock that may be issued under our equity compensation plans.

	Number of securities to be issued upon exercise of outstanding warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	332,708	$16.01	190,045
Equity compensation plans not approved by security holders	—	—	—

Total	332,708	$16.01	190,045

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DIVIDENDS

Since 2016, we have paid quarterly cash dividends on our common stock. The following table reflects dividends paid in 2019, 2020, and 2021 (as adjusted for the three-for-two stock split effective May 10, 2021).

Date Dividend Paid	Dividend Amount per Share
March 15, 2019	6 2/3 cents
June 15, 2019	6 2/3 cents
September 15, 2019	6 2/3 cents
December 15, 2019	6 2/3 cents
March 15, 2020	6 2/3 cents
June 15, 2020	6 2/3 cents
September 30, 2020	6 2/3 cents
December 31, 2020	6 2/3 cents
March 15, 2021	6 2/3 cents
June 15, 2021	7 cents
September 15, 2021	7 cents

Prior to paying any dividends on our common stock, we must be current in the payment of dividends due on our Series A and Series B Convertible Preferred Stock.

Holders of our outstanding Series A Preferred Stock are entitled to receive quarterly cash dividends at 9% per annum (unless we have not redeemed the shares by the tenth anniversary of their issuance, in which event the rate is subject to be increased to 11%). Holders of our outstanding Series B Convertible Preferred Stock are entitled to receive quarterly cash dividends at 8% per annum (subject to increase to 9% if we have not redeemed the shares by the tenth anniversary of their issuance).

Additionally, our Articles of Incorporation provide that our Board of Directors may authorize and issue additional series of preferred stock without stockholder approval. Any preferred shares issued in the future may further restrict our ability to declare or pay dividends on any junior stock, including the common stock.

Future dividends may be declared subject to the discretion of the Board. Our Board may consider, among other factors, debt service requirements of our debt both at the Bank and parent company levels, the dividend requirements of our outstanding preferred stock, our projected earnings, financial condition, and regulatory capital requirements, including applicable statutory and regulatory restrictions on the payment of dividends, in determining whether or not to declare a dividend.

BayFirst’s ability to pay dividends may also be dependent upon the Bank’s ability to pay dividends to BayFirst. The Bank is restricted in its ability to pay dividends under Florida law and by the regulations promulgated by the Florida Office of Financial Regulation (“OFR”). In particular, under Section 658.37, Florida Statutes, a Florida state-chartered bank may not pay dividends from its capital, but may only pay dividends from its earnings. The Bank paid its first dividend of $250,000 to BayFirst in the first quarter of 2021 and paid additional dividends in the same amount in each of the second and third quarters of 2021.

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BUSINESS

BayFirst Financial Corp.

BayFirst commenced its bank holding company operations on September 1, 2000, by acquiring all of the shares of the Bank. BayFirst’s primary source of income is from its wholly-owned subsidiary, the Bank. BayFirst’s corporate offices are located at the First Home Executive Center, 700 Central Avenue, St. Petersburg, Florida 33701.

First Home Bank

The Bank commenced operations on February 12, 1999, as a Florida state-chartered commercial bank. The Bank currently operates out of its main office, six branch offices, and 22 residential mortgage loan production offices. The Bank’s main office is located at the First Home Executive Center. We do not engage in any foreign business activities. We have divided our banking operations into three Divisions: the Community Banking Division, the SBA Lending Division, or CreditBench, and the Residential Mortgage Division.

Community Banking Division

We have structured our community banking services and charges for such services in a manner designed to attract consumers, small and medium sized businesses, and professionals located in Pinellas, Hillsborough, Sarasota, Manatee, and Pasco Counties. We focus on customers that are seeking the flexibility and personalized relationships that a community bank can provide. The Bank offers specialized services such as:

• specialized business and personal checking accounts	• ACH originations • cash management

• remote capture and deposit	• internet banking and on-line bill payment

• wire transfers	• safety deposit boxes

• courier services	• retail investment services

The Bank also offers traditional commercial banking services such as the acceptance of time, demand and savings deposits, including NOW accounts and money market accounts, savings accounts, and fixed-rate certificates of deposits.

A wide range of loans are also offered, including commercial, consumer installment, and real estate loans. Our commercial lending efforts are directed principally toward businesses and professionals who otherwise do business with us, and include commercial real estate mortgages, construction and development loans, working capital loans, and business expansion loans. We offer personal lines of credit, auto, boat, and recreational vehicle loans, residential mortgages, and home equity lines of credit. We have been particularly successful in penetrating the small business community. We participate in interbank credit arrangements to permit us to take part in corporate or other business entity loans for amounts which are in excess of our lending limits.

The Community Banking Division has six banking offices in the Tampa Bay area: four in Pinellas County, one in Hillsborough County, and one in Sarasota County. Additionally, we have purchased properties in Sarasota, Belleair Bluffs, Bradenton, and North Tampa where we intend to open additional full-service banking centers.

The Bank’s staff maintains personalized customer contacts and relationships, which enable us to provide excellent customer service. While we only offer banking services that we believe to be profitable, we offer competitive rates for such services, thereby, we believe, motivating the businesses in our service area to avail themselves of our credit and non-credit services. On limited occasions, we may offer services that may not be as profitable, but only if the account relationship provides earnings or other benefits sufficient to offset the cost of the services provided.

CreditBench

In early 2020, the Bank’s SBA Lending Division rebranded as CreditBench. CreditBench originates SBA loans through two distinct channels. One is its team of SBA lenders, known as the Core SBA Team. The other is through financial technology platforms, collectively known as FlashCap. CreditBench’s Core SBA Team makes government guaranteed loans throughout the U.S., with a particular emphasis on business acquisition financing. FlashCap employs an internal sales team and also uses national referral partners and financial technology companies to originate SBA loans. CreditBench also originates a significant volume of loans in the SBA 7(a) Small Loan Program. CreditBench’s loans are typically originated through an on-line application process and made throughout the U.S., with a heightened focus on originating loans in First Home’s primary and secondary market areas. Underwriting, quality control, and technology are centralized and scalable for potential increases in loan volume.

This Division’s lending efforts are targeted to a broad range of industries and geographies, with a focus on building relationships with borrowers. This diversification is intended to mitigate the Bank’s credit risk. Borrowers are also targeted for establishing deposit relationships.

Government guaranteed loans are designed to assist small businesses in obtaining financing. Such loans primarily finance working capital for the borrowers. CreditBench also offers USDA Business and Industry (“B&I”) loans to businesses that are located in qualifying areas. The federal government guarantees 75% to 90% of SBA loan balances and up to 80% of USDA B&I loan balances as an incentive for financial institutions to make loans to small businesses. Eligible uses of SBA and USDA B&I loans are for working capital, equipment financing, debt refinancing, purchase of inventory, new construction, building acquisitions, business acquisitions, and startup expenses. The program maximum limit for SBA loans is $5.0 million, and the program limit for USDA loans is $25.0 million. Both can be priced competitively relative to conventional financing.

In 2020, the SBA initiated the PPP. The Bank made the strategic decision to become an active PPP lender, using local marketing efforts and a nationwide, on-line application platform. The Bank used the Federal Reserve’s PPPLF to fund a significant portion of these loans.

The Bank manages its government guaranteed lending program through a staff experienced in business development, loan documentation and monitoring, and accounting. Emphasis is placed on proper loan documentation to ensure full guarantee repurchase in the event of defaults.

CreditBench’s revenues are primarily derived from three sources: interest income, loan servicing, and premiums from the sale of loans. The Bank may elect to hold the government guaranteed portion of a loan on its balance sheet to increase interest income. Alternatively, the Bank may sell that portion to realize a premium on the sale.

When the Bank sells the guaranteed portion of a government guaranteed loan, the premium is typically in excess of 10% of the principal. In addition, the Bank may also sell the unguaranteed portion of certain government guaranteed loans, depending on a loan’s terms, the offer price, the Bank’s liquidity and capital positions, and the perceived credit risk. Beginning in the third quarter of 2018, the Bank has initiated a gradual transition to retaining a larger portion of its government guaranteed loans in an effort to grow its assets and increase long term and more predictable earnings. By retaining a greater amount of such loans, the Bank is expected to become less dependent on gains on sales and more reliant upon interest income. This should permit the Bank to become better able to withstand the effects of a government shutdown and less subject to secondary market fluctuations. These factors result in the Bank having a more predictable income stream from its government guaranteed lending activities. The Bank’s participation in the PPP resulted in significant processing revenue, allowing the Bank to retain the majority of the guaranteed loan production in 2020, advancing our strategy of relying less on gain-on-sale income and becoming more reliant on interest income.

Residential Mortgage Division

Our Residential Mortgage Division operates from our six banking centers in the Tampa Bay area and our 22 loan production offices in 12 states. It offers fixed and variable rate home mortgages for the purchase and refinance of residential properties. Since the inception of the Residential Mortgage Division in January 2017, the Bank has made significant investments in infrastructure and technology resulting in the efficient and profitable platform currently in place. We expect to continue to expand the geographic scope of the Bank’s residential loan origination efforts when we identify attractive opportunities.

We originate loans primarily for sale into the secondary market. From time to time, we also originate residential mortgage loans for the Bank’s loan portfolio. These are generally high quality, adjustable rate, non-conforming mortgages located in our primary service area where there is a greater opportunity to cross-sell other Bank products and services. The ability to fund such non-conforming loans provides the Bank a competitive advantage compared to non-bank mortgage lenders.

Our residential mortgages are originated, processed, underwritten, and closed to secondary market standards or Bank policy by the staff of the Residential Mortgage Division. The Bank does not currently fund loans originated by outside brokers, but may do so in the future. In connection with the origination of mortgage loans intended for sale, the Bank enters into loan commitments for fixed rate mortgage loans, generally lasting 30 to 45 days and at market rates when initiated. A commitment to fund a mortgage loan (i.e., an interest rate lock) to be sold into the secondary market or for the future delivery of a mortgage loan is accounted for as a free-standing derivative. The fair value of an interest rate lock is recorded at the time the commitment to fund the mortgage loan is executed and is adjusted for the expected exercise of the commitment before the loan is funded. To deliver loans to the secondary market and to moderate the Bank’s interest rate risk prior to sale, the Bank typically enters into non-exchange traded mandatory delivery forward sales contracts and best efforts forward sales contracts, which are also considered derivative instruments. These contracts are entered into for amounts and terms offsetting the interest rate risk of loan commitment derivatives and loans held for sale, and both are carried at their fair value with changes included in earnings. The Bank considers the best efforts forward sales contracts that meet the net settlement requirement to be derivatives, as there are penalties to the Bank if it does not deliver the loan to the investor once the loan closes with the borrower.

The Bank engages a sub-servicer for residential mortgage loans that is currently servicing certain portfolio residential mortgage loans. The sub-servicer relationship also allows the Bank to retain servicing for loans to be sold in bulk, if we chose to do so. In April 2021, the Bank began selling loans with servicing retained in the Tampa Bay area in order to better take advantage of cross-selling opportunities with those loan customers.

Competition

All phases of our operations are highly competitive. Many of our commercial bank and thrift competitors have assets, capital, lending limits, and name recognition that are materially larger than ours. We compete with other financial service providers for loans and deposits. These competitors include:

•	large national and super-regional financial institutions that have well-established branches and significant market share in the communities we serve;

•	non-bank SBA lenders;

•	finance companies, investment banking and brokerage firms, and insurance companies that offer bank-like products;

•	credit unions, which can offer highly competitive rates on loans and deposits because they receive tax advantages not available to commercial banks;

•	other community banks that compete with us for clients desiring a high level of service;

•	technology-based financial institutions, including large national and super-regional banks offering on-line deposit, bill payment and mortgage loan application services; and

•	both local and out-of-state trust companies and trust service offices.

Some of the non-traditional financial institution competitors are not subject to the same degree of regulatory oversight to which the Bank is subject.

Among the advantages that our larger competitors have over the Bank are their ability to finance wide-ranging advertising campaigns and to allocate their investment assets to products with the highest yields and demands. A number of our competitors offer certain services, such as trust departments, that we do not offer. By virtue of their greater total capital, these financial service providers have substantially higher loan-to-one borrower limits than us (loans-to-one borrower limits apply to an individual customer’s total extension of credit as a percentage of a bank’s total capital accounts). These competitors may intensify their advertising and marketing activities to counter any efforts by us to attract new business.

To compete with the financial institutions in our primary service area, we capitalize upon the flexibility that our independent status allows, including making decisions locally. This includes solicitation of business, professional, and personal accounts through the personal efforts of our directors and officers. We believe that a locally-based bank is often perceived by the local business community as possessing a clearer understanding of local commerce and the needs of the community. Consequently, our customers expect that we will be able to make prudent lending decisions quicker and more equitably than larger competitors. We focus on the smaller commercial customer because this segment offers the greatest concentration of potential business and historically has tended to demonstrate a higher degree of loyalty in their banking relationships. We are able to respond quickly to changes in the interest rates paid on time and savings deposits and charged on loans, and to charges imposed on depository accounts, so as to remain competitive in the marketplace. If there are customers whose loan demands exceed our loan limits, we have the ability to arrange for such loans on a participation basis with other financial institutions.

Various legislative actions in recent years have led to increased competition among financial institutions. With the enactment of various laws and regulations affecting interstate banking expansion, it is easier for financial institutions located outside of Florida to enter the Florida market, including our target markets. In addition, recent legislative and regulatory changes and technological advances have enabled customers to conduct banking activities without regard to geographic barriers, through internet and telephone-based banking and similar services. There can be no assurance that the United States Congress, the Florida Legislature, or the applicable bank regulatory agencies will not enact legislation or promulgate laws and regulations that may further increase competitive pressures on the Bank.

Loan Underwriting and Approval

Historically, we believe we have made sound, high quality loans while recognizing that lending involves a degree of risk. Our centralized credit approval process and loan policies are designed to assist us in managing this risk. Our policies provide a general framework for loan origination, monitoring, and funding. The Bank’s loan approval process is characterized by centralized authority supported by a risk control environment that provides for prompt and thorough underwriting of loans. Our loan approval process begins with obtaining detailed financial and other information from our borrowers. We also rely on our loan and executive officers’ in-depth knowledge of our markets and borrowers.

For all loan requests, excluding residential loans originated for sale into the secondary market, the Bank’s Board of Directors has established a Dual Signature Credit Authority Matrix, as well as two committees: (i) the Officer Loan Committee (the “OLC”); and (ii) the Directors’ Credit and Loan Committee (the “DCLC”), which have individual and aggregated credit limits. The Board of Directors has delegated to the OLC lending authority up to $2.00 million per lending relationship. The Board has also delegated to the DCLC lending authority up to $20.00 million per lending relationship.

As part of the underwriting and approval process, the Bank’s Credit Underwriting Department prepares a credit memo and submits it for review and approval to officers on the Dual Signature Credit Authority Matrix, the OLC, or the DCLC, depending on the size of the loan request.

Regardless of the loan type or amount, no single individual has sole loan approval authority. The objective of our loan approval processes is to provide a disciplined, consistent, predictable, and collaborative approach to larger credits, while maintaining responsiveness to client needs. Commercial loan decisions are documented as to the borrower’s business, loan purpose, our evaluation of the repayment source and associated risks, our evaluation of collateral, loan covenants, loan monitoring requirements, and the risk rating rationale. Our strategy for approving or disapproving loans is to follow conservative loan policies and consistent underwriting practices which include:

•	Granting credit on a sound basis with full knowledge of the purpose and source of repayment for such credit;

•	Ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan;

•	Requiring documentation, including appraisals or valuations, sufficient to enable informed underwriting;

•	Developing and adhering to desired levels of diversification for our loan portfolio as a whole and for loans within each category; and

•	Ensuring that each loan is properly documented and that any insurance coverage requirements are satisfied.

Our loan policies generally include other underwriting guidelines for loans collateralized by real estate. These underwriting standards are designed to determine the maximum loan amount that a borrower has the capacity to repay based, in part, upon the borrower’s cash flow and income. The loan policies include maximum amortization schedules and loan terms for each category of loans. In addition, our loan policies provide guidelines for personal guarantees, appraisals and valuations, loan-to-value ratios, environmental review, loans to employees, executive officers, and directors, problem loan identification, maintenance of an adequate ALLL, and other matters relating to lending practices.

As discussed above, the Bank’s lending products and services are delivered through three divisions: (i) the Community Banking Division; (ii) CreditBench; and (iii) the Residential Mortgage Division:

The Community Banking Division originates both retail and commercial loans. Retail loans include loans to individuals for automobiles, boats, and other major consumer personal, family, or household purposes. They are underwritten on the credit quality of the individual borrower and may be secured or unsecured. Commercial lending products include a wide variety of credit facilities, such as owner occupied and non-owner occupied commercial real estate, multifamily real estate, construction, land acquisition, and commercial and industrial loans. In general, the Bank’s commercial lending strategy focuses on the financial strength and successful track record of commercial loan applicants more than the project or type of property that would serve as collateral for a loan. These loans are underwritten by an independent in-house Credit Underwriting Department in accordance with our credit policy.

CreditBench primarily originates loans through the SBA 7(a) program, and, to a lesser extent, through the USDA’s B&I program. Occasionally, CreditBench originates loans through the SBA’s 504 loan program, the International Trade Loan (“ITL”) loan program, and the SBA Express Loan program. CreditBench originates two distinct types of loans: complex loans and non-complex loans. The non-complex loans are originated pursuant to the SBA 7(a) Small Loan Program up to $350,000 and are underwritten through a streamlined underwriting and packaging process. Although the SBA 7(a) Small Loan Program permits broader underwriting and loan purpose parameters, non-complex CreditBench loans are limited to those underwritten via historical cash flow and exclude start-up and business acquisition financing.

Complex CreditBench loans require projection-based underwriting or have other complex characteristics, such as business acquisition financing, are underwritten subject to SBA or USDA B&I guidelines and contain a thorough underwriting analysis based on the credit quality of any guarantor as well as the historical and projected debt service coverage.

The Residential Mortgage Division underwrites its loans to meet secondary market standards so that it can sell such loans into the secondary market. In some cases, such loans are held for the Bank’s portfolio. Portfolio loans are primarily underwritten on the borrowers’ financial strength and cash flow, with conservative loan-to-value requirements.

Employees

As of June 30, 2021, BayFirst and the Bank had 647 full-time employees and 24 part-time employees. We believe that relations with our employees are good. We do not have a collective bargaining agreement with our employees.

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DESCRIPTION OF PROPERTIES

The following tables contain information concerning the existing full-service banking center locations and the currently anticipated full-service banking center locations. We also operate 22 residential mortgage loan production offices in 12 states.

Location	Use	Own or Lease	Year First Operated
700 Central Avenue St. Petersburg, FL 33701	Corporate Headquarters and Banking Center	Lease	2017

9190 Seminole Boulevard Seminole, FL 33772	Banking Center	Own	1999

5250 Park Boulevard Pinellas Park, FL 33781	Banking Center	Own	2006

2520 Countryside Boulevard Clearwater, FL 33763	Banking Center	Own	2018

2033 Main Street, Suite 101 Sarasota, FL 34237	Banking Center	Lease	2018

3015 West Columbus Drive Tampa, FL 33607	Banking Center	Own	2020

In addition, we have acquired the following properties to be used as full-service banking centers.

Location	Ownership Status	Year Acquired
2075 S. Tamiami Trail Sarasota, FL 34239	Own	2019

401 N. Indian Rocks Road Belleair Bluffs, FL 33770	Own	2020

2102 59th Street West Bradenton, FL 34209	Own	2021

16002 N. Dale Mabry Highway Tampa, FL 33618	Own	2021

5600 Bee Ridge Road Sarasota, FL 34233	Own	2021

8704 SR 70 East Bradenton, FL 34202	Own	2021

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LEGAL PROCEEDINGS

We are not currently involved in any litigation that we believe may result in a material loss. From time-to-time, we are involved in litigation arising in the ordinary course of our business.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The following discussion and analysis presents our financial condition and results of operations on a consolidated basis. However, because we conduct all of our material business operations through the Bank, the discussion and analysis relates to activities primarily conducted at the subsidiary level. The following discussion should be read in conjunction with our consolidated financial statements.

As a one-bank holding company, we generate most of our revenue from interest on loans and gain-on-sale income derived from the sale of loans into the secondary market. Our primary source of funding for our loans is deposits. Our largest expenses are interest on those deposits and salaries plus related employee benefits. We measure our performance through our net interest margin, return on average assets, and return on average common equity, while maintaining appropriate regulatory leverage and risk-based capital ratios.

Application of Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in accordance with GAAP requires the Company to make estimates and judgments that affect reported amounts of assets, liabilities, income and expenses and related disclosure of contingent assets and liabilities. The Company bases those estimates on historical experience and on various other assumptions that are believed to be reasonable under current circumstances, results of which form the basis for making judgments about the carrying value of certain assets and liabilities that are not readily available from other sources. Estimates are evaluated on an ongoing basis. Actual results may differ from these estimates.

Accounting policies, as described in detail in the notes to the Company’s consolidated financial statements, are an integral part of the Company’s consolidated financial statements. A thorough understanding of these accounting policies is essential when reviewing the Company’s reported results of operations and financial position. Management believes that the critical accounting policies and estimates listed below require the Company to make difficult, subjective or complex judgments about matters that are inherently uncertain.

•	Determination of the allowance for loan losses;

•	Valuation of SBA loan servicing rights; and

•	Fair value of residential loans held for sale and residential mortgage derivatives.

Changes in these estimates that are likely to occur from period to period, or the use of different estimates that the Company could have reasonably used in the current period, would have a material impact on the Company’s financial position or results of operation.

Further, the Company is an emerging growth company. The JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have not opted out of such extended transition period. This means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies do so. This may make the Company’s financial statements not comparable with those of public companies which are neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period because of the potential differences in accounting standards used.

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Average Balance Sheet and Analysis of Net Interest Income

The following tables set forth, for the periods indicated, information regarding: (i) the total dollar amount of interest and dividend income of BayFirst from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest-rate spread; (v) net interest margin; and (vi) ratio of average interest-earning assets to average interest-bearing liabilities (dollars in thousands). Loans in nonaccrual status, for the purposes of the following computations, are included in the average loan balances. FRB, FHLB, and FNBB restricted equity holdings are included in other interest-earning assets. The Company does not have tax-exempt assets.

	Six Months Ended June 30,
	2021			2020
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Interest-earning assets:
Securities available for sale	$6,992	48	1.39%	$—	—	0.00%
Loans, excluding PPP	597,176	13,352	4.51%	414,212	11,651	5.67%
PPP loans	774,619	16,305	4.24%	246,591	5,046	4.13%
Other	164,880	184	0.22%	216,627	499	0.46%

Total interest-earning assets	1,543,667	29,889	3.90%	877,430	17,196	3.95%

Non interest-earning assets	44,798			29,902

Total assets	$1,588,465			$907,332

Interest-bearing liabilities:
NOW, MMDA and savings	$468,079	$2,013	0.87%	$335,668	$2,360	1.42%
Time deposits	97,515	501	1.04%	209,518	2,211	2.13%
PPPLF advances	817,053	1,421	0.35%	216,500	391	0.35%
Other borrowings	41,473	420	2.04%	21,038	438	4.19%

Total interest-bearing liabilities	1,424,120	4,355	0.61%	782,724	5,400	1.39%

Demand deposits	76,642			68,863
Non interest-bearing liabilities	10,837			4,952
Shareholders’ equity	76,866			50,793

Total liabilities and shareholders’ equity	$1,588,465			$907,332

Net interest income		$25,534			$11,796

Interest-rate spread			3.29%			2.56%
Net interest margin			3.34%			2.71%
Ratio of average interest-earning assets to average interest-bearing liabilities	108.39%			112.10%

	Year Ended December 31,
	2020			2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Loans, excluding PPP loans	$449,180	$24,012	5.35%	$368,615	$24,431	6.63%
PPP loans	556,232	19,077	3.43%	—	—	—
Other	156,347	641	0.41%	58,200	1,270	2.18%

Total interest-earning assets	1,161,759	43,730	3.76%	426,815	25,701	6.02%

Noninterest-earning assets	36,264			24,694

Total assets	$1,198,023			$451,509

Interest-bearing liabilities:
NOW, MMDA, and savings	$350,000	$4,321	1.23%	$165,449	$3,072	1.86%
Time deposits	147,169	3,169	2.15%	160,207	4,247	2.65%
PPPLF advances	546,824	1,968	0.35%	—	—	—
Other borrowings	20,992	820	3.91%	18,919	948	5.01%

Total interest-bearing liabilities	1,064,985	10,278	0.96%	344,575	8,267	2.40%

Demand deposits	69,543			56,683
Noninterest-bearing liabilities	7,403			7,590
Shareholders’ equity	56,092			42,661

Total liabilities and shareholders’ equity	$1,198,023			$451,509

Net interest income		$33,452			$17,434

Interest-rate spread			2.80%			3.62%
Net interest margin			2.88%			4.08%
Ratio of average interest-earning assets to average interest-bearing liabilities	109.09%			123.87%

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Rate/Volume Analysis

The tables below present the effects of volume and rate changes on interest income and expense for the periods indicated. Changes in volume are changes in the average balance multiplied by the previous period’s average rate. Changes in rate are changes in the average rate multiplied by the average balance from the previous period. The net changes attributable to the combined impact of both rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate (dollars in thousands). Loans in nonaccrual status, for the purposes of the following computations, are included in the average loan balances. FRB, FHLB, and FNBB restricted equity holdings are included in other interest-earning assets. The Company does not have tax-exempt assets.

	Rate	Volume	Total
Six Months Ended June 30, 2021 vs. June 30, 2020:
Interest-earning assets:
Securities available for sale	$—	$48	$48
Loans, excluding PPP	(2,289)	3,990	1,701
PPP loans	148	11,111	11,259
Other interest-earning assets	(250)	(65)	(315)

Total interest-earning assets	(2,391)	15,084	12,693

Interest-bearing liabilities:
NOW, MMDA and savings	(1,058)	712	(346)
Time deposits	(838)	(872)	(1,710)
PPPLF	0	1,029	1,029
Other borrowings	(26)	8	(18)

Total interest-bearing liabilities	(1,922)	877	(1,045)

Net change in net interest income	$(469)	$14,207	$13,738

Year Ended December 31, 2020 vs. 2019:
Interest-earning assets:
Loans, excluding PPP	$(5,210)	$4,791	$(419)
PPP loans	0	19,078	19,078
Other interest-earning assets	(1,598)	968	(630)

Total interest-earning assets	(6,808)	24,837	18,029

Interest-bearing liabilities:
NOW, MMDA, and savings	(1,294)	2,544	1,250
Time deposits	(753)	(326)	(1,079)
PPPLF advances	0	1,968	1,968
Other borrowings	(224)	96	(128)

Total interest-bearing liabilities	(2,271)	4,282	2,011

Net change in net interest income	$(4,537)	$20,555	$16,018

Liquidity and Capital Resources

The Bank generally maintains a liquidity ratio of liquid assets to total assets, excluding PPP loans pledged to the PPPLF, of at least 7.0%. Liquid assets consist of cash-on-hand and demand deposits due from correspondent banks. Our on-balance sheet liquidity ratio at June 30, 2021 was 17.24%, as compared to 8.37% at December 31, 2020.

During the six months ended June 30, 2021, the Bank purchased one asset-backed security, three collateralized mortgage obligations, and one mortgage-backed security, all of which were classified as securities available for sale. The fair value of these securities totaled $22.67 million at June 30, 2021. The Bank also held one mortgage-backed security classified as held to maturity, the amortized cost of which was $6,000 at June 30, 2021.

During each of the three months ended June 30, 2021 and March 31, 2021, the Bank paid a dividend of $250,000 to BayFirst. Prior to that, the Bank retained its earnings to support its growth. Therefore, BayFirst’s liquidity has been dependent on funds received from the issuance and sale of debt and equity securities. BayFirst’s liquidity needs are to make interest payments on its debt obligations, dividends on shares of its Series A Preferred Stock, Series B Convertible Preferred Stock, and common stock, and payment of certain operating expenses. As of June 30, 2021, BayFirst held $1.72 million in cash and cash equivalents.

A description of BayFirst’s and the Bank’s debt obligations is set forth below under the heading “Other Borrowings.”

Loan Portfolio Composition

Through the efforts of our management and loan officers, we have been able to achieve loan growth, by taking advantage of the economic recovery and consolidation in our markets. Senior management and loan officers have continued to develop new sources of loan referrals, particularly among centers of local influence and real estate professionals, and have also enjoyed repeat business from loyal customers in the markets the Bank serves. We have no concentration of credit in any industry that represents 10% or more of our loan portfolio. The following table sets forth the composition of our loan portfolio, including loans held for sale (“LHFS”), as of the dates indicated (dollars in thousands).

	June 30, 2021		June 30, 2020		December 31, 2020		December 31, 2019
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Residential real estate, held for sale	$126,479		$95,784		$208,704		$76,416

Government guaranteed loans, held for sale	—		—		—		229

Government guaranteed loans held for investment, at fair value	10,070		9,938		9,264		10,341

Loans held for investment, at amortized cost
Residential real estate	75,618	8.5%	60,520	5.1%	64,724	5.3%	51,074	16.7%
Commercial real estate	143,388	16.2%	90,972	7.7%	114,884	9.3%	75,550	24.8%
Construction and land	14,293	1.6%	17,496	1.5%	15,113	1.2%	21,603	7.1%
Commercial and industrial	215,359	24.3%	176,918	15.0%	193,927	15.8%	155,744	51.0%
Commercial and industrial – PPP	432,469	48.9%	831,237	70.5%	838,847	68.2%	—	—
Consumer and other	3,489	0.4%	1,114	0.1%	2,896	0.2%	1,120	0.4%

Loans held for investment, at amortized cost, gross	884,616	100.0%	1,178,257	100.00%	1,230,391	100.0%	305,091	100.0%
Allowance for loan losses	(20,797)		(12,880)		(21,162)		(10,742)
Discount on retained balances of loans sold	(4,420)		(6,702)		(5,417)		(7,289)
Discount on PPP loans purchased	(40)		(76)		(97)		—
Deferred loan costs (fees), net	4,968		(14,164)		(5,819)		5,791

Loans held for investment, at amortized cost, net	$864,327		$1,144,435		$1,197,896		$292,851

In general, construction loans are originated as construction-to-permanent loans. Third party take-out financing, where applicable, is typically in the form of permanent first mortgage conforming loans. The increase in residential lending is primarily due to enhancements in the Bank’s personnel.

During the six months ended June 30, 2021, we originated approximately $47.52 million in loans through the Community Banking Division, $61.43 million in loans through CreditBench, exclusive of PPP loans, $329.04 million of PPP loans, and $1.24 billion through the Residential Mortgage Division. During the six months ended June 30, 2020, we originated approximately $29.46 million in loans through the Community Banking Division, $63.23 million through CreditBench, exclusive of PPP loans, $811.72 million of PPP loans, and $680.40 million through the Residential Mortgage Division.

By comparison, in 2020, we originated approximately $79.50 million in new loans through the Community Banking Division, $101.08 million in loans through CreditBench, exclusive of PPP loans, $876.96 million of PPP loans, and $1.92 billion through the Residential Mortgage Division. In 2019, we originated approximately $35.94 million in new loans through the Community Banking Division, $316.16 million through CreditBench, and $762.80 million through the Residential Mortgage Division.

SBA and Other Government Guaranteed Loans

The following table sets forth, for the periods indicated, information regarding our SBA and other government guaranteed lending activity, excluding PPP loans (dollars in thousands).

	At and for the Six Months Ended June 30,		At and for the Year Ended December 31,
Government Guaranteed, Excluding PPP	2021	2020	2020	2019
Number of loans originated	157	215	320	1,287
Amount of loans originated	$61,431	$63,231	$101,076	$316,157
Average loan size originated	$391	$294	$316	$246
Guaranteed loan balances sold	$—	$23,669	$24,106	$273,189
Unguaranteed loan balances sold	$—	$393	—	$2,000
Total government guaranteed loans at period end	$290,916	$233,523	$253,330	$201,591
Government guaranteed loan balances at period end	$151,032	$86,265	$110,196	$58,448
Government unguaranteed loan balances at period end	$139,884	$147,258	$143,134	$143,143
Government guaranteed loans serviced for others	$471,162	$584,140	$524,910	$604,572

We make government guaranteed loans throughout the United States. The following table sets forth, at the dates indicated, information regarding the geographic disbursement of our SBA loan portfolio (dollars in thousands). The “All Other” category includes states with less than 5% in any period presented.

	June 30,				December 31,
	2021		2020		2020		2019
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Florida	$83,818	29%	$54,865	23%	$60,861	24%	$56,831	28%
California	36,685	13%	33,094	14%	32,891	13%	25,150	12%
Texas	18,553	6%	18,635	8%	17,689	7%	13,059	7%
Georgia	15,114	5%	10,838	5%	13,936	5%	10,273	5%
All Other	136,746	47%	116,091	50%	127,953	51%	96,278	48%

Total government guaranteed loans, excluding PPP, at period end	$290,916	100%	$233,523	100%	$253,330	100%	$201,591	100%

As part of the Bank’s strategic decision to be an active local and national PPP lender, the Bank developed and used local marketing efforts and a nationwide, online application platform. As a result of these efforts, the Bank originated $329.04 million in PPP loans during the six months ended June 30, 2021 and $876.96 million in 2020. The Bank used the Federal Reserve’s PPPLF to match fund the vast majority of those amounts. The following table reflects the Bank’s PPP lending activity for the periods indicated (dollars in thousands).

PPP Loans	At and for the Six Months Ended June 30,		At and for the Year Ended December 31,
	2021	2020	2020
Number of loans originated	3,856	6,372	8,947
Amount of loans originated	$329,039	$811,715	$876,963
Average loan size originated	$85	$127	$98
Amount of loans sold	$326,318	$—	$—
Amount of loans purchased	$—	$15,042	$22,404
Loan balance at period end, net of deferred loan costs (fees) and discount on purchased loans	$429,724	$810,137	$825,802
Loan origination fees, net recognized	$12,247	$3,873	$13,419
Deferred loan origination fees, net, at period end	$2,705	$21,024	$12,948

Residential Mortgage Loans

The following table sets forth, for the periods indicated, information regarding our residential mortgage lending activity (dollars in thousands).

	At and for the Six Months Ended June 30,		At and for the Year Ended December 31,
	2021	2020	2020	2019
Number of loans originated	4,125	2,427	6,727	2,617
Amount of loans originated	$1,237,957	$680,399	$1,919,862	$762,794
Average loan size originated	$300	$280	$285	$291
Loan balances sold	$1,315,001	$664,206	$1,787,574	$710,191

Loan Maturity/Rate Sensitivity

The following table shows the contractual maturities of our loans at June 30, 2021 (dollars in thousands). Loan balances in this table include loans held for investment at fair value, loans held for investment at amortized cost, discount on retained balances of loans sold, discount on PPP loans purchased, and deferred loan costs, net.

	Due in One Year or Less	Due After One Year to Five Years	Due After Five to 15 Years	Due After 15 Years	Total
Real estate
Residential	$2,478	$2,109	$2,682	$68,433	$75,702
Commercial	2,621	36	14,419	129,823	146,899
Construction and land	73	2,544	1,595	10,081	14,293
Commercial and industrial	1,458	5,612	209,743	8,268	225,081
Commercial and industrial - PPP	—	429,685	39	—	429,724
Consumer and other	318	601	572	2,004	3,495

Total loans	$6,948	$440,587	$229,050	$218,609	$895,194

The following table shows our loans with contractual maturities of greater than one year that have fixed or adjustable interest rates at June 30, 2021 (dollars in thousands).

	Fixed Interest Rate	Adjustable Interest Rate
Real Estate
Residential	$19,330	$53,893
Commercial	954	143,324
Construction and land	6,479	7,741
Commercial and industrial	3,589	220,035
Commercial and industrial - PPP	429,724	—
Consumer and other	1,013	2,164

Total loans	$461,089	$427,157

Credit Risk

The Bank’s primary business is making commercial, consumer, and real estate loans. This activity inevitably has risks for potential loan losses, the magnitude of which depends on a variety of economic factors affecting borrowers, which are beyond our control. We have developed policies and procedures for evaluating the overall quality of our credit portfolio and the timely identification of potential problem loans. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about future events that it believes to be reasonable, but which may or may not prove accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the ALLL, or that additional increases in the ALLL will not be required.

Allowance for Loan Losses. The Bank must maintain an adequate ALLL based on a comprehensive methodology that assesses the probable losses inherent in our loan portfolio. We maintain an ALLL based on a number of quantitative and qualitative factors, including levels and trends of past due and non-accrual loans, asset classifications, loan grades, change in volume and mix of loans, collateral value, historical loss experience, size and complexity of individual credits and economic conditions. Provisions for loan losses are provided on both a specific and general basis. Specific allowances are provided for impaired credits for which the expected/anticipated loss is measurable. General valuation allowances are determined by a portfolio segmentation based on collateral type with a further evaluation of various quantitative and qualitative factors noted above.

We periodically review the assumptions and formulate methodologies by which additions are made to the specific and general valuation allowances for losses in an effort to refine such allowances in light of the current status of the factors described above. The methodology is presented to and approved by the Bank’s Board of Directors. Future additional provisions to the loan loss reserves may be made as appropriate as new loans are identified or as existing loans may deteriorate.

All adversely classified loans are evaluated for impairment. If a loan is deemed impaired, it is evaluated for potential loss exposure. The evaluation occurs at the time the loan is classified and on a regular basis thereafter (at least quarterly). This evaluation is documented in a status report relating to a specific loan or relationship. Specific allocation of reserves on impaired loans considers the value of the collateral, the financial condition of the borrower, and industry and current economic trends. We review the collateral value, cash flow, and tertiary support on each impaired credit. Any deficiency outlined by a real estate collateral evaluation liquidation analysis, or cash flow shortfall, is accounted for through a specific allocation for the loan.

For performing loans which are evaluated collectively, we perform a portfolio segmentation based on collateral type and additionally, for SBA loans, by loan origination year. The loss factors for each segment are calculated using actual loan loss history for each segment of loans over the most recent one to three years, depending on the segment and vintage year of the loans in the segment of SBA loans. The Bank’s actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.

These economic factors include consideration of the following: levels of, and trends in delinquencies and impaired loans; levels of, and trends in charge-offs and recoveries; migration of loans to the classification of special mention, substandard, or doubtful; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentration.

While management believes our ALLL is adequate as of June 30, 2021, future adjustments to our allowance may be necessary if economic conditions differ substantially from the assumptions used in making the determination.

Nonperforming Assets. At June 30, 2021, we had $3.58 million in nonperforming assets, excluding government guaranteed loan balances, and our ALLL represented 2.04% of total loans. At June 30, 2020, we had $3.53 million in nonperforming assets, excluding government guaranteed loan balances, and our ALLL represented 1.02% of total loans. Total loans at June 30, 2021 and 2020, include government guaranteed SBA loans, as well as PPP loans which have no reserves allocated to them. ALLL as a percentage of loans, not including residential loans held for sale and government guaranteed loan balances, was 6.61% at June 30, 2021, compared to 4.80% at June 30, 2020.

At December 31, 2020, we had $3.33 million in nonperforming assets, excluding government guaranteed loan balances, and our ALLL represented 1.47% of total loans, including PPP loans. At December 31, 2019, we had $4.44 million in nonperforming assets, excluding government guaranteed loan balances, and our ALLL represented 2.75% of total loans. Total loans at December 31, 2020 and December 31, 2019, include guaranteed SBA loans which have no reserves allocated to them. ALLL as a percentage of loans, not including residential loans held for sale and government guaranteed loan balances, was 7.24% at December 31, 2020, compared to 4.20% at December 31, 2019.

The following table sets forth certain information on nonaccrual loans and foreclosed assets, the ratio of such loans and foreclosed assets to total assets as of the dates indicated, and certain other related information (dollars in thousands).

	June 30 2021,	June 30, 2020	December 31, 2020	December 31, 2019
Nonperforming loans (government guaranteed balances)	$6,308	$4,516	$6,259	$3,987
Nonperforming loans (excluding government guaranteed balances)	3,577	3,530	3,327	4,437

Total nonperforming loans	9,885	8,045	9,586	8,424
OREO	—	—	—	—

Total nonperforming assets	9,885	8,045	9,586	8,424

Nonperforming loans as a percentage of total loans	0.97%	0.64%	0.67%	2.16%
Nonperforming loans (excluding government guaranteed balances) to total loans	0.35%	0.28%	0.23%	1.14%

Nonperforming assets as a percentage of total assets	0.82%	0.55%	0.62%	1.59%
Nonperforming assets (excluding government guaranteed balances) to total assets	0.30%	0.24%	0.22%	0.84%

Total loans at end of period, net of discount and deferred costs	1,021,673	1,263,037	1,437,026	390,580
Total assets	1,198,229	1,470,199	1,544,691	531,240

ALLL to nonperforming loans	210.39%	160.10%	220.76%	127.52%
ALLL to nonperforming loans (excluding government guaranteed balances)	581.39%	364.91%	636.07%	242.10%

The following table sets forth information with respect to activity in the ALLL for the periods shown (dollars in thousands):

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2021	2020	2020	2019
Allowance at beginning of period	$21,162	$10,742	$10,742	$6,560
Charge-offs:
Residential real estate	—	—	(7)	—
Commercial real estate	—	—	(427)	(104)
Commercial and industrial	(2,590)	(2,829)	(6,336)	(4,633)
Consumer and other	(28)	(62)	(98)	(85)

Total charge-offs	(2,618)	(2,891)	(6,868)	(4,822)
Recoveries:
Residential real estate	—	—	—	14
Commercial and industrial	249	119	311	116
Consumer and other	4	10	77	5

Total recoveries	253	129	388	135

Net charge-offs	(2,365)	(2,762)	(6,480)	(4,687)
Provision for loan losses	2,000	4,900	16,900	8,869

Allowance at end of period	$20,797	$12,880	$21,162	$10,742

Net charge-offs to average loans outstanding	0.17%	0.42%	0.64%	1.27%
Allowance as a percent of total loans	2.04%	1.02%	1.47%	2.75%
Allowance as a percent of loans, not including loans held for sale and government guaranteed loans	6.61%	4.76%	7.24%	4.20%
Allowance as a percent of nonperforming loans	210.39%	160.10%	220.76%	127.52%
Total loans at end of period, net of discount and deferred costs	$1,021,673	$1,263,037	$1,437,026	$390,580
Average loans outstanding, including loans held for sale	$1,371,795	$660,803	$1,005,412	$368,615
Nonperforming loans (including government guaranteed balances)	$9,885	$8,045	$9,586	$8,424
Nonperforming loans (excluding government guaranteed balances)	$3,577	$3,530	$3,327	$4,437
Guaranteed balance of all government guaranteed loans	$580,756	$896,402	$935,998	$58,448
Loans held for sale, residential	$126,479	$95,784	$208,704	$76,416

We recorded a provision for loan losses of $2.00 million during the six months ended June 30, 2021, compared to $4.90 million for the same period in 2020. In 2020, the provision for loan losses was $16.90 million, compared to $8.87 million in 2019. During 2020 and the first quarter of 2021, we increased the qualitative factors in the allowance for loan loss calculation for the economic uncertainties caused by the COVID-19 pandemic resulting in significant provision expense in those periods. As asset quality remained stable during the second quarter of 2021 and as many of the Company’s SBA loans were bolstered by additional government support, additional provision for loan losses was not deemed necessary. Since 2016, the Company’s loan losses have been incurred primarily in its SBA unguaranteed loan portfolio, particularly loans originated under the SBA 7(a) Small Loan Program. The Small Loan Program represents loans of $350,000 or less and such loans carry an SBA guaranty of 75% to 85% of the loan, depending on the original principal balance. The default rate on loans originated in the SBA 7(a) Small Loan Program is significantly higher than the Bank’s other SBA 7(a) loans, conventional commercial loans, or residential mortgage loans.

Nonperforming assets to total assets, excluding government guaranteed loan balances, were 0.30%, as of June 30, 2021, as compared to 0.24% as of June 30, 2020. This percentage was 0.22% as of December 31, 2020, a significant decrease from 0.84% as of December 31, 2019. Since the majority of the Company’s loan portfolio consists of SBA loans, most of which received principal and interest payments from the SBA under Section 1112 of the CARES Act, asset quality trends may appear more favorable than they otherwise would without the SBA’s support under the CARES Act.

As of June 30, 2021, a total of 45 loans with principal balances of $3.18 million were under payment deferrals. Of those, 41 were government guaranteed loans with $1.34 million in outstanding unguaranteed balances. As expected, the level of SBA loans on deferral increased with the expiration of the Section 1112 payment support afforded under the CARES Act at which point certain borrowers requested payment deferrals. With the Economic Aid Act signed into law on December 27, 2020, Section 1112 CARES Act payments were extended, with some stipulations, which assisted the majority of our SBA borrowers for three months and, depending on the type of business, up to eight months of additional principal and interest payments with a cap of $9,000 per month per borrower, beginning in February 2021. Although the Company’s asset quality trends indicate minimal stress on the portfolio, management believes it is prudent to be proactive in increasing the allowance for loan losses using qualitative measures.

Securities

The amortized costs, gross unrealized gains and losses, and estimated fair values of securities available for sale at June 30, 2021 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt Securities:
Asset-backed securities	$5,088	$3	$—	$5,091
Mortgaged-backed securities:
U.S. Government-sponsored enterprises	2,497	—	—	2,497
Collateralized mortgage obligations:
U.S. Government-sponsored enterprises	15,255	—	(169)	15,086

Total securities available for sale	$22,840	$3	$(169)	$22,674

The collateralized mortgage obligations available for sale were purchased during the six months ended June 30, 2021 and, therefore, had been in an unrealized loss position for less than 12 months at June 30, 2021.

The Company held one security held to maturity at June 30, 2021 and December 31, 2020 which matures in August 2039. The security is a debt security to a government-sponsored enterprise and its amortized cost was $6 and $41, the unrecognized loss was $1 and $2, and the fair value was $5 and $39 at June 30, 2021 and December 31, 2020.

The security held to maturity had been in an unrealized loss position for longer than 12 months at June 30, 2021 and December 31, 2020. The unrealized loss has not been recognized into income because the issuer is of high credit quality as a government-sponsored enterprise, management does not intend to sell, and it is likely that management will not be required to sell the security prior to its anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuer continues to make timely principal and interest payments and the fair value is expected to recover as the bond approaches maturity.

No securities were pledged as of June 30, 2021 or December 31, 2020, and there were no sales of securities during the six months ended June 30, 2021 or the year ended December 31, 2020.

All securities have contractual and remaining maturities of more than 10 years. The weighted average market yield of all securities is 1.69%.

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Regulatory Capital Requirements

The Bank is subject to regulatory capital requirements imposed by various regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by banking regulators that, if undertaken, could have a direct material effect on BayFirst’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

In 2020, the Federal banking regulatory agencies adopted a rule to simplify the methodology for measuring capital adequacy for smaller, uncomplicated banks. This community bank leverage ratio (“CBLR”) is calculated as the ratio of tangible equity capital divided by average total consolidated assets. CBLR tangible equity is defined as total equity capital, prior to including minority interests, and excluding accumulated other comprehensive income, deferred tax assets arising from net operating loss and tax credit carryforwards, goodwill, and other intangible assets (other than mortgage servicing assets). Under the proposal, a qualifying organization may elect to use the CBLR framework if its CBLR is greater than 9%. The Bank has elected not to use the CBLR framework.

As of the dates indicated, the Bank met all capital adequacy requirements to which it is subject. The Bank’s actual capital amounts and percentages are as shown in the table below (dollars in thousands):

	Actual		Minimum(1)		Well-Capitalized(2)
	Amount	Percent	Amount	Percent	Amount	Percent
As of June 30, 2021
Total Capital (to risk-weighted assets)	$100,685	22.57%	$35,690	8.00%	$46,843	10.50%
Tier 1 Capital (to risk-weighted assets)	94,891	21.27%	26,767	6.00%	35,690	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	94,891	21.27%	20,075	4.50%	28,998	6.50%
Tier 1 Capital (to total assets)	94,891	12.06%	31,468	4.00%	39,335	5.00%

As of December 31, 2020
Total Capital (to risk-weighted assets)	78,824	17.02%	37,056	8.00%	48,636	10.50%
Tier 1 Capital (to risk-weighted assets)	72,825	15.72%	27,792	6.00%	37,056	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	72,825	15.72%	20,844	4.50%	30,108	6.50%
Tier 1 Capital (to total assets)	72,825	11.75%	24,799	4.00%	30,998	5.00%

As of June 30, 2020
Total Capital (to risk-weighted assets)	60,805	16.55%	29,389	8.00%	38,573	10.50%
Tier 1 Capital (to risk-weighted assets)	55,602	15.14%	22,042	6.00%	29,389	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	55,602	15.14%	16,531	4.50%	23,879	6.50%
Tier 1 Capital (to total assets)	55,602	6.77%	32,875	4.00%	41,094	5.00%

As of December 31, 2019
Total Capital (to risk-weighted assets)	57,548	17.84%	25,804	8.00%	33,868	10.50%
Tier 1 Capital (to risk-weighted assets)	52,446	16.26%	19,353	6.00%	25,804	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	52,446	16.26%	14,515	4.50%	20,966	6.50%
Tier 1 Capital (to total assets)	52,446	10.49%	19,994	4.00%	24,992	5.00%

(1)	To be considered “adequately capitalized” under the FDIC’s Prompt Corrective Action regulations.
(2)	To be considered “well-capitalized” under the FDIC’s Prompt Corrective Action regulations.

Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises primarily from interest-rate risk inherent in loan and deposit taking activities. To that end, we actively monitor and manage our interest-rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on-and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, should also be considered.

Our objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on our net interest income and capital, while adjusting our asset-liability structure to obtain the maximum yield-cost spread on that structure. We rely primarily on our asset-liability structure to control interest-rate risk. However, a sudden or substantial increase in interest rates may adversely impact our earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same rate, to the same extent, or on the same basis.

Asset/Liability Structure

As part of our asset and liability management, we have emphasized establishing and implementing internal asset-liability decision processes, as well as communications and control procedures to manage our earnings. These processes and procedures provide us with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines, which should result in tighter controls and less exposure to interest-rate risk.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring our interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as rate sensitive assets/rate sensitive liabilities. A gap ratio of one to one represents perfect matching. A gap is considered positive when the amount of interest-rate sensitive assets exceeds interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

In order to minimize the potential for adverse effects of increases in interest rates on the results of our operations, we monitor asset and liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) emphasizing the origination of adjustable-rate loans; (ii) maintaining a stable core deposit base; and (iii) maintaining a significant portion of liquid assets (cash and interest-bearing deposits with other banks).

Deposits and Other Sources of Funds

General. In addition to deposits, sources of funds available for lending and for other purposes include loan repayments and proceeds from the sales of loans. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are influenced significantly by general interest rates and money-market conditions. Borrowings, as well as available lines of credit, may be used on a short-term basis to compensate for reductions in other sources, such as deposits at less than projected levels.

Deposits. Deposits are attracted principally from within our primary service area of Pinellas, Hillsborough, Manatee, Pasco, and Sarasota Counties, Florida. We offer a wide selection of deposit instruments including demand deposit accounts, NOW accounts, money-market accounts, regular savings accounts, certificate of deposit accounts; and retirement savings plan (such as IRA accounts).

Certificate of deposit rates are set to encourage longer maturities as cost and market conditions will allow. Deposit account terms vary, with the primary differences being the minimum balance required, the time period the funds must remain on deposit and the interest rate. We emphasize commercial banking relationships in an effort to increase demand deposits as a percentage of total deposits. Deposit interest rates are set weekly by management, based on a review of loan demand, deposit flows for the previous week and a survey of rates among competitors and other financial institutions in Florida.

The amounts of each of the following categories of deposits, at the dates indicated, are as follows (dollars in thousands):

Deposit Types	June 30, 2021		June 30, 2020		December 31, 2020		December 31, 2019
Non-interest bearing deposits	$81,150	12.8%	$73,652	12.8%	$62,650	11.2%	$51,025	11.4%
Interest bearing transaction accounts	143,046	22.6%	119,661	20.7%	140,265	25.1%	71,134	15.9%
Money-market accounts	340,286	53.8%	213,714	37.1%	274,421	49.1%	174,517	38.9%
Savings	14,759	2.4%	12,767	2.2%	12,323	2.2%	10,875	2.4%

Subtotal	579,241	91.6%	419,794	72.8%	489,659	87.6%	307,551	68.6%

Total time deposits	53,081	8.4%	156,452	27.2%	69,125	12.4%	141,043	31.4%

Total deposits	$632,322	100.0%	$576,246	100.0%	$558,784	100.0%	$448,594	100.0%

The following table sets forth the remaining maturities of our time deposits of $100,000 or greater by category as of June 30, 2021 (dollars in thousands).

Three months or less	$1,142
Over three months through six months	3,202
Over six months through 12 months	26,854
Over 12 months	7,263

Total	$38,461

Other Borrowings

In June 2021, the Company issued $6.00 million of Subordinated Debentures (the “Debentures”) that mature June 30, 2031 and are redeemable after five years. The Debentures carry interest at a fixed rate of 4.50% per annum for the initial five years of their term and carry interest at a floating rate for the final five years of their term. Under the terms of the Debentures, the floating rates are based on a SOFR benchmark plus 3.78% per annum.

The Debentures were issued to redeem a $6.00 million Subordinated Debenture which was issued in December 2018 and which carried interest at a fixed rate of 6.875% per annum.

The balance of Subordinated Debentures outstanding at the Company, net of offering costs, amounted to $5.98 million and $5.95 million at June 30, 2021 and December 31, 2020, respectively.

At December 31, 2019, the Company had a $3.00 million term note with a financial institution maturing March 12, 2028 requiring principal and interest payments based on a ten-year amortization with interest at prime (4.75% at December 31, 2019) with a floor of 4.50%. The Company also had a $2,000 line of credit with the same financial institution that matured in March 2019 and was subsequently on agreed upon extensions of the maturity date pending renegotiation of both the term note and line of credit. The line of credit required quarterly interest payments at prime with a floor of 4.50%. The combined balance of both the line of credit and note was $4.10 million at December 31, 2019. In March 2020, the Company renegotiated the terms of the debt and combined the line of credit and term note into one amortizing note with quarterly principal and interest payments with interest at prime (3.25% at June 30, 2021). The new note matures on March 10, 2029 and the balance of the note was $3.53 million and $3.75 million at June 30, 2021 and December 31, 2020, respectively. The note is secured by 100% of the stock of the Bank and requires the Company to comply with certain loan covenants during the term of the line of credit and note.

In April 2020, the Company entered into the Federal Reserve Board’s Paycheck Protection Program Liquidity Facility (“PPPLF”). Under the PPPLF, advances must be secured by pledges of loans to small businesses originated by the Company under the PPP. The PPPLF accrues interest at 0.35% per annum and matures at various dates equal to the maturity date of the PPPLF collateral pledged to secure the advance, ranging from April 14, 2022 to August 27, 2025, and will be accelerated on and to the extent of any PPP loan forgiveness reimbursement by the SBA for any PPPLF collateral or the date of purchase by the SBA from the borrower of any PPPLF collateral. On the maturity date of each advance, the Company shall repay the advance plus accrued interest. The balances outstanding on this facility were $443.91 million and $881.26 million at June 30, 2021 and December 30, 2020, respectively.

Off-Balance Sheet Arrangements

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments primarily include unfunded loan commitments, undisbursed loans in process, unfunded lines of credit, and standby letters of credit. The Bank uses these financial instruments to meet the financing needs of its customers. These financial instruments involve, to varying degrees, elements of credit, interest rate, and liquidity risk. These do not present unusual risks and management does not anticipate any accounting losses that would have a material effect on the Bank.

A summary of the amounts of the Bank’s financial instruments, with off-balance sheet risk as of the dates indicated, is as follows (in thousands):

	June 30, 2021	June 30, 2020	December 31, 2020	December 31, 2019
Unfunded loan commitments	$29,437	$6,401	$34,867	$37,715
Unused lines of credit	40,732	30,975	34,063	12,611
Standby letters of credit	68	78	68	193

Total	$70,237	$37,454	$68,998	$50,519

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management’s credit evaluation of the counterparty.

Standby letters-of-credit are conditional lending commitments that we issue to guarantee the performance of a customer to a third party and to support private borrowing arrangements. Essentially, letters of credit issued have expiration dates within one year of the issue date. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending credit. The Bank may hold collateral supporting those commitments. Newly issued or modified guarantees that are not derivative contracts have been recorded on the Bank’s balance sheet at their fair value at inception.

In general, loan commitments and letters of credit are made on the same terms, including with respect to collateral, as outstanding loans. Each customer’s creditworthiness and the collateral required are evaluated on a case-by-case basis.

Results of Operations, Generally

BayFirst’s operating results depend on our net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (“interest-rate spread”) and the relative amounts of interest-earning assets and interest-bearing liabilities. Our interest-rate spread is affected by regulatory, economic, and competitive factors which influence interest rates, loan demand, and deposit flows. In addition, our operating results are also affected by the level of nonperforming loans and foreclosed real estate, as well as the level of our non-interest income, and our non-interest expenses, such as salaries and employee benefits, occupancy and equipment costs, and income taxes. We are also dependent on non-interest income, which is derived primarily from residential loan fee income and net gain on the sales of the guaranteed portion of SBA loans.

Comparison of Results of Operations for the Six Months Ended June 30, 2021 and 2020.

Net Income. Net income for the six months ended June 30, 2021 was $20.53 million, an increase of $18.68 million compared to net income for the six months ended June 30, 2020 of $1.84 million. The increase in net income was due to a $13.80 million gain from the sales of PPP loans during the three months ended June 30, 2021, an increase in residential loan fee income, an increase in PPP loan origination fees recognized, and a decrease in provision for loan loss expense, partially offset by an increase in noninterest expenses, particularly salaries and commission expenses.

Net Interest Income. Net interest income was $25.53 million for the six months ended June 30, 2021, an increase of $13.74 million or 116.46% compared to net interest income for the six months ended June 30, 2020. This increase was primarily due to an increase of $8.37 million in PPP origination fees recognized, some of which was accelerated due to PPP loan forgiveness during the six months ended June 30, 2021, and the fact that PPP loan funding did not begin until the second quarter of 2020. Additional items that contributed to this increase in net interest income were an increase in PPP interest income, an increase in interest income on other loans, and a decrease in interest expense on deposits, partially offset by an increase in interest expense on PPPLF borrowings. The net interest margin for the six months ended June 30, 2021 was 3.34% compared to 2.71% for the six months ended June 30, 2020. This increase was due to the same factors noted above with respect to the increase in net interest income.

Provision for Loan Losses. The provision for loan losses is charged to operations to increase the total allowance to a level deemed appropriate by management and is based upon the volume and type of lending we conduct, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to our market area, and other factors which may affect our ability to collect on the loans in our portfolio. We recorded a provision for loan losses for the six months ended June 30, 2021 of $2.00 million compared to $4.90 million for the six months ended June 30, 2020. During 2020 and the first quarter of 2021, we increased the qualitative factors in the allowance for loan loss calculation for the economic uncertainties caused by the COVID-19 pandemic resulting in significant provision expense in those periods. As asset quality remained stable during the second quarter of 2021 and as many of the Company’s SBA loans were bolstered by additional government support during this quarter, additional provision for loan losses was not deemed necessary. During the six months ended June 30, 2021, we charged off $2.62 million in loans compared to $2.89 million during the six months ended June 30, 2020. Our ALLL was $20.80 million at June 30, 2021 and $12.88 million at June 30, 2020.

Since the majority of the Company’s loan portfolio consists of SBA loans, most of which received from the SBA principal and interest payments under Section 1112 of the CARES Act during 2020 and 2021, our asset quality trends may appear more favorable than they otherwise would without the CARES Act support. Although the Company’s asset quality trends indicate minimal stress on the portfolio, management believed it was prudent to be proactive in increasing the allowance for loan losses using qualitative measures throughout 2020 and 2021.

Noninterest Income. Noninterest income was $71.37 million during the six months ended June 30, 2021, an increase of $37.25 million or 109.14% from $34.13 million during the six months ended June 30, 2020. The increase was primarily due to the $13.80 gain from the sales of PPP loans and an increase in residential loan fee income of $24.72 million or 80.62%.

Noninterest Expense. Noninterest expense was $67.39 million during the six months ended June 30, 2021, an increase of $27.60 million or 69.37% from $39.79 million during the six months ended June 30, 2020. The increase was primarily due to increases in salaries and benefits and commissions, as several loan production offices were added which increased the overall count of full-time employees and also increased commissions. In addition, in order to originate and service over $1.20 billion of PPP loans originated in 2020 and 2021, significant overtime was incurred and temporary workers were utilized to handle the volume.

Income Taxes. Income tax expense was $6.99 million for the six months ended June 30, 2021, an increase of $7.60 million over income tax benefit of $609 thousand for the six months ended June 30, 2020. The increase was primarily due to the increase in pre-tax earnings, partially offset by a one-time tax benefit of $969 thousand in the first quarter of 2020 as a result of the CARES Act signed into law in March of 2020. The effective income tax rate was 25.40% for the six months ended June 30, 2021 and (49.31)% for the six months ended June 30, 2020.

Comparison of Results of Operations for the Years Ended December 31, 2020 and 2019.

Net Income. Net income for the year ended December 31, 2020, was $12.70 million, an increase of $8.22 million or 183.28% over net income for the year-ended December 31, 2019 of $4.48 million. The increase in net income in 2020 over 2019 was primarily due to an increase in residential loan fee income and the addition of PPP loan origination fee and interest income, offset by an increase in noninterest expenses, particularly salaries and commissions expenses, as well as an increase in provision for loan loss expense and a decline in gain on sale of SBA loans as the Company made the decision to hold the majority of guaranteed SBA balances originated in 2020.

Net Interest Income. Net interest income was $33.45 million for the year ended December 31, 2020, an increase of $16.02 million or 91.88% from 2019. The increase was primarily due to net PPP origination fee income of $13.42 million and PPP interest income of $5.68 million recognized in 2020, offset by declines in interest income on loans and interest-bearing deposits in other banks. The net interest margin for the year ended December 31, 2020 was 2.88%, down substantially from 4.08% realized in 2019. The primary reason for the decline is the significant amount of PPP loan balances during the majority of 2020 at a rate of 1.00%. Although the rate on PPP loans reduces the Company’s net interest margin, because these loans are pledged to the Federal Reserve’s PPPLF at a rate of 0.35%, their balance is allowed to be excluded from the Bank’s regulatory capital ratios and thus the net 65 basis points earned brings significant earnings to the Company without having to allocate capital against those assets.

Provision for Loan Losses. The provision for loan losses is charged to operations to increase the total allowance to a level deemed appropriate by management and is based upon the volume and type of lending we conduct, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to our market area, and other factors which may affect our ability to collect on the loans in our portfolio. We recorded a provision for loan losses for the years ended December 31, 2020, and December 31, 2019 of $16.90 million and $8.87 million, respectively. During 2020, we increased the qualitative factors in the allowance for loan loss calculation for the economic uncertainties caused by the COVID-19 pandemic resulting in the increased provision expense in 2020. In the year ended December 31, 2020, there were $6.48 million of net charge-offs, as compared to $4.69 million in 2019. The ALLL was $21.16 million at December 31, 2020, compared to $10.74 million at December 31, 2019.

Since the majority of the Company’s loan portfolio consists of SBA loans, most of which received from the SBA principal and interest payments under Section 1112 of the CARES Act during 2020 and will receive from the SBA at least three months of payments in 2021, asset quality trends may appear more favorable than they otherwise would without the CARES Act support. Although the Company’s asset quality trends indicate minimal stress on the portfolio, management believed it was prudent to be proactive in increasing the allowance for loan losses using qualitative measures throughout 2020.

Noninterest Income. Noninterest income for the year ended December 31, 2020 was $97.70 million, an increase of $44.57 million or 83.90% from $53.12 million during 2019. The increase was primarily due to an increase in residential loan fee income of $61.40 million or 196.3%, offset by a decline in gain on sale of SBA loans of $18.85 million or $91.94% to $1.65 million for 2020 as the Company made the decision to hold the majority of guaranteed SBA balances originated in 2020.

Noninterest Expense. Noninterest expense was $98.47 million for the year ended December 31, 2020, an increase of $43.08 million or 77.77% from $55.39 million during 2019. The increase was primarily due to increases in salaries and benefits, commissions, and bonuses and incentives as several loan production offices were added which increased the overall count of full-time employees and also increased commissions. In addition, in order to originate and service almost $900 million of PPP loans originated in 2020, significant overtime was incurred and temporary workers were utilized to handle the volume. Data processing costs also increased by $2.68 million during 2020 to $4.42 million for the year ended December 31, 2020, as software was added to originate and service PPP loans. Additionally, data conversion costs were incurred in the first quarter of 2020 with the conversion of the Company’s core processing system. Loan costs on the residential lending platform also increased based on volume. Mortgage banking expense also increased proportionately with the increase in residential lending volume from $2.40 million during 2019 to $5.29 million during 2020, an increase of $2.89 million or 120.42%.

Income Taxes. Income tax expense was $3.07 million for the year ended December 31, 2020, an increase of $1.26 million or 69.61% from $1.81 million during 2019. The increase was primarily due to the increase in pre-tax earnings; however, the purchase of Bank Owned Life Insurance in June 2020 did add tax free income, and due to the CARES Act signed in March, the Company was able to carry back net operating losses created in 2018 to prior years where tax rates were higher than they were in 2020, which created a one-time tax benefit of $969,000. The effective income tax rate was 19.49% for 2020 compared to 28.79% for 2019 as a result.

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MANAGEMENT AND BOARD OF DIRECTORS

The Board of BayFirst is comprised of 13 individuals: George Apostolou, Derek S. Berset, Mark S. Berset, Dennis R. “Rep” DeLoach, III, Alexander Harris, Tarek Helal, Trifon Houvardas, Anthony N. Leo, Christos Politis, M.D., Anthony Saravanos, Bradly W. Spoor, Harold J. Winner, and Barbara Zipperian. Biographical information regarding each director is below.

Dennis R. DeLoach, Jr. retired from the Board of Directors, effective July 31, 2021.

BayFirst Directors

George Apostolou, age 70, founded the George Apostolou Construction Company in 1983. Since that time, it has built more than 200 commercial buildings, government services buildings, churches, office buildings, and retail centers. In 2009, he founded Global Ground Solutions, a sinkhole mitigation company performing services for several of the major engineering firms in West Central Florida. In addition to contracting, Mr. Apostolou has been involved in the development of many commercial projects and now owns numerous properties in the Tampa Bay area. He also serves on the Board of Directors of HCI Group, Inc., a New York Stock Exchange listed company. Mr. Apostolou joined the Board in 2013. We believe that Mr. Apostolou’s qualifications to serve on our Board include his executive leadership and management experience, public company Board experience, and financial expertise gained from the successful operations of his own businesses.

Derek S. Berset, age 44, is an owner of Comegys Insurance Agency, Inc., a family owned and operated retail insurance agency that has served the west coast of Florida for over 75 years. Mr. Berset is also the President of Franchise Alliance Network LLC, which provides franchises with accounting, insurance, bookkeeping and payroll services, and he serves as Vice President of SAN of Florida Inc., an insurance wholesaler to independent agencies within Florida. He is the Chairman of the Board for Arts Conservatory for Teens (ACT), a nonprofit organization that helps teens excel within the arts. Mr. Berset is a graduate of Florida State University. He joined the Board in 2020 and is the son of BayFirst director Mark S. Berset. We believe that Mr. Berset’s qualifications to serve on our Board include his management and financial experience.

Mark S. Berset, age 74, has served since 1987 as the Chief Executive Officer of Comegys Insurance, a family owned insurance agency located in St. Petersburg, Florida. Mr. Berset is also the founder of Alpha Insurance Management, Satellite Agency Network of Tampa Bay, and Association Insurance Specialists. Mr. Berset also serves as a director of Heritage Insurance Holdings, Inc., a New York Stock Exchange listed company. He is a former director of United Insurance Holdings Corp., former Board member of Innovaro, Inc., a past Board member of North Star Bank Holding Company, Tampa, Florida, and past President and Board member of Bayfront Hospital Foundation in St. Petersburg, Florida. He received a bachelor’s degree in Business Economics from St. Ambrose University and an MBA from Georgia State University. Mr. Berset joined the Board in 2014 and is the father of BayFirst director Derek S. Berset. We believe that Mr. Berset’s qualifications to serve on our Board include his executive leadership and management experience, prior bank and public company Board experience, and financial expertise gained from the successful operations of his own businesses.

Dennis R. “Rep” DeLoach, III, age 46, is a partner at the law firm of DeLoach, Hofstra & Cavonis, P.A. in Seminole, Florida. Mr. DeLoach graduated from Mercer University in 1996 and Mercer University Law School in 1999. He is Board Certified by the Florida Bar in Elder Law. Mr. DeLoach is a frequent speaker on continuing legal education to other Florida attorneys. Mr. DeLoach joined the Board in 2020 and is the son of retired BayFirst director Dennis R. DeLoach, Jr. We believe that Mr. DeLoach’s qualifications to serve on our Board include his legal experience.

Alexander Harris, age 40, currently serves as Chief Executive Officer of the Arts Conservatory for Teens (“ACT”), a non-profit organization headquartered in St. Petersburg, Florida. He also currently serves as a Senior Executive Consultant and Creative Strategist for Three Oak Doors Enterprises, LLC, and he has previously served as a Lecturer, Creative Strategist, and Consultant for the University of South Florida. Dr. Harris received a Doctor of Education Degree from Nova Southeastern University with an emphasis in organizational leadership and curriculum development. He also received Masters Degrees in both Theological Studies and Social Work from Boston University, and he received a Bachelor of Arts Degree with a triple major in Human Services, Social Work, and Sociology from LaGrange College. Mr. Harris joined the Board in 2021. We believe that Mr. Harris’s qualifications to serve on our Board include his managerial experience as the Chief Executive Officer of ACT and his knowledge of the underserved portions of the communities we serve.

Tarek Helal, age 42, has served as Senior Vice President, Corporate Risk Management – Products at Raymond James Financial in St. Petersburg, Florida, since 2017. From 2015 to 2017, Mr. Helal was the founder, Chief Executive Officer and Chief Investment Officer of Horus Asset Management located in Tampa, Florida. From 2009 to 2014, Mr. Helal was Vice President of Product Development and Research for Raymond James Financial, leading several departments including Mutual Fund Research & Marketing and the Alternative Investment Group. Prior to joining Raymond James in 2007, Mr. Helal was a Senior Associate at Standard & Poor’s Corporate Value Consulting. He received a B.S. in Business Administration summa cum laude from the University of Florida and an MBA with distinction from the J.L. Kellogg School of Management at Northwestern University. Mr. Helal joined the Board in 2011. We believe that Mr. Helal’s qualifications to serve on our Board include his capital markets, investment banking and other financial experience.

Trifon Houvardas, age 54, has been the principal of Foresight Holding, Inc. and Foresight Property Services, Inc. since 2007. He is a Florida Real Estate Broker/Developer with over 25 years of experience in the real estate industry and has extensive experience in the construction and development of large-scale real estate projects and management of single-tenant, multi-family, residential and commercial properties. He has developed and manages a $25 million portfolio of commercial real estate throughout the state of Florida. He is also a member of the Board of Directors of Heritage Insurance Holdings, Inc., a New York Stock Exchange listed company, and AtlasBanc Holdings, Corp. Mr. Houvardas joined the Board in 2013. We believe that Mr. Houvardas’s qualifications to serve on our Board include his real estate experience and prior public company Board experience.

Anthony N. Leo, age 60, has served as the Chief Executive Officer and a director of BayFirst and the Bank since August 2013. Prior to joining the Bank, Mr. Leo provided management consulting and regulatory advisory services to community banks throughout the state of Florida and served as the interim Chief Executive Officer of three troubled banks between 2009 and 2013. Mr. Leo was the Managing Director and Executive Vice President of Community Banks, Inc. in Harrisburg, PA from 1993 to 2007. He previously served as Vice President and Corporate Counsel for FB&T of Hanover, Pennsylvania, and Vice President and Associate Counsel for the National Bank of Washington, D.C. Mr. Leo also serves on the Board of Directors of Presidential Bank, FSB, in Bethesda, Maryland. Mr. Leo received a B.A. in Political Science from George Washington University and a JD from George Washington University Law School. He is a member of the Bar in the District of Columbia and State of Maryland. We believe that Mr. Leo’s qualifications to serve on our Board include his service as our President and Chief Executive Officer and previous banking and public company experience.

Christos Politis, M.D., age 44, is a principal of Xenia Management, Inc., a real estate development and property management company. He is a Board Certified Urologist and was President of St. Pete Urology from 2007 to 2020. He also served as the Chief Medical Officer for Largo Medical Center from 2018 to 2020. Dr. Politis received his Bachelor degree from the University of Florida, his medical degree from the University of South Florida College of Medicine, and a Master of Business Administration from the University of South Florida. Dr. Politis joined the Board in 2017. We believe that Dr. Politis’s qualifications to serve on our Board include his managerial experience as President of St. Pete Urology and Chief Medical Officer for Largo Medical Center.

Anthony Saravanos, age 50, is the Chairman of the Board of BayFirst. Since 2013, Mr. Saravanos has been the President of Greenleaf Capital, a division of the HCI Group, Inc. From 2005 to 2013, Mr. Saravanos was Vice President of The Boardwalk Company, a full-service commercial real estate company located in Palm

Harbor, Florida. A licensed real estate broker, Mr. Saravanos is a Certified Commercial Investment Member (CCIM) and has over 12 years of experience in commercial property sales, leasing, project and property management. He graduated from Ursinus College in Pennsylvania with a double major in Economics and Spanish in 1992 and Villanova University with an MBA in 1997. He is also a member of the Board of Directors of the HCI Group, Inc., a New York Stock Exchange traded company. Mr. Saravanos joined the Board in 2011. We believe that Mr. Saravanos’s qualifications to serve on our Board include his investment banking and real estate experience and his previous public company Board services.

Bradly W. Spoor, age 43, has been the Chief Executive Officer of Spoor Street Investments, LLC since 2018. In addition, he has been the principal of Pelican Bay Capital, LLC since 2010. From 2002 to 2013, he was the owner and operator of P&B Capital Group, LLC, which managed customer service and loan recovery specialists. From 2006 to 2011, Mr. Spoor also owned and operated SKW Capital, LLC, a loan collections business. Mr. Spoor maintains certified memberships with the Debt Buyers Association, Credit & Collections Professions, and ACA International LLC. He joined the Board in 2018. We believe that Mr. Spoor’s qualifications to serve on our Board include his experience in the loan recovery and collection industry and his experience in managing his own businesses.

Harold J. Winner, age 71, is a retired banker and the Chairman of the Board of the Bank. Mr. Winner previously served as the Acting Chief Executive Officer of the Bank from 2011 to 2013. Prior to this and until his retirement in 2007, Mr. Winner served as President and Chief Operating Officer of Synovus Bank of Tampa Bay, formerly United Bank, where he had been employed for 19 years. Mr. Winner began his banking career with First National Bank of Atlanta (now Wells Fargo) in 1972. He received his B.S. in Management in 1971 from Florida State University and his MBA from Georgia State University in 1975. Mr. Winner joined the Board in 2011. We believe that Mr. Winner’s qualifications to serve on our Board include his prior service as our President and Chief Executive Officer and other banking experience.

Barbara J. Zipperian, age 63, is a CPA and retired Chief Financial Officer with 38 years of banking experience. She most recently served as Director, Executive Vice President, and Chief Financial Officer of Tennessee Bank & Trust. She has previously been employed as Chief Financial Officer for Avenue Bank and Regional Financial Officer for Regions Bank. Ms. Zipperian received her Bachelor of Science Degree in Accounting from Ball State University. She joined the Board in 2021. We believe that Ms. Zipperian’s qualifications to serve on our Board include her experience as a CPA and as the Chief Financial Officer of banking institutions.

Director Independence

Under Nasdaq rules, independent directors must comprise a majority of our Board within a specified period of time of our initial rules. Those rules, as well as those of the SEC, impose several other requirements with respect to the independence of our directors. Our Board has evaluated the independence of its members based upon Nasdaq and SEC rules. Applying these standards, our Board has affirmatively determined that a majority of the members of the Board are independent directors under the applicable rules. We have determined that Mr. Apostolou and Dr. Politis are not independent directors under the applicable rules because the Bank rents its main office from a company affiliated with Mr. Apostolou and Dr. Politis’s father. Mr. Leo does not qualify as an independent director because he is an executive officer of both the Company and the Bank.

Code of Conduct

In connection with our application to Nasdaq, the Board adopted a new Code of Ethics applicable to directors, officers, and employees on July 27, 2021 which complies with Nasdaq rules and the Sarbanes-Oxley Act.

Board Committees

The Board of Directors is divided into five committees. The following table discloses the membership of each committee.

Name	Audit and Risk Management	Compensation	Environmental, Social, and Governance	Executive	Nominating
George Apostolou				Member
Derek S. Berset
Mark S. Berset				Chair	Chair
Dennis R. DeLoach, III	Member	Chair	Member
Alexander Harris			Member
Tarek Helal	Member	Member
Trifon Houvardas		Member
Anthony N. Leo			Member	Member
Christos Politis, M.D.			Chair
Anthony Saravanos		Member		Member	Member
Bradly W. Spoor	Member
Harold J. Winner		Member		Member	Member
Barbara J. Zipperian	Chair		Member

Audit and Risk Management Committee. Our Board has evaluated the independence of each of the members of our Audit and Risk Management Committee and has affirmatively determined that: (i) each of the members of our Audit Committee is an independent director under Nasdaq rules; (ii) each of the members satisfies the additional independence standards under applicable SEC rules for audit committee service; and (iii) each of the members has the ability to read and understand fundamental financial statements. In addition, our Board has determined that Ms. Zipperian has the financial sophistication required by Nasdaq rules due to her experience and background, specifically her prior service as a Chief Financial Officer of other banks, and that she qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

The Audit and Risk Management Committee assists our Board performing the Board’s oversight responsibilities as they relate to the Company’s accounting and financial reporting practices and audits of the financial statements, internal controls, and legal and regulatory compliance, including, among other things:

•	the quality and integrity of the Company’s financial statements;

•	the Company’s compliance with applicable laws and regulations;

•	the review of the independent auditors’ qualifications and independence;

•	the performance of the Company’s internal audit function and the Company’s independent auditors; and

•	the application of the Company’s Code of Ethics as established by management and the Board.

Our Audit and Risk Management Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Audit and Risk Management Committee is available on our website at www.firsthomebank.com.

Compensation Committee. Our Board has evaluated the independence of each of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an independent director under Nasdaq rules. Our Board has also determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee assists our Board in its oversight of our overall compensation structure, policies and programs and assesses whether such structure meets our corporate objectives. The Compensation Committee also reviews and oversees the compensation determinations of our named executive officers, as well as the administration of our compensation and benefit plans.

Our Compensation Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities.

Environmental, Social, and Governance Committee. Our Environmental, Social and Governance Committee is responsible for overseeing the Company’s development and implementation of business practices intended to promote the Company’s commitment to the environment, health and safety, corporate social responsibility, corporate governance, sustainability, and other public policy matters relevant to the Company

Executive Committee. Our Executive Committee meets only on an ad hoc basis to address matters that may require immediate or in depth attention which the full Board is unable to provide at such time.

Nominating Committee. Our Board has evaluated the independence of each of the members of our Nominating Committee and has affirmatively determined that each of the members of our Nominating Committee meets the definition of an independent director under Nasdaq rules.

The Nominating Committee assists our Board in its oversight of identifying and recommending persons to be nominated for election as directors and to fill any vacancies on the Boards of the Company and the Bank, monitoring the composition and functioning of the standing committees of the Board, and developing, reviewing and monitoring the corporate governance policies and practices of the Company.

In carrying out its functions, the Nominating Committee develops, and recommends to the Board for its approval, qualification criteria for all potential nominees for election, including incumbent directors, Board nominees, and stockholder nominees to be included in the Company’s future proxy statements. The Nominating Committee also evaluates potential nominees for our Board to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and to determine whether they are independent in accordance with applicable SEC and Nasdaq rules (to ensure that, at all times, at least a majority of our directors are independent). Although we do not have a separate diversity policy, the Nominating Committee may consider the diversity of the Company’s directors and nominees in terms of knowledge, experience, skills, expertise and other factors that may contribute to the effectiveness of our Board.

Our Nominating Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities.

Bank Directors

The Board of Directors of the Bank is comprised of 12 individuals: Mr. Alexander, Mr. Apostolou, Mr. Derek S. Berset, Mr. DeLoach, III, Mr. Helal, Mr. Houvardas, Mr. Leo, Mr. Politis, Mr. Saravanos, Mr. Spoor, Mr. Winner, and Ms. Zipperian.

Non-Director Management

Our executive leadership team is comprised of Mr. Leo, along with the non-director individuals listed below.

Lewis Benner, age 60, has served as BayFirst and the Bank’s Executive Vice President and Chief Credit Officer since January 1, 2020. Prior to that he served as Senior Vice President, Director of Credit Administration for the Bank from August 2018. Mr. Benner’s previous experience includes serving as President and Chief

Executive Officer of 1st Manatee Bank, Bradenton, Florida, from 2012 to 2016. Between his employment with 1st Manatee Bank and BayFirst, Mr. Benner was a self employed consultant, providing services to banks. He also served as Executive Vice President and Chief Lending Officer of Sabal Palm Bank, Sarasota, Florida from 2006 to 2009, and Community Bank President of Gold Bank, Bradenton, Florida from 2001 to 2006. Mr. Benner received his BA in Business Administration from Elizabethtown College.

Brandi N. Jaber, age 47, has been with the Company since 2017. Since October 2020, she has served as Bay First’s Executive Vice President and the Bank’s President of the Residential Mortgage Division. Ms. Jaber has spent longer than 17 years in various management roles in the residential mortgage industry. She has served as an executive team member for the past eight years, leading numerous cross-functional initiatives. Prior to October 2020, she served as the Bank’s Chief Administrative Officer. From 2012 to 2017, Ms. Jaber held various positions with Planet Home Lending, LLC, Tampa, Florida, culminating in Senior Vice President, Human Resources. Ms. Jaber received her Bachelor in Finance from the University of Florida and an MBA from the University of Tampa.

Matthew M. Luckey, age 47, has been with the Company since 2015. He currently serves as BayFirst and the Bank’s Executive Vice President and Chief Banking Officer. Prior to joining BayFirst, Mr. Luckey served as Vice President, Commercial Lending at The Bank of Tampa from 2012 to 2015. Prior to that he served in various banking roles, including management training, branch management, credit underwriting, and commercial lending beginning with SunTrust Bank, followed by United Bank and Synovus Bank. He received his Bachelor of Business Administration from the University of Georgia.

Robin L. Oliver, age 45, has served as BayFirst and the Bank’s Executive Vice President and Chief Financial Officer since June 2018. From 2014 to 2018, Mrs. Oliver served as Controller for Central Bank & Trust Company, Lexington, Kentucky. For the first 16 years of her career, she served multiple financial institution clients in public accounting as an auditor with Crowe Horwath LLP. Mrs. Oliver is a Certified Public Accountant and received her BA in Accounting from the University of Kentucky.

Thomas G. Zernick, age 58, has served as BayFirst’s Executive Vice President and the Bank’s President of CreditBench since January 2016. From 2013 until he joined BayFirst, Mr. Zernick served as Florida Market President for Stearns Bank. Mr. Zernick also served as SBA Product Manager for HomeBanc in Tampa. Mr. Zernick also served as a Community Bank President and SBA President for Republic Bank in Michigan. He received his Bachelor in Business Administration from the University of Notre Dame.

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EXECUTIVE COMPENSATION

General

The Compensation Committee determines the level of base salary and any incentive bonus for the Chief Executive Officer and other executive officers of BayFirst and the Bank. To accomplish this, the Compensation Committee has retained Pearl Meyer & Partners, LLC (“PM”) to provide independent compensation consulting services. PM periodically attended Compensation Committee meetings, including executive sessions, and provided information and advice independent of management. PM also performed a peer analysis for the Company. The Compensation Committee discussed these items and concluded that the engagement of PM, and the services it provided did not raise any conflict of interest.

In addition to the peer group analysis, actual salary changes and discretionary bonus awards are based upon the Compensation Committee’s evaluation of an individual’s performance and duties and responsibilities, the performance of BayFirst and the Bank, and other relevant factors, as determined solely by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors of BayFirst is comprised of Dennis R. DeLoach, III (Chair), Tarek Helal, Trifon Houvardas, Anthony Saravanos and Harold J. Winner. None of the members of the Compensation Committee have engaged in any transactions which would result in them not being considered “independent” under Nasdaq rules.

Summary Compensation Table

The following table sets forth the compensation paid to Mr. Leo, Mr. Zernick, Mr. Luckey, and our former Chief Operating Officer Matthew A. McDonald and Executive Vice President Brandon J. Roth during 2020, 2019, and 2018.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards		Option Awards	Nonequity Incentive Plan Compensation(1)		Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Anthony N. Leo, CEO	2020 2019 2018	$281,875 263,542 250,000	— — —		$213,438 — 66,888	$52,874 59,561 98,225		$426,876 262,665 98,685	$82,089 56,700 53,952	$33,268 30,361 32,489	$1,090,420 672,829 600,239

Thomas G. Zernick, EVP	2020 2019 2018	$240,292 153,333 156,060	$73,013 102,500 75,000		$24,340 — —	$20,871 23,825 37,887		— — —	— — —	$31,345 25,836 25,791	$389,861 305,494 294,738

Matthew M. Luckey, EVP	2020 2019 2018	$191,100 173,750 170,000	$47,273 55,000 45,000		$15,760 — —	$20,871 23,825 37,887		— — —	— — —	$35,867 32,661 31,465	$310,871 285,236 284,352

Matthew A. McDonald, Former COO(2)	2020 2019 2018	$70,814 215,625 205,000	— — —	$	— — 44,592	$30,611 35,737 56,128	$	— 175,110 65,790	— — —	$549,957 22,713 25,315	$651,382 449,185 396,825

Brandon J. Roth, Former EVP(3)	2020 2019 2018	$137,823 158,125 159,120	$360,000 150,102 75,000		— — —	$20,871 23,825 37,887		— — —	— — —	$27,464 33,124 30,179	$546,158 365,176 302,186

(1)	In light of uncertainties associated with the COVID-19 pandemic and ensuing recession, portions of each 2020 bonus and cash incentive compensation was deferred and was paid on July 1, 2021.
(2)	Mr. McDonald served as BayFirst’s and the Bank’s Chief Operating Officer until April 21, 2020.
(3)	Mr. Roth served as BayFirst’s Executive Vice President and President of the Bank’s Residential Lending Division until October 16, 2020.

(4)	All Other Compensation includes:

Name and Principal Position	Year	401(k) Plan Contributions	ESOP Contributions		Medical, Dental, and Vision Benefits	Life Insurance Premiums	Severance Related Payments
Anthony N. Leo, CEO	2020 2019 2018	$8,550 8,400 11,375		$5,700 5,196 5,500	$16,246 15,034 13,817	$2,772 1,731 1,806	— — —

Thomas G. Zernick, EVP	2020 2019 2018	$8,550 8,034 11,661		$5,700 5,196 5,500	$15,620 11,271 7,278	$1,476 1,335 1,352	— — —

Matthew M. Luckey, EVP	2020 2019 2018	$7,874 6,566 6,900		$5,237 4,212 4,607	$22,159 21,344 19,610	$597 539 348	— — —

Matthew A. McDonald, Former COO	2020 2019 2018	$8,550 8,400 11,325	$	— 5,196 5,500	$6,729 8,191 7,524	$527 926 966	$534,152 — —

Brandon J. Roth, Former EVP	2020 2019 2018	$8,550 6,997 7,024	$	— 4,462 4,689	$18,491 21,344 18,145	$423 322 321	— — —

In 2021, Mr. Leo is receiving a $315,000 base salary, Mr. Zernick is receiving a $295,000 base salary, and Mr. Luckey is receiving a $200,000 base salary.

Agreements with Mr. Leo

We are a party to an employment agreement with our Chief Executive Officer Anthony N. Leo. The agreement had an initial term ending on December 31, 2019, and renews annually for an additional year, so that the then-remaining term of the agreement is three years, unless either party provides notice of non-renewal. Under his agreement, Mr. Leo receives a minimum annual salary of $220,000, which may be increased annually by the Board. He is also eligible to participate in any of our incentive, pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs. Mr. Leo’s employment agreement also provides that during the term of employment and for a period of 18 months following termination, Mr. Leo may not: (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within a 50 mile radius of any of our offices; (b) solicit our clients with which he had contact in connection with products and services provided by us for the purpose of providing financial services; (c) solicit our employees; or (d) solicit or divert referrals of SBA loans from SmartBiz. If Mr. Leo terminates his employment for “good reason” or the Company terminates his employment without “cause” prior to, or more than 12 months after, a “change in control”, he will be entitled to severance compensation equal to his then current “annual compensation” for a period of 18 months, plus any accrued bonus, and all outstanding stock options and other incentive awards will vest immediately. However, if such a termination occurs within 12 months following a change in control, Mr. Leo will be entitled to receive severance compensation equal to two-times his then current annual compensation, plus any accrued bonus, and all outstanding equity-based incentive awards will vest immediately.

The Bank has also entered into a salary continuation agreement with Mr. Leo. The salary continuation agreement provides for an annual supplemental retirement benefit to be paid to Mr. Leo in 20 equal annual installments of $25,000 commencing on the first day of the first month immediately after the month in which a “separation from service” occurs and Mr. Leo has attained the “normal retirement age” (as such terms are defined in the salary continuation agreement). Mr. Leo will be entitled to the same benefits if a separation from service occurs after a “change in control” (as defined in the agreement). If Mr. Leo’s employment with the Bank terminates prior to December 31, 2022, he will receive no benefits under the salary continuation agreement. If he experiences a “disability” (as defined in the agreement) prior to normal retirement age, he will receive the accrued balance of the supplemental retirement benefit. If Mr. Leo is to die prior to receiving all of the benefit under the salary continuation agreement, his beneficiaries shall be entitled to receive the present value of the salary continuation benefit, calculated in accordance with the agreement. The salary continuation benefit will also be forfeited if Mr. Leo violates certain non-competition and non-solicitation covenants.

Annual Incentive Plan

First Home has adopted an Annual Incentive Plan (the “AIP”) providing for both short-term cash bonuses and long-term compensation in the form of stock options or restricted stock. The AIP was established by the Compensation Committee in consultation with PM. Annual cash bonuses are determined by a set of objective and subjective criteria established by the Compensation Committee. Under the AIP, if Mr. Leo meets each of the established objectives, he may receive up to 3.0% of pre-tax net income in 2021 and 2.75% of pre-tax net income in 2022 and successive years. Mr. Zernick may receive up to 75% of his base salary if he meets each of the established objectives, while Mr. Luckey may receive up to 40% of his base salary. Stock options or restricted stock may be granted at the Compensation Committee’s discretion based upon its assessment of the respective executive’s performance. Any equity component of such a plan will be granted pursuant to the 2017 Equity Incentive Plan.

2017 Equity Incentive Plan

In 2018, the Board amended, and BayFirst’s stockholders approved, the BayFirst Financial Corp. Amended and Restated 2017 Equity Incentive Plan (the “EIP”), which provides for the grant of stock options, restricted stock awards, restricted stock unit awards, and other equity awards to officers, employees, directors, advisors, and consultants. The number of shares reserved and available for issuance under the EIP is 15% of the total number of shares of common stock issued and outstanding from time to time, not to exceed 1,500,000 shares.

Following the effectiveness of the registration statement of which this prospectus is a part of, we intend to register under the Securities Act the shares of stock to be sold under the EIP.

The following is a summary of the material features of the EIP.

Purpose of the EIP

We believe the ability to offer stock-based compensation will allow us to attract additional personnel and to reward exceptional performance. The Board believes that the EIP provides a means whereby those individuals upon whom the responsibilities of the successful administration and management of BayFirst and the Bank rest, and whose present and potential contributions are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of BayFirst. By providing such individuals with additional incentive and reward opportunities, the Board believes that the EIP enhances the profitable growth of BayFirst.

Administration of the EIP

The EIP provides that the Board, its Compensation Committee, or any other committee appointed by the Board has the authority to administer the EIP and to make awards under the EIP. The Board has appointed the Compensation Committee as the administrator of the EIP until further notice.

Awards Under the EIP

The EIP provides for awards of stock options, restricted stock, restricted stock units, and other stock-based awards.

The EIP requires that stock options can only be issued at or above the fair market value per share on the date of grant. Stock options granted to participants under the EIP may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or options that are not subject to the provisions of Section 422 of the Code. Stock options entitle the recipient to purchase shares of common stock at the exercise price specified in the award agreement. The administrator determines the number of option shares, the term of the option, the exercise price, the vesting schedule, performance conditions, and any other terms and conditions. In the case of 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant.

No option may be exercisable more than 10 years after the date of grant. Payment of the exercise price of any option may be made in cash or cash equivalent, as determined by the administrator, to the extent permitted by law: (i) by means of any cashless exercise; (ii) by delivering shares of common stock already owned by the option holder; (iii) by such other method as the administrator may determine; or (iv) any combination of the foregoing.

Restricted stock consists of shares of common stock which are granted to the participant, subject to certain restrictions against disposition and certain obligations to forfeit such shares to the Corporation under certain circumstances. The restrictions, which may be different for each award, will be determined by the Compensation Committee.

Restricted stock units are similar to restricted stock awards in that the value of a restricted stock unit is denominated in shares of stock. However, unlike a restricted stock award, restricted stock units are a mere promise by the issuer to grant stock at a specified point in the future, and no shares of stock are transferred to the participant until certain requirements or conditions associated with the award are satisfied.

The administrator, in its discretion, may set restrictions on awards based upon the achievement of performance goals based upon any individual participant or Company criteria or metric, including, but not limited to: stock price, earnings, earnings per share, return on equity, return on assets, asset quality, net interest margin, loan portfolio growth, efficiency ratio, or deposit portfolio growth.

The Company and the participants who are granted awards under the EIP will enter into an award agreement setting forth the terms of any award. The terms and provisions of the award agreements need not be identical, and the administrator may, in its sole discretion, amend an outstanding award agreement at any time in any manner that is not inconsistent with the provisions of the EIP.

Amendment and Termination of the EIP

The Board may amend or terminate the EIP, provided that stockholder approval will be required to: (i) increase the total number of shares reserved for issuance under the EIP; or (ii) change the class of recipients eligible to participate in the EIP. No amendment shall adversely affect any of the rights of any holder of any award without the holder’s consent. The administrator may accept surrender of outstanding equity awards under the EIP and grant new awards in substitution for them; provided that the administrator will not exchange underwater stock options without prior stockholder approval. The EIP will terminate five years after its effective date, but outstanding awards continue until they expire in accordance with their terms.

Authorized Shares

The total number of shares reserved and available for issuance under the EIP is 15% of the total number of shares of BayFirst common stock issued and outstanding from time to time; provided the maximum aggregate number of reserved shares shall not exceed 1,500,000 shares. In the event of a stock dividend, stock split, reorganization, merger, recapitalization, or other change affecting the common stock, the administrator will make proportionate adjustments with respect to: (i) the aggregate number and kind of shares that may be issued under the EIP; (ii) the number, kind, and exercise price of shares issuable pursuant to each outstanding award made under the EIP; and (iii) the maximum number of shares that may be subject to awards granted to any one individual under the EIP.

If any award lapses, expires, terminates, or is canceled prior to the issuance of shares thereunder or if shares covered by an award are settled in cash, the shares subject to such awards shall again be available for issuance under the EIP. If any shares subject to an award are not delivered to a participant because the award is exercised through a reduction of shares subject to the award, the number of shares that are not delivered to the participant will no longer be available for issuance under the EIP.

Non-Qualified Stock Purchase Plan

The Company adopted an Employee Stock Purchase Plan for all employees in 2015. During 2020, the ESPP was amended and restated in its entirety and was renamed the Non-Qualified Stock Purchase Plan (“NSPP”). All employees and Directors are eligible to participate in the NSPP. All Bank employees are eligible to purchase shares of BayFirst stock through payroll deduction, subject to a maximum of 10% of their pay through the NSPP. In no instance may the per share purchase price ever be less than the greater of its book value, $13.33, or 10% less than the fair market value of the stock as determined by the Board. Directors may purchase available shares of common stock with post-tax dollars as of the grant date at the price of shares offered under the Dividend Reinvestment Plan, with no minimum deduction and a maximum deduction of the Directors’ board fees, but are not eligible for the discount.

Following the effectiveness of the registration statement of which this prospectus is a part of, we intend to register under the Securities Act the shares of stock to be sold under the NSPP.

401(k) Plan

The Bank has a 401(k) plan that provides for a mandatory matching contribution of 3% of each participating employee’s base salary, as well as a discretionary match and profit sharing component.

Employee Stock Ownership Plan

In 2018, the Company adopted an Employee Stock Ownership Plan (the “ESOP”). The Company makes discretionary contributions to the ESOP which purchases shares of Company stock for the benefit of Company employees. Contributions to the ESOP for the benefit of employees vest over a five year period.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding stock options and unvested restricted stock held by each of our named executive officers as of December 31, 2020 (giving effect to the three-for-two stock split effective on May 10, 2021).

	Option Awards					Restricted Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
Anthony N. Leo	4/18/17	—	—	—	—	1,620	$22,410
	1/31/18	—	—	—	—	2,510	$34,722
	6/12/18	8,400	12,600	$17.33	6/12/28	—	—
	3/15/19	3,000	12,000	$14.67	3/15/29	—	—
	1/15/20	—	14,250	$15.67	1/15/30	—	—

Matthew M. Luckey	6/12/18	3,240	4,860	$17.33	6/12/28	—	—
	3/15/19	1,200	4,800	$14.67	3/15/29	—	—
	1/15/20	—	5,625	$15.67	1/15/30	—	—

Thomas G. Zernick	6/12/18	3,240	4,860	$17.33	6/12/28	—	—
	3/15/19	1,200	4,800	$14.67	3/15/29	—	—
	1/15/20	—	5,625	$15.67	1/15/30	—	—

Matthew A. McDonald	—	—	—	—	—	—	—

Brandon J. Roth	—	—	—	—	—	—	—

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DIRECTOR COMPENSATION

BayFirst directors receive cash fees of $1,500 per Board meeting. Bank directors receive cash fees of $1,250 per Board meeting.

We also pay annual retainers to the Chairs of the: (i) Board and the Bank Board ($22,500 each); (ii) Audit and Risk Management Committee and Nominating Committee ($8,750 each); (iii) Bank Asset Liability Committee ($7,500); and (iv) Compensation Committee ($5,000). We expect to begin paying, in the third quarter of 2021, a $5,000 annual retainer to the Chair of the Environmental, Social, and Governance Committee.

In addition, we pay our directors fees of: (i) $500 per Bank Directors Credit and Loan Committee meeting, Audit and Risk Management Committee meeting, Compensation Committee meeting, and Environmental, Social, and Governance Committee meeting; and (ii) $250 per Bank Asset Liability Committee meeting. If a director attends any meeting by telephone, the director receives half the standard fee.

The following table sets forth the cash compensation and stock option compensation earned during 2020 by each of our directors other than Mr. Leo, whose compensation is described in the “Summary Compensation Table” on page 54.

Name	Cash Fees Earned	Option Awards	Total
George Apostolou	$19,500	$14,471	$33,971
Derek S. Berset	19,750	14,471	34,221
Mark S. Berset	17,000	14,471	31,471
Dennis R. DeLoach, Jr. (retired)	18,250	14,471	32,721
Dennis R. DeLoach, III	17,750	14,471	32,221
Alexander Harris	1,500	—	1,500
Tarek Helal	20,250	14,471	34,721
Trifon Houvardas	23,750	14,471	38,221
Christos Politis, M.D.	12,000	14,471	26,471
Anthony Saravanos	49,500	19,480	68,980
Bradly W. Spoor	23,500	14,471	37,971
Harold J. Winner	48,000	19,480	67,480
Barbara J. Zipperian	1,500	—	1,500

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BENEFICIAL OWNERSHIP OF SECURITIES

The percentage and amount of shares beneficially owned by BayFirst’s directors and named executive officers, as well as all directors and executive officers as a group, as of September 28, 2021 (as adjusted for the three-for-two split effective May 10, 2021) is shown in the table below. The mailing address of each director and executive officer is care of First Home Bank, First Home Executive Center, 700 Central Avenue, St. Petersburg, Florida 33701. Other than Mark S. Berset, we are aware of no stockholder who owns 5% or more of our total shares outstanding.

Directors	Number of Shares(1)	Right to Acquire(2)	Percent of Beneficial Ownership(3)
George Apostolou	86,244.46	9,300.00	2.43%
Derek S. Berset	53,451.12	9,300.00	1.60%
Mark S. Berset	272,405.37	17,115.00	7.35%
Dennis R. DeLoach, III	28,183.36	3,900.00	0.82%
Alexander Harris	159.00	—	0.00%
Tarek Helal	20,550.91	9,300.00	0.76%
Trifon Houvardas	31,152.62	9,300.00	1.03%
Anthony N. Leo	24,809.74	21,450.00	1.17%
Christos Politis, M.D.	40,590.00	9,300.00	1.27%
Anthony Saravanos	47,587.05	13,350.00	1.55%
Bradly W. Spoor	21,280.58	9,300.00	0.78%
Harold J. Winner	48,720.95	13,725.00	1.59%
Barbara J. Zipperian	1,571.00	—	0.04%
Thomas G. Zernick	6,306.03	8,385.00	0.37%
Matthew M. Luckey	4,729.35	8,385.00	0.33%

Total	687,741.54	142,110.00	20.43%

(1)	Includes shares for which the named person:

•	has sole voting and investment power;

•	has shared voting and investment power with a spouse, or

•	holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)	Shares covered by stock options or warrants that are exercisable within sixty (60) days of September 28, 2021.
(3)	Based on 3,919,976.62 shares outstanding and, for each individual, shares that such individual has the right to acquire within sixty (60) days of September 28, 2021.

The following stockholders have been designated as a part of a “Group” for purposes of the Change in Bank Control Act and received approval on March 29, 2013 from the Federal Reserve Bank of Atlanta to aggregately own 49.32% of BayFirst’s common stock: George and Calliope Apostolou, Panagiotis Apostolou, Mark S. and Linda C. Berset, Derek S. Berset, Gary N. and Eileen L. Berset, Kristin M. Berset, Larry C. and Mary S. Cunningham, Dennis R. DeLoach, Jr. as Trustee, Dennis R. DeLoach, Jr. and Faye DeLoach, Dennis R. DeLoach, III, Jeffory H. Forbes Revocable Living Trust, Sherry B. Forbes Revocable Living Trust, Mohamed and Amira Helal, Nadine Helal, Tarek Helal, K&M Insurance Investors, LLC, Trifon Houvardas, Managing Member, The Houvardas Family Revocable Trust U/T/A dated November 12, 2012 by Paul Houvardas and Simone Houvardas, As Trustees, Bruce Lucas, Universal Finance & Investments LC, Sanjay Madhu, Manager, Alex Madhu, Andrew Madhu, Felix Kamal Nematbakhsh Trust U/A 12/17/2008 Mansoor Nematbakhsh Trustee, Fiona Ann Nematbakhsh Trust U/A 12/17/2008 Mansoor Nematbakhsh Trustee, Harish and Khyati Patel, Pareshbhai and Neha Patel, Gregory Politis, Christos and Effice Politis, Peter Politis, Anthony and Maria Z.

Saravanos, Shane R. and Nicole F. Stowell, Shaju and Miriam Vattamattam, Harold J. Winner, and Harold J. Winner and Jacquelyn M. Winner.

We do not believe these individuals are a “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We reached this conclusion because those individuals have not agreed to act together for the purpose of acquiring, holding, voting, or disposing of our securities. The Federal Reserve reached the conclusion that they were a “Group” for purposes of the Change in Bank Control Act because they each had an affiliation with a different company, HCI Group, Inc.

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DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

In 2016, we established a Dividend Reinvestment and Stock Purchase Plan (the “DRIP”). Participation in the DRIP is limited to BayFirst stockholders who reside in the State of Florida. Through the DRIP, we offer holders of our common stock the opportunity to purchase additional shares by having their cash dividends automatically reinvested in BayFirst common stock and by making optional additional purchases. The maximum optional additional purchase a stockholder may make in any one calendar quarter is $75,000. The minimum additional purchase a participant may make in any one calendar quarter is $250.

Shares purchased under the DRIP are newly issued shares of previously authorized but unissued shares of our common stock. Stockholders who do not participate in the DRIP receive cash dividends, when and as declared by the Board, in the usual manner. The per share purchase price is established by the Board as of each record date for a dividend payment. No commissions, service charges, or brokerage fees are charged to participants in connection with the purchase of shares under the Plan.

Following the effectiveness of the registration statement of which this prospectus is a part of, we intend to register under the Securities Act the shares of stock to be sold under the DRIP.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our directors, executive officers, and their immediate family members are also customers of the Bank. We anticipate that these individuals will continue to be customers in the future. All transactions between us and our directors, executive officers, and their immediate family members, and any principal stockholders, have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons. In the opinion of management, these transactions did not involve more than the normal risk of collectability or present other unfavorable features.

Loans made to directors, executive officers, and their immediate families require the approval of a majority of the disinterested directors reviewing the loan. As of December 31, 2020, loans to directors, executive officers, and their immediate family members represented approximately $10.03 million, or 0.70% of the total loan portfolio, all of which are current and performing.

BayFirst’s corporate offices and the Bank’s main office are located at the First Home Executive Center, 700 Central Avenue, St. Petersburg, Florida 33701. We lease the office and branch space at this location from The Arc Group, Inc. of which our director George Apostolou and his son are officers, directors, and/or equity owners and of which director Christos Politis’ father and siblings are also officers, directors, and/or equity owners. In 2020, we paid this company $408,961, of which Mr. Apostolou’s beneficial interest is $110,419 and Mr. Politis’ family members’ beneficial interest is $237,197.

Mark S. Berset and Derek S. Berset, directors of BayFirst, and members of their immediate family, are also the only equity owners of Comegys Insurance Agency. In 2020, the Company made payments to Comegys Insurance Agency in the amount of $426,666 for the purchase of insurance policies for the Company, of which their and their immediate family’s beneficial interest is $424,106. Such amounts are less than 5% of the gross revenues of Comegys Insurance Agency in each of those years.

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PRINCIPAL AND REGISTERED STOCKHOLDERS

The tables below set forth certain information as of September 28, 2021, with respect to our securities being registered for resale by means of this prospectus, for: (i) each of our current and former executive officers’ share ownership; (ii) each of our directors’ share ownership; (iii) all of our directors’ and executive officers’ share ownership as a group; (iv) each holder of 1% or greater of our outstanding common stock; (v) each other Registered Stockholder’s share ownership; and (vi) each warrant holder’s warrant ownership. No registered broker-dealers own shares of our common stock or warrants. To the best of our knowledge, based on representations given to us by stockholders and warrant holders at the time they purchased their securities from us, no affiliate of any broker-dealer owns shares of our common stock or warrants.

We have based percentage ownership of our common stock in the tables below on 3,919,976.62 shares outstanding as of September 28, 2021 (as adjusted for the three-for-two stock split effective May 10, 2021).

We have determined beneficial ownership percentages in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options or warrants that are exercisable within 60 days of September 28, 2021 to be outstanding and to be beneficially owned by the person holding the option or warrants for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or warrants outstanding for the purpose of computing the percentage ownership of any other person.

	Number of Shares(1)	Right to Acquire	Percent

Directors and Executive Officers
George Apostolou	86,244.46	9,300.00	2.43%
Lewis Benner	1,859.49	2,145.00	0.10%
Derek S. Berset	53,451.12	9,300.00	1.60%
Mark S. Berset	272,405.37	17,115.00	7.35%
Dennis R. DeLoach, III	28,183.36	3,900.00	0.82%
Alexander Harris	159.00	—	0.00%
Tarek Helal	20,550.91	9,300.00	0.76%
Trifon Houvardas	31,152.62	9,300.00	1.03%
Brandi N. Jaber	1,587.83	2,235.00	0.10%
Anthony N. Leo	24,809.74	21,450.00	1.17%
Matthew M. Luckey	4,729.35	8,385.00	0.33%
Robin L. Oliver	1,208.12	3,150.00	0.11%
Christos Politis, M.D.	40,590.00	9,300.00	1.27%
Anthony Saravanos	47,587.05	13,350.00	1.55%
Bradly W. Spoor	21,280.58	9,300.00	0.78%
Harold J. Winner	48,720.95	13,725.00	1.59%
Thomas G. Zernick	6,306.03	8,385.00	0.37%
Barbara J. Zipperian	1,571.00	—	0.04%

Directors and Executive Officers as a Group (18 people)	692,346.98	149,640.00	20.69%

	Number of Shares(1)	Right to Acquire(2)	Percent

Other Owners of > 1% of Outstanding Shares
Felix & Fiona, LLC	155,118.55	—	3.96%
Banc Fund IX, LP	133,593.00	—	3.41%
Second First DeNovo, LP	123,600.00	—	3.15%
Bruce Lucas	154,883.80	—	3.95%
Patrick E. Malloy III Living Trust	62,496.00	—	1.59%
First Home Bank Employee Stock Ownership Plan	57,620.66	—	1.47%
Thomas M. McNeill Jr. MD & Shannon M. McNeill	56,113.58	—	1.43%
James A. Masiello Revocable Trust	53,045.98	—	1.35%

Former Directors
Dennis R. DeLoach, Jr.	33,890.57	9,300.00	1.10%
Paresh & Neha Patel	92,460.00	—	2.36%
Crystal D. Persaud	55,500.00	—	1.59%

Former Executive Officers
Matthew A. McDonald	6,011.49	—	0.15%
Brandon J. Roth	795.97	—	0.02%

(1)	Includes shares for which the named person:

•	has sole voting and investment power;

•	has shared voting and investment power with a spouse, or

•	holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

Other Registered Stockholders	Number of Shares
Gary N. Berset & Eileen L. Berset	35,635.20
Continental Stock Transfer as Agent for BayFirst Financial Corp. Plans	31,206.00
Joseph Chapman & Beth Ann Scharrer	30,323.45
Robert G. Castles & Lorena P. Castles	30,238.99
TVII Corp	30,000.00
Kristen M. Berset	29,943.00
Kristen M. Berset IRA	28,147.66
Cygram Heritage LLLP	27,855.64
Jason N. Berset	25,583.28
George S. Glaros & Carol Glaros	25,375.66
William Assad & Faten Assad	24,333.89
Mark T. Mahaffey Trust	23,277.50
Garth A. & Monica M. Vernon	22,500.00
S5 Consulting LLC	21,280.58
Panagiotis Apostolou	20,899.27
Julie C. Pinkerton Living Revocable Trust	20,894.12
Claude D. McMullen & Suzanne W. McMullen	20,858.19
Gregory Politis	20,400.00
Universal Finance & Investments LC	20,278.91

Other Registered Stockholders	Number of Shares
Allan S. Martin	19,993.15
Agricultural Banking Corporation	19,500.00
John Henry Houser	19,256.58
Henry A. Bond & Carolyn M. Bond Declaration Of Trust	18,788.24
Richard John Horbal	18,000.00
Alexander Andrew Horbal	18,000.00
Theodore Karikas & Gabrielle Karikas	18,000.00
Jonathan Michael Horbal	18,000.00
Timothy Richard Horbal	18,000.00
Frank V. Papa Jr & Maria Papa	17,626.99
Manuel Papadopoulos, Mirela Papadopoulos, Iraklis Papadopoulos & Maria Papadopoulos	17,124.20
Michael Shapiro & Gale Shapiro	17,039.88
Shannon Lucas Defined Benefit Plan	16,237.31
Hemlatta A. Patel	16,222.93
J. Christopher Sketch Revocable Trust	15,932.62
Varnavas Zagaris	15,872.83
Piyush Mulji & Nayana Mulji	15,563.02
Mohamed Helal & Amira Helal	15,000.00
Harish & Khyati Patel	15,000.00

Other Registered Stockholders	Number of Shares
Mayur Patel & Ulupi Mayur	15,000.00
Dipak & Minaxi Shah	15,000.00
Nikolaos Skiadiotis	15,000.00
Lefteris Skiadiotis	15,000.00
Brier S. Grieves	14,160.38
Imelda C. Casadonte Family Trust	13,227.53
Mansoor Nematbakhsh	12,490.39
Alexander Bogdanos & Sharon Bogdanos	12,250.56
John R. McGuire Trust	11,154.49
Nadine Helal	10,500.00
William Mack And Stephanie Mack	10,307.45
Daniel Deluca & Karen L Deluca	10,306.75
Tom B. Stathopoulos & Heather Stathopoulos	10,000.66
Peter T. Hofstra & Kimberly C. Hofstra	9,671.07
Jeffrey D. Freeman	9,515.18
Joan Armour Mendell Foundation	9,460.74
Sherry B. Forbes Revocable Living Trust	9,450.00
D&J Investment Associates LLC	9,213.16
Tejinder S. Glamour & Maninder P. Glamour	9,020.15
The Tejinder Singh Glamour And Maninder Pal Glamour Revocable Living Trust	9,020.15
Lois Stainman 2012 Trust & Susan Stainman 2012 Trust	8,654.23
Gary Berset IRA	8,536.64
Thomas F. Gaffney Living Trust	8,428.60
Leonard Bogdanos	8,407.33
Camille J. Iurillo & Joseph G. Petrella	8,111.97
Nick & George Pappas	8,111.97
The Houvardas Family Revocable Trust	8,111.97
Surbhi Atul Kshatri Living Trust	8,111.97
Rogal Family Revocable Trust	8,111.97
Rita T. Collins	8,004.00
Evangelia Collins	8,004.00
Brent A. Pinkerton IRA	8,000.34
Barger Family “B” Trust	8,000.00
Barry Shapiro	7,998.00
Richard D. Wilkes	7,980.00
Rakesh K. & Krishna Sharma	7,936.92
Owen Keith Brewer	7,507.00
The Dimakis Family Revocable Trust	7,500.00
Iyunni Nath VSS & Iqbal K. Nath	7,500.00

Other Registered Stockholders	Number of Shares
Nadarajah Nirmalan & Iyyunni Ujwala	7,500.00
Nancy J. Preis	7,500.00
Nilesh & Arti Patel	7,500.00
Winston Dubose	7,500.00
Peter Politis	7,500.00
John P. Devine	7,500.00
Jeffrey Norris IRA	7,295.32
Mary Ellen Fiore Living Trust	7,200.00
Elaine M. Rumpf	7,200.00
Thomas Cassidy & Lisa Cassidy	6,918.44
George C. Donovan Jr & Shirley A. Donovan	6,795.00
Anastasia Apostolou Kappas	6,679.49
Barry J. Scarr & Toni Scarr	6,429.27
Albert Family Investments, LLC	6,245.20
Kristen Berset-Harris	6,245.20
Demetrios & Kornilia Detsis Tbte	6,240.00
Gregory V. Hollstrom & Kathleen S. Hollstrom	6,106.69
Jacob Fisher	6,080.70
Peter and Efthimia Sartes	6,079.73
Financial Institutions Opportunity Fund LP	6,000.00
Carl K. Trimble	6,000.00
Jeffory H. Forbes Revocable Living Trust	5,985.00
Brian T. Marino & Anita L. Marino	5,840.82
Shaju & Miriam Vattamattam	5,625.00
Securus Risk Management, LLC	5,620.88
Jacquelyn M. Winner	5,339.72
John C. Chlupp	5,192.06
Werner W. Koester	5,010.00
Konstantina Apostolou	4,998.00
Julie M. Castles Revocable Trust	4,950.00
Scott A. Leamon & Naomi Leamon	4,806.67
Myrna Band	4,730.37
Richard D. Hall Jr.	4,528.45
William J. Fahy & Claire E. Fahy	4,500.00
Blaine Russell Family Investments	4,490.13
Laura Forte Gaspar	4,455.00
J. Henry Houser	4,436.25
Camille Lamar Roberts Revocable Living Trust	4,275.14
Patrick J. Winkelman IRA	4,275.14
Robert P. McKay	4,262.90
Marc Landon Fletcher	4,047.00
James M. Aitchison & Maria Saravanos	4,002.00
Thomas Quale	3,784.25

Other Registered Stockholders	Number of Shares
C.P. Foster Jr	3,750.00
Rhonda S. Foster	3,750.00
The Nickolas J. Pappajohn Revocable Trust	3,750.00
The Paul A. Labonte Revocable Trust	3,750.00
Kenneth P. Burke & Cecilia M. Burke	3,732.11
William H. Hagedorn & Tammi L. Hagedorn	3,450.00
Robert Mark Higgins & Jennilee J. Higgins	3,450.00
Wendy Michelle Thompson	3,363.00
Robert Burg & Billie Burg	3,300.00
Larry A. Franklin & Jana L. Franklin	3,244.79
Albi Kajlica	3,125.33
Hydai Gostivari	3,125.33
Eleonora Mihopoulos & Alexander Mihopoulos	3,030.95
Sandra M. Castles Revocable Trust	3,000.00
Pamela Lee Colvin	3,000.00
Terri L. Presnell	3,000.00
Pauletta Lucille Rogers	3,000.00
Stoner Family Charitable Foundation	3,000.00
Cary S. Reich & Karen Reich	3,000.00
The Hartshorn Revocable Trust	3,000.00
Robert G. Castles Jr	3,000.00
Sandra Bollenback	2,837.29
Frank Maggio	2,710.00
First Home Bancorp Nominee For Unvested Plan Participants	2,482.70
Jeffrey & Theresa H Shimko	2,400.00
Robert G. Castles Jr & Jamie Castles	2,250.00
Kathleen A. Roy Revocable 2001 Trust	2,214.04
Michael A. Gaggi	2,200.28
Eileen Berset IRA	2,098.05
Valerie Fulbright	2,080.98
John R. Stoner	2,010.00
Melissa Miller Daugherty	2,001.00
Sotir C. Milo	1,998.00
Denise G. Unley	1,959.72
Anthony Farias	1,811.00
Sean Martin	1,794.00
Neil W. Savage Revocable Trust Dated	1,725.00
Maidiel Valdivia	1,682.13
Chad Evers	1,643.00
Shane R. Stowell & Nicole F. Stowell	1,622.39
Matthew Andrew Nicolosi	1,567.63
Jason E. McMullen & Christie L. McMullen	1,560.00
Randy Rabin	1,554.00
James G. Newsome Jr.	1,554.00

Other Registered Stockholders	Number of Shares
Christa J. Bigness	1,509.11
Susan Inez Poskus	1,508.06
William S. Serata	1,500.00
Jeffrey & Michelle Steelman	1,500.00
G. Charlene Jasmin & Molly L. Miller	1,500.00
William J. Fahy III	1,500.00
Kelly Ann Fahy	1,500.00
Dara L. Tribiano Trust	1,500.00
The Bonnie Lou Seymour Trust	1,500.00
Barbara J. Russell Revocable Living Trust	1,500.00
The Tarr Charitable Family Foundation, Inc.	1,500.00
Randy M. Butler	1,434.12
Joan A. Steelman	1,290.00
Charles Hime	1,268.23
Brandi Jaber	1,153.97
Louis D’Angelo	1,117.00
Jeri D. McCall	1,075.50
Hunt Jeffrey Michael	1,070.12
Ilene Rieser	1,050.00
Ilene Riser IRA	1,050.00
Richard Ramdohr	1,029.00
William Bernard Jarema	944.02
Sharon McMaster	904.00
Thomas Sorrentino	846.00
Sonia Harvey	838.72
Sherrie McGill	834.86
Travis L. Waggoner	833.00
Craig Brengelman	828.00
William M. Donovan	795.00
Michael Joseph Topoll	773.00
Eric Kuczynski	762.00
Brian C. Green	746.29
Jennifer Goedde	740.54
Jordan Weimersheimer	740.00
Robert Saltzman	716.52
Geoffrey Scott Huetten	713.00
Michael Giasone	709.85
Lin Marshall	687.59
Jeanne L. Nelson	675.00
Antonio Lewis Leta	673.26
Donivon D. Roberts	639.00
Marcie Toombs	633.00
Marcia A. Rubin	617.63
Linda G. Coughlin & John W Coughlin	600.00
Judith Rafferty	600.00
Paul & Mary V. Trice	600.00
Johanna Kossifidis	589.32

Other Registered Stockholders	Number of Shares
Jeffrey M. & Jennifer L. Hunt	559.11
Lauren Soto	556.04
Cammy J. Draayom	537.00
Kevin J. Wilderman	534.25
Jason Mickschl	529.00
Chris Brengelman	504.00
William J. Laffey	501.00
Cynthia Prefountaine	492.00
Dana Gregory	479.39
Deanna Hogeland	468.00
Sanjay Dave	459.43
Gary Lewandowski	454.00
Jon Kolb	453.00
Jack E. III & Erin L. Russell	450.00
James Hennessey	423.00
Diane Edmonds	408.00
Robin M. Councilman & David L. Councilman	405.00
Scott Edward Brooke	395.00
Cheryl R. Bryan	391.21
Eric Krajewski	380.18
Scott Douglas Lindemann	356.00
Michael Demayo	346.00
Kenneth E. Jackson	346.00
Kevin Michael Whisler	340.81
Andres Moran	331.00
Abigail E. Shields	328.00
Michael Mack	327.73
Teri Delangis	327.60
Denise G. & David C. Unley	324.88
Susan Doll	323.00
Steven Neyman	315.00
Andrew Gehling	311.44
Matthew R. Neumer	309.00
Charles Anthony Giska	303.60
D.R. Hurley and Anne D. Hurley	300.00
Sandra L. Mazzei & Steven R. Mazzei	300.00
Jeffrey Tanner	298.53
Rachel Staggers	290.00
Nate Lee Bowdish	285.00
Amanda Rose Huetten	285.00
Timothy Stephen Kinkeade	283.00
Tara Bernadette Hopkins	279.00
Scott A. Johnson	272.21
Sandra Bloem-Roskamp	269.97
Michael L. Talkington	269.00
Melissa Lynn Zureich	267.86
Beth A. Lapergola	265.00
Krista Arlene Cooley	264.00
Peter Achille D’Angelo	264.00

Other Registered Stockholders	Number of Shares
Jessica Zak	260.84
Fotios Papadopoulos	260.78
Carly Burton	259.84
Jennifer Dougherty	258.00
Francisco Delgado	258.00
Cynthia Wilkins	256.73
Valerie Assad	255.27
Bhavna Pittas	251.84
Bryce Wataru Zimmerman	249.00
Rose Layton	246.66
Timothy Pollard	244.30
William J. Vandeven	241.05
Manelik Jose Minaya	241.00
Robert Joseph Dinges	236.00
Deborah Fancher	232.07
George Hamilton	231.00
Kimberly Jean Lewis	229.10
Landon Moore	228.00
Erald Plyku	226.08
Dianne Studzinski	224.06
William Hampton	222.54
Linda Frost	220.51
Diana M. Schwarz	220.16
Denise D. McManus	219.00
Denise Wakeley	217.00
Anna Michelle Vicente Ellison	216.00
Brian Krisman	215.00
Angela Moorman	212.00
Raphael Miguel Espejo	211.00
Zareeda Alli	209.00
George and Donna Tragos	202.19
Kyle Brandon Lee	199.00
Nicole Dudzek	197.82
David Kightlinger	195.98
Aguinaldo Lopes	195.00
Jason A. Young	193.00
John Bechtold	191.00
Wesley Brenner	191.00
Jerome Newman	189.00
John Zephir	187.56
Michael Potoczak	187.00
Kiril Dimov	186.67
James M. Cooksey	186.34
Jack Jason Davidson	183.45
Donna J. Hayden	182.27
Forrest Buhrmaster	181.62
Emily McKelvy	181.50
Darlene Leon	180.59
Janine Mekkaoui	177.31
Roderick Jefferson	176.86

Other Registered Stockholders	Number of Shares
Bradley Michael Haan	174.00
Lori K. Miller	168.28
Derek Chance Thomasson	167.00
Austin Charles Porter	167.00
Artrailla R. Williams	167.00
John Angelo Macaluso	164.80
Natalie Gitersonke	164.00
Alex Madhu	162.44
Andrew Madhu	162.44
Joshua Trent Zimmer	161.00
Mireya Dente	160.45
Vincent James Biscotto	160.00
Andrew J. Kashella Jr.	159.10
Yvette Carbonaro	159.08
George Moffitt	156.00
Kari E. Santiago & Luis E. Santiago	155.90
Amber Ventura	155.80
Austin Despiegler	155.08
Andrew P. Katopes	155.00
Jonathan Archie Arroyo	154.00
Brittany Saladino	153.00
Tarene Keegan	153.00
Dominick Cordone	152.00
Anthony Perez	152.00
Julieann Allison	150.49
Anthony Angelo Senerchia Jr.	150.00
Minh Trang Tran	147.67
Jeffrey Neumer	147.00
Margoth G. Mowers	147.00
Amy Powell Grimming	146.00
Dawn Million	144.56
Renee Jones	144.00
Ashley Myers	143.41
Christopher Hackney	142.00
Anthony A. Senerchia, Sr.	142.00
Sunny Puskas	140.24
Jon Michael James	140.00
Michael Mark Davidson	140.00
Lina Garcia	139.00
Sonya M. Dietsch	138.00
Julie K. Stanaland	135.00
Mary Zarvalas	135.00
Christopher Adams & Lisa Adams	134.80
Susan Perrin	132.00
Daniel Mohn	132.00
Michele Lee Walters	132.00
Kelsey Close	131.33
Michael H. Meyer	131.00
Michael Crapella	130.00
John Hogan	130.00

Other Registered Stockholders	Number of Shares
Hannah Layton	129.08
Jeremy Tarwater	129.00
Jeremy Stabile	129.00
Brian Christopher Aiello	129.00
Andrew Clyne	128.00
Rebecca Lynn Tucker	128.00
Lionel J. Alvarez	128.00
Jamal Gaines	126.00
Anthony Njeru	126.00
Carol Carney	126.00
William S. Coleman	126.00
Julie Hennessey	125.00
Susan White	124.09
Julie A. Mycroft	117.00
Brian Moseley	113.00
James Thomas Freeland	112.03
Jaleisce Williams	111.38
Aaron Schafer	111.00
Eleshia Lynn Williams	111.00
Joseph Fiorenza	110.00
Marisol Cruz	108.00
Nolan Scott Pierami	108.00
Michelle Johanning	107.84
Dorene Ann Whisler	107.60
Mary Jones	107.07
Cheryl V. McDonough	107.00
Karyn Wilke Waite	107.00
Nailah Jahan Evans	105.00
Erika Lynnecastergini	105.00
Sean McCarthy	104.00
Penny Louise Grombala	103.00
Emmi Wilson	101.00
Todd Hassie	99.00
Haley Esgar	99.00
Kathleen Whitaker	98.06
Russell W. Winton	98.00
Cynthia Bivans	97.97
Roger Roberts	97.00
John Arn Wolding	95.00
Joshua Daniel Kaiser	95.00
Marc Joseph Pierannunzio	95.00
Nickolas Renfrow Smith	94.35
Judith Shitta-Bey	94.00
Kimberly Ann Crail	92.00
Jana Rae Kite	91.00
Melissa Lucero	90.00
Scott A. Marlar	89.00
Elona Needle	87.00
Michelle Deann Geehan	87.00
Bart W. Schow	87.00

Other Registered Stockholders	Number of Shares
George T. Keffalas	86.22
Angela Augustine	86.00
Kathleen J. Brennan	85.00
Yvonne Perez	83.00
Luis R. Garcia	83.00
Brenddon Scott Flemmings	83.00
Brianna Renee Hunter	83.00
Alan Patrick Peterson	82.40
Casondra Bickler	82.00
Peter Rogito Marime	81.00
Kathleen C. Cameron	80.00
Keith Tyler Bartels	80.00
Charles Steven Whitfield	79.55
Lindsey Friend	77.96
Lincoln Ashlee Stallings	77.00
Tyler Joel Westbrock	76.00
Henry Norman	75.00
Jaimee Jagger	75.00
Liriana Vrenezi	75.00
Emily A. Hanks	74.00
Christopher David Fewell	74.00
Jane Calcina-Clinton	72.00
Jamie Hamilton	72.00
Charles Mehi	71.00
Audrey McClintock	71.00
Linda Braithwaite	71.00
Joanna Michelle Batson Graham	71.00
Jason William Farrish	70.00
Matthew Means	69.00
Paul Clark	68.00
Edwin Sterling Birdsong	67.20
Daniel Paul Doebler	65.27
Justina Galing	65.00
Daniel Walsh	65.00
Melanie Ann Kearney	65.00
Jason Scott Detrick	65.00
Bryan Scott Foreman	65.00
Peter C. Paulin	64.72
Cynthia Bivans	64.00
Wesley McLeod & Diane McLeod	63.24
Juliet Johnson	63.23
Mary Jo Holderfield	63.00
Rachel M. Yorston	63.00
Bradley Adams	60.00
Shelley Marie Johnston	60.00
Shawn Douglas	59.00
Tammy A. Smith	59.00
Jacqueline Channer	58.00
Rhoda Restivo	57.55
Anna Causey	57.00

Other Registered Stockholders	Number of Shares
Donna D. Blohm	56.00
Ngoc Ha Nguyen	56.00
Stephanie Diane Braden	56.00
Robert Cole	56.00
Jeanette Marie Morgan	56.00
Amy Elizabeth Neely	56.00
Heather Renee Pizzola	56.00
Matthew Joseph Dalanno	56.00
Carol Ann O’Flaherty	55.59
Pamela K. Scott	54.00
Sabrina L. Francis	54.00
Emily Friend	53.49
Alfredo Morales Rodriguez	53.00
Laurel Nicole Sabon	53.00
Dylan R. Cooley	52.00
Helen Brown	51.00
Tiffany Fletcher	51.00
John William Beauchamp Jr	51.00
Greta Shufflebarger	50.00
Turner Richardson	48.00
Jay Young	48.00
Felix Frankie Pulido	47.12
Lamotte Shipley	47.00
Alex Benigno Martinez	47.00
Thomas B. Corbett & Cheryl R. Corbett	45.86
Deborah Mary Tucker	45.18
Patrick Ryan Green	45.00
Kyle Douglas Imbrescia	45.00
Marlene A. Centonzo	44.87
Ayesha Michelle Deanel	44.00
Ingrid Jean Maddox	44.00
Patricia Michelle Robertson	42.00
Francisco Veras	41.00
Shawn L. Patrick	41.00
Seveidra Vernee Theodore	41.00
Aston M. Simmons	40.13
Glinda Lee Yount	40.00
Jason Lee Osborne	40.00
Joyce Lynn Briscoe	39.17
Gabrielle Walker	39.00
Daniel Adrian Lorenzo	39.00
Zachary Travis Atkinson	39.00
Jesse John Lengyel	39.00
Dawn M. Cosentino	38.51
Matthew Brame	38.33
Konstantina Skalioti	38.00
Thomas L. Sutherland IV	38.00
Kyla Shae Fisher	38.00
David R. Cortez	38.00

Other Registered Stockholders	Number of Shares
Jason Robert Layman	38.00
Jasmine Racheal McCauley	37.31
Barry Rogers	36.00
Rosita Lespier	36.00
Julia Mercedes Jorge-Delcarmen	35.00
Jessica Lee Dietzel	35.00
Bill I. Ajaero	34.00
Hannah Foster	34.00
Michael Brice Marlow	34.00
Janine Sue Vassall	33.00
Ashley Elizabeth Wright	32.00
Denise E. Godwin	31.00
Amanda Joy Stratton	31.00
Leighann Busichio	30.00
Berta Garcia	30.00
Alicia Rinehart	30.00
Stephen Speer	30.00
Rosalind Garcia Jewell	30.00
Rebeca M. Haz	29.00
Jessica Ann Hamness	29.00
Jacqueline Esmeralda Rivas-Bauer	29.00
Thomas Ryan McGeough	29.00
Douglas Machado	28.82
Anna Causey	28.00
Candace Wolfe	27.08
Jill Crouch-Reeves	27.00
Mark Finnigan	27.00
Christopher Heiser	27.00
Melanie Hoxie	27.00
Michael Allen Blaylock	27.00
Oscar F. Olivares	27.00
Todd David Pezzi	27.00
Shelley Flanigan	26.14
Heather Gomez	26.00
Bryce Cameron Jackson	26.00
Stephanie Barron	26.00
Tammy L. Earls	26.00
Angelica L. Mendoza	26.00
Tahaun Darnell Squires	26.00
Robert John McBride	26.00
Stephanie Ann Turner	26.00
Ryan Joseph Pullano	26.00
Adam Kreis	24.00
John William Stout	24.00
Tyler Stephen Roberts	24.00
Tim Sensenig	23.94
Debra M. Mason	23.08
Leah Essary Bell	23.00
Beth Orgeron Salazar	23.00
Timothy Leach	23.00

Other Registered Stockholders	Number of Shares
Jodie Ann Meyer	23.00
Gerano B. White	22.00
James Ronald Hollingsworth	22.00
Christine Dimopoulos	22.00
Latrice Antoinette Wilson	22.00
Burton Phillips	21.00
Andrew Toles	21.00
Assonta Lysius	21.00
Olga M. Ramos	21.00
Glenn Parada	21.00
Shannon Cartonia Schneider	21.00
Megan Elizabeth Jolly	21.00
Thomas Annunziata	20.00
Harry V. Trower	20.00
Kristina Marie Yacko	20.00
Charles Patrick Landquist	20.00
Janelle Grant	20.00
Bonnetta J. Definis	20.00
Jessica Elizbeth French	20.00
Shantel Parker	20.00
Renee Michelle Harris	20.00
Mark Robert Hyland	20.00
April Whitaker	19.94
Lynne Simmons	19.74
Jennifer L. Deceglie	18.00
Lacey Conner	18.00
Hien Thanh Le	18.00
Oscar F. Olivares	18.00
Elmer Garcia	18.00
Sheri Thompson	17.61
Willaim Louis Weber	17.00
Alex D. Hagush	17.00
Michael Alister Weber	17.00
Issaraporn Custy Rush	17.00
Juliann Gill	17.00
Paul B. Lenskold	17.00
Morgan Cravens	17.00
Olivia Jean Andrews	17.00
Becky Lee Stroh	17.00
Ruth Hernandez	17.00
Lauren F. Morejon	15.00
Cody J. Gartner	15.00
Kathy Mahon	15.00
Kellie Renee Chapman	15.00
Franklin Lloyd	15.00
Dylan James Capritta	15.00
Steven Vincent Ceceri	15.00
Charlene Kinnebrew Sheidy	14.00
Emma Boersma	14.00
Jacqueline Martin-Rodriguez	14.00

Other Registered Stockholders	Number of Shares
Kimberly Mann	14.00
Terrell Lee Sarver	14.00
Sarah Denise Tanga	14.00
Beth Ellen Pethalsky	14.00
Susan Danette	14.00
John Peter Louis	13.00
Brandi Lynn Harnish	13.00
Jason Berry	12.00
Laurie Hale	12.00
Jennifer Hammond	12.00
Julio Cesar Romero	12.00
Victor Hernan Parraguez	12.00
Benjamin Wayne Olney	12.00
Amber Lyn Ferrol	12.00
Daniel Chester Frieswick	12.00
Rhonda Sue Tudor	11.03
Ryan Lysaght	11.00
Christopher L. Johanning	11.00
Robert G. King	11.00
Jared James Miller	11.00
Daniel Lex Myers	11.00
Fetima Lauren Colter	10.00
Yvonne D. Perez	10.00
Belinda Anderson	9.00
Ocasina Isabel Jimenez	9.00
Eric Eugen Seitz	9.00
Eric McGirt	9.00
Susan Danette Ricks	9.00
Angela Blackburn	8.00
Santiago Cajamarca	8.00
Ryan Donald Hughes	8.00
Lois Jackson Braxton	8.00
Justin Ryan Gandy	8.00
Raquel Lynn Cardona	8.00
Ashley Michelle Ratliff	8.00
Natasha Marie Troubetaris	8.00
Delmar R. Rooths	8.00
Kelly A. McBride	7.21
Lori Ballis	6.45
Justin Kubisch	6.00
Suzanne Rego	6.00
David Marchal	6.00
Miriam Aidde Arroyo Tafolla	6.00
Kinndy L. Rodriguez	6.00
Jessica Ashley Webb	6.00
Cheryl Andrea Marley	6.00
Carlos Javier Gutierrez	6.00
Mayra Bermudez	6.00

Other Registered Stockholders	Number of Shares
Tyler Newell	6.00
Jennifer C. Shelton	6.00
Diamond Simone Vinson	6.00
Latoria Sharay Richardson	6.00
Dwight Carson	5.00
Christina Boutin	5.00
Gregory N. Raymond	5.00
Angelica Irene Moreno	5.00
Andrew E. Castaneda	5.00
Ryan M. Hubbart	5.00
Daniel Lee Black	4.00
Cole Dalton Blakeley	4.00
Alexis Rodriguez	4.00
Tiffany Rae Thornock	4.00
Joshua Villada	4.00
Cameron Michael Waldner	4.00
Priyani Pathi	4.00
Roderick Dewayne Smith	3.15
Kelsey M. Blanchard	3.00
Anthony T. Anderson	3.00
Jerry Alexander	3.00
Anh Do	3.00
Luis Alberto Sanchez-Santa	3.00
Danijel Lee Mychael	3.00
Herman Eddy Scott	3.00
Melanie Rose Kitchens	3.00
Kari L. Howard	3.00
Jessica Yvonne Boniface	3.00
John Harold Gehling	2.00
Kevin Malzone	2.00
Evan Lewis Hankel	2.00
Ryan Daniel Beckett	2.00
Yoan Leyva	2.00
Catalina Monroy	2.00
Jose Tejada	2.00
Verdeana Gail Grant	2.00
Paul Ferreira	2.00
Angelia Nicole Powell	2.00
Lauren Renee Austin	2.00
Jael Noemi Estevez	2.00
Lashonda Monique Mulwa	2.00
Hunter Scott Hill	2.00
Terri Terrell Augustine	1.00
Ashley Rock Mandakis	1.00
Andrew Michael Egert	1.00
Steven Roth	0.49
Combined Partners LLC C	0.23
Combined Partners LLC H	0.23

Warrant Holder	Number of Warrants
Patrick E. Malloy III Living Trust	10,416
Linda Berset Irrevocable Trust	5,210
Gator Financial Partners LLC	4,700
Mark T. Mahaffey Trust	2,500
Martin A. Traber	1,562
Demetrios & Kornilia Detsis	1,040
Michael & Angela Giordano	1,000

Warrant Holder	Number of Warrants
Cary & Karen Reich	500
Hartshorn Revocable Trust	500
George M. Jirotka	500
James G. Newsome, Jr.	259
Randy Rabin	259
Harold J. Winner & Jacquelyn M. Winner	250

The Registered Stockholders may, or may not, elect to sell their shares of common stock and warrants covered by this prospectus, as and to the extent they may determine. Such sales of common stock, if any, will be made through brokerage transactions on the OTCQX, on Nasdaq, if and when our listing application is approved and our stock is listed on Nasdaq, or through other means at prevailing market prices. Sales of warrants, if any, will be made in privately negotiated transactions. Sales of fractional shares cannot be made on the OTCQX or Nasdaq, but may be made through certain brokers or through privately negotiated sales. We expect the price of any such sales will be derived from the market price of shares of our common stock. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their shares of common stock or warrants, or the prices at which any such sales may occur. See the section titled “Plan of Distribution.”

Information concerning the Registered Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Registered Stockholders may sell all, some, or none of the shares of common stock or warrants covered by this prospectus, we cannot determine the number of such shares of common stock or warrants that will be sold by the Registered Stockholders, or the amount or percentage of shares of common stock or warrants that will be held by the Registered Stockholders upon consummation of any particular sale. In addition, the Registered Stockholders listed in the tables below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, shares of common stock or warrants in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below.

We currently intend to use our reasonable efforts to keep the Registration Statement effective for a period of 90 days after the effectiveness of the Registration Statement.

We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of the shares of common stock or warrants by the Registered Stockholders.

The following table discloses details about the Company’s stock offerings in which the Registered Stockholders acquired their shares from 2013 to 2021 (as adjusted for the three-for-two split effective May 10, 2021). Such offerings were private placements conducted pursuant to the exemptions from registration contemplated by SEC Rule 506(b) and Section 4(a)(2) of the Securities Act of 1933, as amended.

Date	Number of Shares	Proceeds	Sales Agent	Commissions
2013	322,290	$2,148,600	—	—
2014	75,300	502,000	—	—
2015	31,464	226,336	—	—
2016	285,990	2,859,900	—	—
2017	825,758	10,501,143	Skyway Capital Markets, LLC and Donnelley Penman Partners	$343,132
2018	318,483	5,432,630	Skyway Capital Markets, LLC	186,700
2019	172,784	4,533,428	Skyway Capital Markets, LLC	$133,482
2021	34,365	702,228	—	—

Prior to the Company’s reorganization into a bank holding company structure, from 1999 to 2000, the Bank sold and issued shares of Bank common stock. These shares were exchanged for an equal number of shares of Company common stock in 2000. From 2001 to 2013, the Company conducted a number of private placements.

In addition, the Company has in place its DRIP, EIP, NSPP, and ESOP.

The Company adopted the DRIP in 2016. Under the DRIP, shares have been issued only to then Company stockholders who reside in Florida, pursuant to the intrastate offering exemption provided by Section 3(a)(1) of the Securities Act of 1933. The Company uses the DRIP to minimize the impact of cash dividends on the Company’s capital levels and ratios. From 2019 to June 30, 2021, the Company issued through the DRIP 39,977 shares for consideration of $604,276.

The Company adopted the EIP in 2017, the NSPP in 2015, and the ESOP in 2018. The shares issued through the EIP, NSPP, and ESOP were issued pursuant to the employee and director benefit plan exemption contained in SEC Rule 701. Consistent with that exemption, the Company uses the EIP, NSPP, and ESOP to provide stock-based benefits and compensation to its directors and employees. Proceeds from these plans are retained at the holding company level to fund cash dividends, make interest payments, and pay holding company level expenses. From 2019 to June 30, 2021, the Company issued through the EIP 11,200 shares for no cash consideration. From 2019 to June 30, 2021, the Company issued through the NSPP 34,737 shares for consideration of $501,068. From 2019 to June 30, 2021, the Company issued through the ESOP 6,339 shares for consideration of $106,698.

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SHARES ELIGIBLE FOR FUTURE RESALE

General

Until our common stock is listed on Nasdaq, our common stock is quoted and available to be traded on the OTCQX under the symbol “FHBI.” However, such quotation has not resulted in a large volume of trading activity. Therefore, we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, on the OTCQX or following our listing on Nasdaq, or the perception that such sales could occur, could adversely affect the public price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. We will have no input if and when any Registered Stockholder may, or may not, elect to sell its shares of common stock or the prices at which any such sales may occur. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time.

Shares of our common stock will be deemed “restricted securities” (as defined in Rule 144 under the Securities Act). Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. Following the effectiveness of our registration statement, shares of our common stock may be sold either by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 of the Securities Act.

As further described below, until we have been a reporting company for at least 90 days, only non-affiliates who have beneficially owned their shares of common stock for a period of at least one year will be able to sell their shares of common stock under Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

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DESCRIPTION OF OUR SECURITIES

Common Stock

We have 15,000,000 shares of authorized common stock, no par value. As of June 30, 2021, there were 3,867,414 shares of common stock issued and outstanding. Each share of common stock has the same relative rights and is identical in all respects with every other share of common stock. The holders of common stock are entitled to elect the members of the Board and are entitled to vote as a class on all matters required or permitted to be submitted to the stockholders. Holders of common stock have one vote for each share of common stock owned, and do not have the right to cumulative votes in the election of directors.

Subject to the rights of the holders of our preferred shares, the holders of our common stock are entitled to dividends and other distributions if, as, and when, declared by our Board out of assets legally available for that purpose. Upon the liquidation, dissolution or winding up of BayFirst, the holder of each share of common stock is entitled, subject to the rights of the holders of our preferred shares, to share ratably, based on the number of shares held, in BayFirst’s assets remaining after payment of all of our debts and liabilities. All shares of our common stock currently outstanding are fully paid and non-assessable. Holders of our common stock do not have preemptive or other rights to subscribe for or purchase any additional shares of common stock that we may issue in the future. If additional shares of our common stock are issued, such new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of common stock, including the right to cast one vote per share on all matters and to participate in dividends when and to the extent declared and paid. There are no redemptive or sinking fund provisions applicable to the common stock.

The terms our Series A Preferred Stock and Series B Convertible Preferred Stock, described below, prohibit us from declaring or paying any dividends on our common stock, or from repurchasing, redeeming or acquiring our common stock, unless we have declared and paid full dividends on our outstanding preferred stock for the most recently completed dividend period.

Fractional Shares

We have issued, and may continue to issue, fractional shares of our common stock. Florida provides that the holder of a fractional share is entitled to exercise the rights of a shareholder. The relevant statute (Section 607.0604, Florida Statutes) enumerates those rights to specifically include the right to vote, the right to receive dividends, and the right to receive distributions upon dissolution. Such rights would be available to, and exercised by, a shareholder in proportion to the amount of share owned. Without limiting the generality of applicable Florida law, we intend to provide all shareholders, including any owner of a fractional share with all confirmations, proxy statements, and other documents required by law to be, or otherwise, provided to security holders.

BayFirst and our stock transfer agent will accept, process, and recognize trades in fractions of shares. A shareholder’s ownership of any fractional share will be recorded on our stock ledger. A shareholder may engage in private sales or purchases of fractional BayFirst shares.

Neither the OTCQX nor Nasdaq permits the buying or selling of fractional shares. We do not believe other established markets or exchanges permit so either.

However, different brokers and their trading platforms handle fractional shares in different ways. Some facilitate trading fractional shares. Because of our size and relatively inactive market for our stock, a shareholder’s broker may not facilitate the trading of a BayFirst fractional share. Depending on the broker, a shareholder might need to buy or sell a certain dollar amount of fractional stock in order to complete a transaction. We can offer no assurance as to whether any broker or trading platform will permit an investor to purchase or sell a fractional share of BayFirst common stock. If a shareholder wants to buy or sell a fractional share, the shareholder should compare brokerages before signing up to ensure the one the shareholder chooses allows it.

Preferred Stock Generally

We have 1,000,000 shares of authorized preferred stock, no par value. Our Articles of Incorporation provide that our Board of Directors may authorize and issue series of preferred stock without stockholder approval. Any preferred shares issued in the future may further restrict our ability to declare or pay dividends on any junior stock, including the common stock.

Series A Preferred Stock

Of the 1,000,000 shares of authorized preferred stock, 10,000 shares have been designated as Series A Preferred Stock. As of June 30, 2021, there were 6,395 shares of Series A Preferred Stock issued and outstanding. Each share of Series A Preferred Stock has the same relative rights and is identical in all respects with every other share of Series A Preferred Stock. The holders of Series A Preferred Stock have no voting rights, except as required by the Florida Business Corporation Act.

Holders of shares of Series A Preferred Stock are entitled to receive quarterly cash dividends at 9% per annum (unless we have not redeemed the shares by the tenth anniversary of their issuance, in which event the rate is subject to be increased to 11%). The terms our Series A Preferred Stock prohibit us from declaring or paying any dividends on any junior series of our capital stock, including our common stock, or from repurchasing, redeeming or acquiring such junior stock, unless we have declared and paid full dividends on our outstanding preferred stock for the most recently completed dividend period.

Upon the dissolution, liquidation or winding up of the affairs of BayFirst, whether voluntary or involuntary, the holders of Series A Preferred Stock then outstanding, together with holders of shares of any preferred shares then outstanding ranking on a parity with the Series A Preferred Stock upon dissolution, liquidation or winding up, shall be entitled to receive and to be paid out of the assets of BayFirst (or the proceeds thereof) available for distribution to the holders of Series A Preferred Stock after satisfaction of claims of creditors of BayFirst and any distribution or payments due to holders of preferred shares higher in priority to the Series A Preferred Stock, but before any distribution or payment shall be made in respect of the common shares or with respect to preferred shares lower in priority to the Series A Preferred Stock, an amount equal to the liquidation preference with respect to such shares. The liquidation preference for Series A Preferred Stock is $1,000 per share plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full.

Series A Preferred Stock and Series B Convertible Preferred Stock are parri passu with respect to dividend and liquidation preferences.

On the tenth anniversary of the issuance of any Series A Preferred Stock, BayFirst must redeem such shares; provided, however, that BayFirst will not be so obligated if it does not have adequate funds to pay the redemption price or is prohibited by law or otherwise from redeeming the shares. BayFirst may redeem any portion of the outstanding Series A Preferred Stock at any time after the third anniversary of their issuance. The redemption price in either instance will be $1,000 per share plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full.

Series B Convertible Preferred Stock

In addition, 20,000 shares of preferred stock have been designated as Series B Convertible Preferred Stock. As of June 30, 2021, there were 4,580 shares of Series B Convertible Preferred Stock issued and outstanding. Each share of Series B Convertible Preferred Stock has the same relative rights and is identical in all respects with every other share of Series B Convertible Preferred Stock. The holders of Series B Convertible Preferred Stock have no voting rights, except as required by the Florida Business Corporation Act.

The holders of shares of Series B Convertible Preferred Stock are entitled to receive quarterly cash dividends at 8% per annum (subject to increase to 9% if we have not redeemed the shares by the tenth anniversary of their issuance). The terms our Series B Convertible Preferred Stock prohibit us from declaring or paying any dividends on any junior series of our capital stock, including our common stock, or from repurchasing, redeeming or acquiring such junior stock, unless we have declared and paid full dividends on our outstanding preferred stock for the most recently completed dividend period.

Upon the dissolution, liquidation or winding up of the affairs of BayFirst, whether voluntary or involuntary, the holders of Series B Convertible Preferred Stock then outstanding, together with holders of shares of any preferred shares then outstanding ranking on a parity with the Series A Preferred Stock upon dissolution, liquidation or winding up, shall be entitled to receive and to be paid out of the assets of BayFirst (or the proceeds thereof) available for distribution to the holders of Series B Convertible Preferred Stock after satisfaction of claims of creditors of BayFirst and any distribution or payments due to holders of preferred shares higher in priority to the Series B Convertible Preferred Stock, but before any distribution or payment shall be made in respect of the common shares or with respect to preferred shares lower in priority to the Series B Convertible Preferred Stock, an amount equal to the liquidation preference with respect to such shares. The liquidation preference for Series B Convertible Preferred Stock is $1,000 per share plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full.

Series A Preferred Stock and Series B Convertible Preferred Stock are parri passu with respect to dividend and liquidation preferences.

The holders of shares of Series B Convertible Preferred Stock have the right to convert such shares into shares of common stock at a conversion ratio equal to the quotient of: (i) the $1,000 liquidation preference; divided by (ii) the tangible book value per share of common stock, calculated on the basis of BayFirst’s financial statements, as of the last day of the calendar quarter occurring prior to the date on which a holder exercises the conversion right; provided, however, that tangible book value shall be adjusted to reflect a subsequent quarter end only on the last day of the month succeeding such quarter end.

On the tenth anniversary of the issuance of any Series B Convertible Preferred Stock, BayFirst must redeem such shares; provided, however, that BayFirst will not be so obligated if it does not have adequate funds to pay the redemption price or is prohibited by law or otherwise from redeeming the shares. BayFirst may redeem any portion of the outstanding shares of Series B Convertible Preferred Stock at any time after the earlier of: (i) the third anniversary of their issuance; or (ii) the consummation of the first sale of shares of common stock in a bona fide underwritten public offering that results in aggregate net proceeds of not less than $30.0 million. The redemption price in either instance will be $1,000 per share plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution.

Warrants

As of June 30, 2021, we had 28,697 outstanding warrants to purchase 43,044 shares of our common stock. Each warrant permits its holder to purchase one and one-half shares of common stock at a purchase price of $18.00 per common share. The warrants have a three-year term and expire between October 31, 2022 and December 31, 2022.

In the event of a stock dividend, stock split, reverse stock split, or similar transaction, the number of shares subject to a warrant and the exercise price of the warrant will be adjusted proportionally with the effect of the transaction. Similarly, upon any reclassification or reorganization of the shares of common stock or certain business combination transactions, the warrant holders shall have the right to purchase and receive, in lieu of shares of common stock, the kind and amount of shares of stock or other property receivable upon such a transaction, that the warrant holder would have received had the holder exercised the warrant immediately prior to such transaction.

Transfer Agent and Warrant Agent

Continental Stock Transfer & Trust Company serves as our stock transfer agent and registrar. It also serves as our warrant agent. Its address is 1 State Street, 30th Floor, New York, New York 10004 and its telephone number is (212) 509-4000.

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INDEMNIFICATION

Under Florida law, a corporation may indemnify its directors and officers against liability if the director or officer acted in good faith and with a reasonable belief that his actions were in the best interests of the corporation, or at least not adverse to the corporation’s best interests, and, in a criminal proceeding, if the individual had no reasonable cause to believe that the conduct in question was unlawful. Under Florida law, a corporation may not indemnify an officer or director against liability in connection with a claim by, or in the right of, the corporation in which such officer or director was adjudged liable to the corporation or in connection with any other proceeding in which the officer or director was adjudged liable for receiving an improper personal benefit. However, a corporation may indemnify against the reasonable expenses associated with such proceeding. A corporation may not indemnify against breaches of the duty of loyalty. Florida law provides for mandatory indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened, regardless of whether such claim was by or in the right of the corporation, unless limited by the corporation’s Articles of Incorporation. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether the director or officer met the good faith and reasonable belief standards of conduct set out in the statute. Unless otherwise stated in the Articles of Incorporation, officers of a corporation are also entitled to the benefit of the above statutory provisions.

Consistent with Florida law, both BayFirst’s and the Bank’s Bylaws provide for the indemnification of our directors or officers to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

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SUPERVISION AND REGULATION

General

As a bank holding company, we are subject to an extensive body of state and federal banking laws and regulations that impose specific requirements and restrictions on virtually all aspects of our operations. We are affected by government monetary policy and by regulatory measures affecting the banking industry in general.

The following is a brief summary of some of the statutes, rules, and regulations that affect our operations. This summary is qualified in its entirety by reference to the particular statutory and regulatory provision referred to below, and is not intended to be an exhaustive description of the statutes or regulations applicable to our proposed business. Any change in applicable laws or regulations may have a material adverse effect on our business.

BayFirst Financial Corp.

BayFirst is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (“BHCA”). As such, we are required to file annual reports and other information with the Federal Reserve regarding our business operations and those of our subsidiary. We are also subject to the supervision of, and to periodic inspections by, the Federal Reserve.

The BHCA generally requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	acquiring all or substantially all of the assets of a bank;

•	acquiring direct or indirect ownership or control of 5% or more of the voting shares of any bank or bank holding company; or

•	merging or consolidating with another bank holding company.

The BHCA and the Change in Bank Control Act, together with regulations promulgated by the Federal Reserve, require that, depending on the particular circumstances, either the Federal Reserve’s approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or company, not a bank holding company, acquiring control of a bank holding company, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Exchange Act or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

Additionally, the BHCA provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below. As a result of the USA PATRIOT Act, which is discussed below, the Federal Reserve is also required to consider the record of a bank holding company and its subsidiary bank(s) in combating money laundering activities in its evaluation of bank holding company merger or acquisition transactions.

Except as authorized by the BHCA and Federal Reserve regulations or order, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of 5% or more of the voting shares of any company engaged in any business other than the business of banking or managing and controlling banks.

The primary exception allows the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve has determined to be so closely related to banking or to managing or controlling banks that ownership of shares of that company is appropriate. Activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include:

•	making or servicing loans and certain types of leases;

•	engaging in certain insurance and discount brokerage activities;

•	performing certain data processing services;

•	acting in certain circumstances as a fiduciary or investment or financial advisor;

•	providing management consulting services;

•	owning savings associations; and

•	making investments in corporations or projects designed primarily to promote community welfare.

In accordance with Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve’s policy, we may be required to provide financial support to our bank at a time when, absent such Federal Reserve policy, it might not be deemed advisable to provide such assistance. Under the BHCA, the Federal Reserve may also require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve’s determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition. The Dodd-Frank Act codified the Federal Reserve’s policy on serving as a source of financial strength. Such support may be required at times when, absent this Federal Reserve policy, a holding company may not be inclined to provide it. A bank holding company, in certain circumstances, could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

The Federal Reserve also has authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. The Federal Reserve may impose civil money penalties for activities conducted by a bank holding company, its nonbanking subsidiaries, and officials of either on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1.0 million for each day the activity continues.

Florida-State Chartered Banks

Florida state-chartered banks are subject to the supervision and regulation of the OFR and, as a member of the Federal Reserve System, the Federal Reserve. Deposits are insured by the FDIC for a maximum of $250,000 per account title. For this protection, banks must pay a semi-annual statutory assessment and comply with the rules and regulations of the FDIC. The assessment levied on a bank for deposit insurance varies, depending on the capital position of each bank, and other supervisory factors.

The Federal Deposit Insurance Act provides that, in the event of the “liquidation or other resolution” of a bank, the claims of depositors of the bank, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the bank. If a bank fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors.

Areas regulated and monitored by the bank regulatory authorities include:

•	security devices and procedures;

•	adequacy of capitalization and loss reserves;

•	loans;

•	investments;

•	borrowings;

•	deposits;

•	mergers;

•	issuances of securities;

•	payment of dividends;

•	establishment of branches;

•	corporate reorganizations;

•	transactions with affiliates;

•	maintenance of books and records; and

•	adequacy of staff training to carry out safe lending and deposit gathering practices.

Restrictions on Transactions with Affiliates and Loans to Insiders

Sections 23A and 23B of the Federal Reserve Act restrict transactions by banks with their affiliates. An affiliate of a bank is any company or entity which controls, is controlled by or is under common control with the bank. Generally, Sections 23A and 23B: (1) limit the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of that bank’s capital stock and surplus (i.e., tangible capital); and (2) require that all such transactions be on terms substantially the same, or at least as favorable to the bank or subsidiary, as those provided to a non-affiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

Section 23A also covers investment funds managed by an institution as an affiliate, as well as other procedural and substantive matters. In addition, Sections 23A and 23B include coverage of transactions with insiders relative to credit exposure arising from derivative transactions. An insured depository institution is also prohibited from purchasing or selling an asset to an executive officer, director, or principal stockholder (or any related interest of such a person) unless the transaction is on market terms, and, if the transaction exceeds 10% of the institution’s capital, it is approved in advance by a majority of the disinterested directors.

A bank’s authority to extend credit to executive officers, directors and greater than 10% stockholders, as well as entities controlled by such persons, is subject to Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated thereunder by the Federal Reserve. Among other things, these loans must be made on terms substantially the same as those offered to unaffiliated individuals, the amount of loans a bank may make to these persons is based, in part, on the bank’s capital position, and specified approval procedures must be followed in making loans which exceed specified amounts.

Anti-tying Restrictions

Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.

Capital Adequacy Requirements

Banks are subject to regulatory capital requirements imposed by the Federal Reserve and the FDIC. Until a bank holding company’s assets reach $3 billion, the risk-based capital and leverage guidelines issued by the Federal Reserve are applied to bank holding companies on a nonconsolidated basis, unless the bank holding company is engaged in nonbank activities involving significant leverage, or it has a significant amount of outstanding debt held by the general public. Instead, a bank holding company with less than $3 billion generally applies the risk-based capital and leverage capital guidelines on a bank only basis and must only meet a debt-to-equity ratio at the holding company level. The Federal Reserve risk-based capital guidelines apply directly to insured state banks, regardless of whether they are subsidiaries of a bank holding company. Both agencies’ requirements, which are substantially similar, establish minimum capital ratios in relation to assets, both on an aggregate basis as adjusted for credit risks and off-balance sheet exposures. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, risk weights from 0% to 150% are applied to different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Capital is then classified into three categories, Common Equity Tier 1, Additional Tier 1, and Tier 2. Common Equity Tier 1 Capital (“CET1”) is the sum of common stock instruments and related surplus net of treasury stock, retained earnings, Accumulated Other Comprehensive Income (“AOCI”), and qualifying minority interests, less applicable regulatory adjustments and deductions that include AOCI (if an irrevocable option to neutralize AOCI is exercised). Mortgage-servicing assets, deferred tax assets, and investments in financial institutions are limited to an aggregate of 15% of CET1 and 10% of CET1 individually. Additional Tier 1 Capital includes noncumulative perpetual preferred stock, Tier 1 minority interests, grandfathered trust preferred securities, and Troubled Asset Relief Program instruments, less applicable regulatory adjustments and deductions. Tier 2 Capital includes subordinated debt and preferred stock, total capital minority interests not included in Tier 1, ALLL not exceeding 1.25% percent of risk-weighted assets, less applicable regulatory adjustments and deductions.

Smaller banks are subject to the following capital level threshold requirements:

PCA Capital Category	Threshold Ratios
	Total Risk-Based Capital Ratio	Tier 1 Risk-Based Capital Ratio	CET1 Risk-Based Capital Ratio	Tier 1 Leverage Capital Ratio
Well capitalized	10.50%	8%	6.5%	5%
Adequately Capitalized	8%	6%	4.5%	4%
Undercapitalized	< 8%	< 6%	< 4.5%	< 4%
Significantly Undercapitalized	< 6%	< 4%	< 3%	< 3%
Critically Undercapitalized	Tangible Equity/Total Assets ≤ 2%

Community banks are subject to the following minimum capital requirements.

Minimum CET1 ratio	4.5%
Capital conversion buffer	2.50%
Phase-in of deductions from CET1*	100.0%
Minimum tier 1 capital	6.0%
Minimum total capital	8.0%

*	Including certain threshold deduction items that are over the limits.

Federal banking regulators have adopted regulations revising the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank’s financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank’s capital adequacy, the revised capital standards now explicitly include a bank’s exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank’s economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts.

Federal bank regulatory agencies possess broad powers to take prompt corrective action as deemed appropriate for an insured depository institution and its holding company, based on the institution’s capital levels. The extent of these powers depends upon whether the institution in question is considered “well-capitalized,” “adequately capitalized,” “undercapitalized,” “significantly under-capitalized,” or “critically undercapitalized.” Generally, as an institution is deemed to be less well-capitalized, the scope and severity of the agencies’ powers increase, ultimately permitting the agency to appoint a receiver for the institution. Business activities may also be influenced by an institution’s capital classification. For instance, only a “well-capitalized” depository institution may accept brokered deposits without prior regulatory approval and can engage in various expansion activities with prior notice, rather than prior regulatory approval. However, rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change the capital position of the bank in a relatively short period of time. Failure to meet these capital requirements could subject the bank to prompt corrective action provisions of the FDIA, which may include filing with the appropriate bank regulatory authorities a plan describing the means and a schedule for achieving the minimum capital requirements. In addition, we would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless we could demonstrate a reasonable plan to meet the capital requirement within an acceptable period of time.

In 2019, the Federal banking regulatory agencies adopted a rule to simplify the methodology for measuring capital adequacy for smaller, uncomplicated banks. The CBLR is calculated as the ratio of tangible equity capital divided by average total consolidated assets. CBLR tangible equity is defined as total equity capital, prior to including minority interests, and excluding accumulated other comprehensive income, deferred tax assets arising from net operating loss and tax credit carryforwards, goodwill, and other intangible assets (other than mortgage servicing assets. Under the proposal, a qualifying organization may elect to use the CBLR framework if its CBLR is greater than 9%.

Branching

National banks and state banks are able to establish branches in any state if that state would permit the establishment of the branch by a state bank chartered in that state. Florida law permits a state bank to establish a branch of the bank anywhere in the state. Accordingly, a bank with its headquarters outside the State of Florida may establish branches anywhere within Florida.

Deposit Insurance Assessments

The deposits of a bank are insured by the FDIC up to the limits under applicable law, which currently is set at $250,000 for accounts under the same name and title. Banks are subject to deposit insurance premium assessments. The FDIC imposes a risk-based deposit premium assessment system. Under this system, the assessment rates for an insured depository institution vary according to the level of risk incurred in its activities. To arrive at an assessment rate for a banking institution, the FDIC places it in one of four risk categories determined by reference to its capital levels and supervisory ratings. In the case of those institutions in the lowest risk category, the FDIC further determines its assessment rate based on certain specified financial ratios or, if applicable, long-term debt ratings. The assessment rate schedule can change from time to time, at the discretion of the FDIC, subject to certain limits. Under the current system, premiums are assessed quarterly. The FDIC has published guidelines on the adjustment of assessment rates for certain institutions. The assessment base on which a bank’s deposit insurance premiums is paid to the FDIC is now calculated based on its average consolidated total assets less its average equity.

Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by a bank’s federal regulatory agency. Deposits and certain claims for administrative expenses and employee compensation against insured depository institutions are afforded a priority over other general unsecured claims against the institution, including federal funds and letters of credit, in the liquidation or other resolution of that institution by any receiver appointed by federal authorities. These priority creditors include the FDIC.

Dividends

BayFirst’s ability to pay cash dividends may depend almost entirely upon the aggregate amount of dividends that the Bank is able to pay and that the Bank is permitted to pay, by statutes or regulations, to us. Additionally, the FBCA provides that we may only pay dividends if the dividend payment would not render BayFirst insolvent, or unable to meet our obligations as they come due. These provisions could have the effect of limiting our ability to pay dividends on the shares issued in this offering.

A Florida state-chartered bank is subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from the Bank’s capital under certain circumstances without the prior approval of the OFR and the Federal Reserve. Except with the prior approval of the OFR, dividends of any Florida bank may only be paid out of retained net profits from the current period and the previous two years, after deducting expenses, including losses and bad debts. In addition, a Florida state-chartered bank is required to transfer at least 20% of its net income to surplus until their surplus equals the amount of paid-in capital.

Banks are also required to hold a capital conservation buffer of CET1 in excess of their minimum risk-based capital ratios to avoid limits on dividend payments and certain other bonus payments. Those requirements are reflected in the following table.

Capital Conservation Buffer (as a percentage of risk weighted assets)	Maximum Payout Ratio (as a % of the Previous Four Quarters of Net Income)
Greater than 2.5%	No payout limitation
Less than or equal to 2.5% and greater than 1.875%	60%
Less than or equal to 1.875% and greater than 1.25%	40%
Less than or equal to 1.25% and greater than 0.625%	20%
Less than or equal to 0.625%	0%

The Federal Reserve expects bank holding companies to serve as a source of strength to their subsidiary bank(s), which may require them to retain capital for investment in their subsidiary bank(s), rather than pay dividends to stockholders. As stated previously, the Bank may not pay dividends to BayFirst, if, after paying those dividends, the bank would fail to meet the required minimum levels under the risk-based capital guidelines and the minimum leverage ratio requirements. Payment of dividends by the Bank may be restricted at any time at the discretion of its applicable regulatory authorities, if they deem such dividends to constitute an unsafe and/or unsound banking practice.

Fiscal and Monetary Policies

The business and earnings of a bank may be significantly affected by the fiscal and monetary policies of the federal government and its agencies. Banks are particularly affected by the policies of the Federal Reserve, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are: (i) conducting open market operations in United States government securities; (ii) changing the discount rates of borrowings of depository institutions; (iii) imposing or changing reserve requirements against depository institutions’ deposits; and (iv) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve have a material effect on the earnings of banks.

Other Laws

State usury and credit laws limit the amount of interest and other charges collected or contracted by a bank on loans. Bank loans are subject to federal laws applicable to credit transactions, such as the:

•	Federal Truth-In-Lending Act, which governs disclosures of credit terms to consumer borrowers;

•

Community Reinvestment Act, which requires financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low and moderate-income borrowers;

•

Home Mortgage Disclosure Act requiring financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed, or other prohibitive factors in extending credit;

•

Real Estate Settlement Procedures Act, which requires lenders to disclose certain information regarding the nature and cost of real estate settlements, and prohibits certain lending practices, as well as limits escrow account amounts in real estate transactions;

•	Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies; and

•	The rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws.

Bank operations are also subject to the:

•

Gramm-Leach-Bliley Act of 1999, which contains privacy provisions that requires us to maintain privacy policies intended to safeguard consumer financial information, to disclose these policies to our customers, and allow customers to “opt out” of having their financial service providers disclose their confidential financial information to nonaffiliated third parties, subject to certain exceptions;

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•

Electronic Funds Transfer Act and Regulation E, which govern automatic deposits to, and withdrawals from, deposit accounts and customers’ rights and liabilities arising from the use of debit cards, automated teller machines, and other electronic banking services.

Anti-Money Laundering

Banks are subject to significant regulation and supervision relative to anti-money laundering:

•	such regulation is broad and includes the extraterritorial jurisdiction of the United States;

•	compliance and due diligence obligations are significant and may be costly;

•	banks may be compelled to produce documents located both inside and outside the United States, including those of foreign institutions that have a correspondent relationship in the United States; and

•	banks enjoy a safe harbor from civil liability to customers for banks’ activities under anti-money laundering laws and regulation.

Treasury, in cooperation with the federal banking agencies, the SEC, the Commodity Futures Trading Commission, and the Department of Justice:

•	requires customer identification and verification;

•	imposes the money-laundering program requirement to the major financial services sectors, including insurance and unregistered investment companies, such as hedge funds; and

•	facilitates and permits the sharing of information between law enforcement and financial institutions, as well as among financial institutions themselves.

Enforcement of the anti-money laundering laws and regulations is significant, on the part of both state and federal regulators.

Dodd-Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Act has had a broad impact on the financial services industry, imposing significant regulatory and compliance changes, including the designation of certain financial companies as systemically significant, the imposition of increased capital, leverage, and liquidity requirements, and numerous other provisions designed to improve supervision and oversight of, and strengthen safety and soundness within, the financial services sector. Additionally, the Dodd-Frank Act established a new framework of authority to conduct systemic risk oversight within the financial system to be distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council, the Federal Reserve, the OCC, and the FDIC. The following items provide a brief description of certain key provisions of the Dodd-Frank Act that affect banks:

•

Limitation on debit card transaction fees. The amount a provider can charge for debit card transaction fees, commonly referred to as interchange fees, is now limited to $0.21 plus 0.05% of the price of the transaction (plus $0.01, if the provider has certain fraud prevention standards in place).

•

Mortgage loan origination and risk retention. Additional regulatory requirements have been put in place that may affect our operations and result in increased compliance costs. For example, new standards have been created for mortgage loan originations on all lenders, including banks and thrifts, in an effort to require steps to verify a borrower’s ability to repay. In addition, the Dodd-Frank Act generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells or mortgage and other asset-backed securities that the securitizer issues. These applicable rules generally require a sponsor of this type of transaction to retain an economic interest equal to at least 5% percent of the aggregate credit risk of the assets collateralizing an issuance.

•

Expanded FDIC resolution authority. While insured depository institutions have long been subject to the FDIC’s resolution process, the Dodd-Frank Act created a new mechanism for the FDIC to conduct the orderly liquidation of certain “covered financial companies,” including bank and thrift holding companies and systemically significant nonbank financial companies.

•

Consumer Financial Protection Bureau (“CFPB”). A new independent CFPB was created within the Federal Reserve. The CFPB is tasked with establishing and implementing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The CFPB has rulemaking authority over many of the statutes governing products and services offered to bank and thrift consumers.

•

Transactions with affiliates and insiders. The Dodd-Frank Act generally enhanced the restrictions on transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of “covered transactions.”

•	Enhanced lending limits. The Dodd-Frank Act strengthened the limits on a depository institution’s credit exposure to one borrower.

Future Legislation

Various other legislative and regulatory initiatives, including proposals to overhaul the banking regulatory system are from time to time introduced in Congress and state legislatures, as well as regulatory agencies. The latest example was the passing of the Dodd-Frank Act. Future legislation regarding financial institutions may change banking statutes and the operating environment of the Company in substantial and unpredictable ways, and could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance depending upon whether any of this potential legislation will be enacted, and if enacted, the effect that it or any implementing regulations, would have on the financial condition or results of operations of the Company. The nature and extent of future legislative and regulatory changes affecting financial institutions is very unpredictable at this time.

LEGAL MATTERS

Certain legal matters, including, among other things, the validity of the shares of common stock offered hereby, have been passed upon by Igler and Pearlman, P.A., Tallahassee, Florida, legal counsel to BayFirst.

EXPERTS

The audited financial statements of BayFirst as of December 31, 2020, and December 31, 2019, and for each of the two years ended December 31, 2020, are included herein in reliance upon the report of Dixon Hughes Goodman LLP, independent auditors, upon the authority of that firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract, or any other document, are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we became subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above.

We also maintain a website at www.firsthomebank.com. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access those materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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BAYFIRST FINANCIAL CORP.

(formerly First Home Bancorp, Inc.)

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

FIRST HOME BANCORP, INC.

ST. PETERSBURG, FLORIDA

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

BAYFIRST FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

ASSETS
	June 30, 2021	December 31, 2020
	(Unaudited)

Cash and due from banks	$2,896	$2,790
Interest-bearing deposits in banks	102,441	52,589

Cash and cash equivalents	105,337	55,379
Time deposits in banks	2,381	2,381
Securities available for sale	22,674	—
Securities held to maturity	6	41
Restricted equity securities, at cost	2,820	2,362
Residential loans held for sale	126,479	208,704
SBA loans held for investment, at fair value	10,070	9,264
Loans held for investment, at amortized cost net of allowance for loan losses of $20,797 and $21,162	864,327	1,197,896
Accrued interest receivable	7,039	7,300
Premises and equipment, net	21,076	18,115
SBA loan servicing rights	6,614	8,160
Deferred income taxes	2,594	3,808
Right-of-use operating lease assets	3,722	3,737
Bank owned life insurance	12,351	12,183
Other assets	10,739	15,361

Total assets	$1,198,229	$1,544,691

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Noninterest-bearing deposits	$81,150	$62,650
Interest-bearing transaction accounts	143,046	140,265
Savings and money market deposits	355,045	286,744
Time deposits	53,081	69,125

Total deposits	632,322	558,784

Subordinated debentures	5,982	5,948
Notes payable	3,527	3,754
PPP Liquidity Facility	443,906	881,262
Accrued interest payable	928	1,999
Operating lease liabilities	3,923	3,925
Accrued expenses and other liabilities	14,828	17,950

Total liabilities	1,105,416	1,473,622

Commitments and contingencies (Note 1)

Shareholders’ equity:
Preferred stock, Series A; 10,000 shares authorized, 6,395 shares issued and outstanding at June 30, 2021 and December 31, 2020; aggregate liquidation preference of $6,395	6,161	6,161
Preferred stock, Series B; 20,000 shares authorized, 4,580 and 8,760 shares issued and outstanding at June 30, 2021 and December 31, 2020; aggregate liquidation preference of $4,580 and $8,760, respectively	4,456	8,516
Common stock and additional paid-in capital; 15,000,000 shares authorized, 3,867,414 and 3,485,018 shares issued and outstanding at June 30, 2021 and December 31, 2020	49,501	43,043
Accumulated other comprehensive income (loss), net	(122)	—
Unearned compensation	(29)	(41)
Retained earnings	32,846	13,390

Total shareholders’ equity	92,813	71,069

Total liabilities and shareholders’ equity	$1,198,229	$1,544,691

See accompanying notes.

BAYFIRST FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Interest income:
Loans, including fees	$14,846	$10,253	$29,657	$16,697
Interest-bearing deposits in banks and other	151	138	232	499

Total interest income	14,997	10,391	29,889	17,196

Interest expense:
Deposits	1,194	2,360	2,514	4,571
Borrowings	899	593	1,841	829

Total interest expense	2,093	2,953	4,355	5,400

Net interest income	12,904	7,438	25,534	11,796

Provision for loan losses	—	3,000	2,000	4,900

Net interest income after provision for loan losses	12,904	4,438	23,534	6,896

Non-interest income:
Residential loan fee income	23,352	20,261	55,381	30,662
SBA loan servicing income, net	325	728	1,029	1,188
Gain on sale of SBA loans, net	13,798	49	13,798	1,732
Service charges and fees	364	197	586	459
SBA loan fair value gain (loss)	7	99	79	(6)
Other non-interest income	366	32	498	91

Total non-interest income	38,212	21,366	71,371	34,126

Non-interest expense:
Salaries and benefits	12,948	8,316	26,115	15,621
Bonus, commissions, and incentives	9,218	8,010	21,091	11,968
Mortgage banking	1,572	1,175	3,267	2,025
Occupancy and equipment	1,297	1,099	2,629	2,132
Data processing	2,593	880	3,862	1,923
Marketing and business development	1,878	752	3,520	1,533
Professional services	843	875	1,767	1,465
Loan origination and collection	1,105	431	1,601	863
Employee recruiting and development	1,008	314	1,622	890
Regulatory assessments	100	173	202	274
Other non-interest expense	1,106	606	1,713	1,093

Total non-interest expense	33,668	22,631	67,389	39,787

Income before income taxes	17,448	3,173	27,516	1,235

Income tax expense (benefit)	4,432	828	6,989	(609)

Net income	13,016	2,345	20,527	1,844

Preferred stock dividends	235	178	567	355

Net income available to common shareholders	$12,781	$2,167	$19,960	$1,489

Basic earnings per share	$3.34	$0.63	$5.44	$0.44
Diluted earnings per share	$2.98	$0.63	$4.88	$0.44

See accompanying notes.

BAYFIRST FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Net income	$13,016	$2,345	$20,527	$1,844
Net unrealized gains (losses) on securities available for sale	(166)	—	(166)	—
Tax effect	44	—	44	—

Other comprehensive income (loss), net	(122)	—	(122)	—

Comprehensive income	$12,894	$2,345	$20,405	$1,844

See accompanying notes.

BAYFIRST FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (UNAUDITED)

(Dollars in thousands)

	Preferred Shares, Series A	Preferred Shares, Series B	Common Shares(1)	Preferred Stock, Series A	Preferred Stock, Series B	Common Stock and Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Unearned Compensation	Retained Earnings	Total
Three Months Ended:
Balance at April 1, 2020	7,895	—	3,412,621	$7,661	$—	$41,759	$—	$(137)	$1,559	$50,842
Net income	—	—	—	—	—	—	—	—	2,345	2,345

Issuance of common stock under:
Non-qualified stock purchase plan	—	—	6,204	—	—	97	—	—	—	97
Dividend reinvestment plan	—	—	7,783	—	—	98	—	—	—	98
Employee stock ownership plan	—	—	17,552	—	—	260	—	—	—	260

Stock-based awards - common stock:
Restricted stock	—	—	(8,644)	—	—	(108)	—	84	—	(24)
Stock options	—	—	—	—	—	93	—	—	—	93

Dividends declared on:
Preferred stock	—	—	—	—	—	—	—	—	(178)	(178)
Common stock ($0.067 per share)	—	—	—	—	—	—	—	—	(226)	(226)

Balance at June 30, 2020	7,895	—	3,435,516	$7,661	$—	$42,199	$—	$(53)	$3,500	$53,307

Three Months Ended
Balance at April 1, 2021	6,395	6,980	3,678,566	$6,161	$6,791	$46,168	$—	$(35)	$20,336	$79,421

Net income	—	—	—	—	—	—	—	—	13,016	13,016

Issuance of common stock under:
Non-qualified stock purchase plan	—	—	14,045	—	—	237	—	—	—	237
Dividend reinvestment plan	—	—	7,295	—	—	177	—	—	—	177

Issuance of common stock, net	—	—	20,955	—	—	477	—	—	—	477

Stock-based awards - common stock:
Restricted stock	—	—	(197)	—	—	(4)	—	6	—	2
Stock options	—	—	—	—	—	111	—	—	—	111

Conversion of Series B preferred stock to common stock	—	(2,400)	146,751	—	(2,335)	2,335	—	—	—	—

Other comprehensive income (loss), net	—	—	—	—	—	—	(122)	—	—	(122)

Dividends declared on:
Preferred stock	—	—	—	—	—	—	—	—	(235)	(235)
Common stock ($0.07 per share)	—	—	—	—	—	—	—	—	(271)	(271)

Balance at June 30, 2021	6,395	4,580	3,867,414	$6,161	$4,456	$49,501	$(122)	$(29)	$32,846	$92,813

BAYFIRST FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (UNAUDITED)

(Dollars in thousands)

	Preferred Shares, Series A	Preferred Shares, Series B	Common Shares(1)	Preferred Stock, Series A	Preferred Stock, Series B	Common Stock and Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Unearned Compensation	Retained Earnings	Total
Six Months Ended:

Balance at January 1, 2020	7,895	—	3,393,788	$7,661	$—	$41,362	$—	$(156)	$2,465	$51,332
										—
Net income	—	—	—	—	—	—	—	—	1,844	1,844

Issuance of common stock under:
Non-qualified stock purchase plan	—	—	12,405	—	—	196	—	—	—	196
Dividend reinvestment plan	—	—	20,824	—	—	307	—	—	—	307
Employee stock ownership plan	—	—	17,552	—	—	260	—	—	—	260

Stock-based awards - common stock:
Restricted stock	—	—	(9,053)	—	—	(114)	—	103	—	(11)
Stock options	—	—	—	—	—	188	—	—	—	188
										—
Dividends declared on:										—
Preferred stock	—	—	—	—	—	—	—	—	(355)	(355)
Common stock ($0.134 per share)	—	—	—	—	—	—	—	—	(454)	(454)

Balance at June 30, 2020	7,895	—	3,435,516	$7,661	$—	$42,199	$—	$(53)	$3,500	$53,307

Six Months Ended
Balance at January 1, 2021	6,395	8,760	3,485,018	$6,161	$8,516	$43,043	$—	$(41)	$13,390	$71,069

Net income	—	—	—	—	—	—	—	—	20,527	20,527

Issuance of common stock under:
Non-qualified stock purchase plan	—	—	27,186	—	—	444	—	—	—	444
Dividend reinvestment plan	—	—	13,634	—	—	284	—	—	—	284
Issuance of preferred stock, net	—	740	—	—	727	—	—	—	—	727

Issuance of common stock, net	—	—	35,426	—	—	701	—	—	—	701

Stock-based awards - common stock:
Restricted stock	—	—	2,031	—	—	25	—	12	—	37
Stock options	—	—	—	—	—	217	—	—	—	217

Conversion of Series B preferred stock to common stock	—	(4,920)	304,120	—	(4,787)	4,787	—	—	—	—

Other comprehensive income (loss), net	—	—	—	—	—	—	(122)	—	—	(122)

Dividends declared on:
Preferred stock	—	—	—	—	—	—	—	—	(567)	(567)
Common stock ($0.137 per share)	—	—	—	—	—	—	—	—	(504)	(504)

Balance at June 30, 2021	6,395	4,580	3,867,414	$6,161	$4,456	$49,501	$(122)	$(29)	$32,846	$92,813

(1)	Common shares for all periods shown herein reflect the three-for-two stock split, effective on May 10, 2021.

Computations of basic and diluted earnings per share for the three and six months ended June  30, 2021 and 2020 reflect this stock split.

See accompanying notes.

BAYFIRST FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Six months ended June 30,
	2021	2020
Cash flows from operating activities:
Net income	$20,527	$1,844
Adjustments to reconcile net income to net cash from operating activities -
Depreciation and amortization	845	711
Provision for loan losses	2,000	4,900
Accretion of discount on unguaranteed loans	(998)	(1,112)
Deferred tax expense	1,261	—
Origination of SBA loans held for sale	—	(23,877)
Proceeds from sales of SBA loans held for sale	—	25,228
Net gains on sales of SBA loans	—	(1,652)
Net gains on sales of PPP loans	(13,798)	—
Origination of residential loans held for sale	(1,237,957)	(680,399)
Proceeds from sales of residential loans held for sale	1,367,238	692,477
Net gains on sales of residential loans held for sale	(51,843)	(29,557)
Change in fair value of residential loans held for sale	4,787	(1,889)
Change in fair value of SBA loans held for investment, at fair value	(79)	6
Amortization of SBA loan servicing rights	1,546	1,776
Employee stock purchase plan expense	38	20
Stock based compensation expense	254	291
Income from bank owned life insurance	(168)	(18)
Changes in:
Accrued interest receivable	261	(814)
Other assets	4,637	(9,868)
Accrued interest payable	(1,071)	363
Other liabilities	(3,124)	6,388

Net cash from operating activities	94,356	(15,182)

Cash flows from investing activities:
Purchases of securities available for sale	(22,976)	—
Principal payments on securities available for sale	119	—
Principal payments on securities held to maturity	35	1
Purchase of restricted equity securities	(458)	(204)
Purchases of PPP loans	—	(15,042)
Proceeds from sales of PPP loans originally classified as held for investment	326,318	—
Loan originations and payments, net	19,376	(839,933)
Purchases of premises and equipment	(3,814)	(864)
Purchase of bank owned life insurance	—	(12,000)

Net cash from investing activities	318,600	(868,042)

Cash flows from financing activities:
Net change in deposits	73,538	127,652
Proceeds from issuance of subordinated debt	6,000	—
Payments on notes payable	(227)	(114)
Net proceeds (repayments) of PPP Liquidity Facility borrowings	(437,356)	803,171
Proceeds from issuance of preferred stock, net	727	—
Redemption of subordinated debt	(6,000)	(500)
Proceeds from sale of common stock, net	1,391	369
ESOP contribution	—	260
Dividends paid on common stock	(504)	(454)
Dividends paid on preferred stock	(567)	(355)

Net cash from financing activities	(362,998)	930,029

Net change in cash and cash equivalents	49,958	46,805

Cash and cash equivalents, beginning of period	55,379	110,580

Cash and cash equivalents, end of period	$105,337	$157,385

Supplemental cash flow information
Interest paid	$5,426	$5,037
Income taxes paid	5,923	1,678

Supplemental noncash disclosures
Recognition of right of use asset and operating lease liability	$135	$1,238
Conversion of Series B preferred stock to common stock	$4,787	$—

See accompanying notes.

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements include BayFirst Financial Corp. and its wholly owned subsidiary, First Home Bank, together referred to as “the Company”.

These unaudited consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) followed within the financial services industry for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information or notes required for complete financial statements.

The Company principally operates in two business segments, community banking and residential mortgage lending.

In the opinion of management, all adjustments, consisting of normal and recurring items, considered necessary for a fair presentation of the consolidated financial statements for the interim periods have been included. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts reported in prior periods have been reclassified to conform to current year presentation. These reclassifications did not have a material effect on previously reported net income, shareholders’ equity or cash flows.

Operating results for the six month period ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. These statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2020.

The Company’s significant accounting policies are described in Note 1 of the Notes to Consolidated Financial Statements for the year ended December 31, 2020. There were no new accounting policies or changes to existing policies adopted during the first six months of 2021 which had a significant effect on the Company’s results of operations or statement of financial condition. For interim reporting purposes, the Company follows the same basic accounting policies and considers each interim period as an integral part of an annual period.

Effective May 10, 2021, the Company effected a three-for-two stock split. All share amounts and per share financial data contained in these financial statements related to periods prior and subsequent to this stock split have been adjusted to reflect the split.

Subsequent Events: The Company has evaluated subsequent events for potential recognition and/or disclosure through the date these consolidated financial statements were issued.

Use of Estimates: To prepare financial statements in conformity with GAAP, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The most significant estimates relate to the allowance for loan losses, SBA loan servicing rights, and the SBA loans held for investment measured at fair value.

Contingencies: Due to the nature of their activities, the Company and its subsidiary are at times engaged in various legal proceedings that arise in the course of normal business, some of which were outstanding as of June 30, 2021. Although the ultimate outcome of all claims and lawsuits outstanding as of June 30, 2021 cannot be ascertained at this time, it is the opinion of management that these matters, when resolved, will not have a material adverse effect on the Company’s results of operations or financial condition.

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 1 – BASIS OF PRESENTATION (Continued)

New Accounting Standards Not Yet Adopted: In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, “Financial Instruments – Credit Losses (Topic 326):

Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). This new guidance was issued to replace the incurred loss model for loans and other financial assets with an expected loss model, which is referred to as the current expected credit loss (“CECL”) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and debt securities held to maturity. It also applies to off-balance sheet credit exposures not accounted for as insurance (i.e., loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in certain leases recognized by a lessor. In addition, the amendments in ASU 2016-13 require credit losses on securities available for sale to be presented as a valuation allowance rather than as a direct write-down thereon. The amendments in this ASU are effective for the Company for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption is permitted; however, the Company may not early adopt this ASU. Management is in the process of evaluating the impact of adoption of this ASU on its Consolidated Financial Statements, processes, and controls and is not currently able to reasonably estimate the impact of adoption on the Company’s consolidated financial position, results of operations, or cash flows; however, adoption is likely to lead to significant changes in accounting policies related to, and the methods employed in estimating, the allowance for credit losses. It is possible that the impact will be material to the Company’s consolidated financial position and results of operations. To date, the Company has established a CECL steering committee, is developing an implementation plan, and is implementing software that will ultimately house and maintain the CECL model.

NOTE 2 – ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as a separate component of shareholders’ equity, such items, along with net income, are components of comprehensive income.

The following table summarizes the change in Accumulated Other Comprehensive Income (Loss) for the six months ended June 30, 2021:

Unrealized Gains (Losses) on Securities Available for Sale
Balance, January 1, 2021	$—
Other comprehensive loss	(166)
Tax effect	44

Balance, June 30, 2021	$(122)

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 3 – SECURITIES

The amortized costs, gross unrealized gains and losses, and estimated fair values of securities available for sale at June 30, 2021 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt securities:
Asset-backed securities	$5,088	$3	$—	$5,091
Mortgage-backed securities:
U.S. Government-sponsored enterprises	2,497	—	—	2,497
Collateralized mortgage obligations:
U.S. Government-sponsored enterprises	15,255	—	(169)	15,086

Total securities available for sale	$22,840	$3	$(169)	$22,674

The collateralized mortgage obligations available for sale were purchased during the six months ended June 30, 2021 and, therefore, had been in an unrealized loss position for less than 12 months at June 30, 2021.

The Company held one security held to maturity at June 30, 2021 and December 31, 2020 which matures in August 2039. The security is a debt security to a government-sponsored enterprise and its amortized cost was $6 and $41, the unrecognized loss was $1 and $2, and the fair value was $5 and $39 at June 30, 2021 and December 31, 2020.

The security held to maturity had been in an unrealized loss position for over 12 months at June 30, 2021 and December 31, 2020. The unrealized loss has not been recognized into income because the issuer is of high credit quality as a government-sponsored enterprise, management does not intend to sell and it is likely that management will not be required to sell the security prior to its anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuer continues to make timely principal and interest payments and the fair value is expected to recover as the bond approaches maturity.

No securities were pledged as of June 30, 2021 or December 31, 2020, and there were no sales of securities during the six months ended June 30, 2021 or the year ended December 31, 2020.

All securities have contractual and remaining maturities of more than 10 years. The weighted average market yield of all securities is 1.69%.

NOTE 4 – LOANS

The Company added a new loan segment in 2020, Commercial and industrial – PPP which consists of all loans originated under the CARES Act’s economic relief program and carry a 100% government guarantee. During the six months ended June 30, 2021, the Company originated $329,039 and sold $326,318 in PPP loans. During the six months ended June 30, 2020, the Company originated $811,715 and purchased $15,042 in PPP loans.

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 4 – LOANS (Continued)

Loans held for investment, at amortized cost, at June 30, 2021 and December 31, 2020 were as follows:

	June 30, 2021	December 31, 2020
Real estate -
Residential	$75,618	$64,724
Commercial	143,388	114,884
Construction and land	14,293	15,113
Commercial and industrial	215,359	193,927
Commercial and industrial - PPP	432,469	838,847
Consumer and other	3,489	2,896

	884,616	1,230,391
Deferred loan costs (fees), net	4,968	(5,819)
Discount on SBA 7(a) loans sold[1]	(4,420)	(5,417)
Discount on PPP loans purchased	(40)	(97)
Allowance for loan losses	(20,797)	(21,162)

Loans held for investment, at amortized cost	$864,327	$1,197,896

1	The Company allocates the retained portion of loans sold based on relative fair value of the retained portion and the sold portion, which results in a discount on the retained portion.

The following schedule presents the activity in the allowance for loan losses by loan segment for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Balance, beginning of period	$22,017	$11,441	21,162	$10,742
Charge-offs:
Commercial and industrial	(1,453)	(1,521)	(2,590)	(2,829)
Consumer and other	(12)	(52)	(28)	(62)

Total charge-offs	(1,465)	(1,573)	(2,618)	(2,891)

Recoveries:
Commercial and industrial	244	2	249	119
Consumer and other	1	10	4	10

Total recoveries	245	12	253	129

Net (charge-offs) recoveries	(1,220)	(1,561)	(2,365)	(2,762)

Provision for loan losses	—	3,000	2,000	4,900

Balance, end of period	$20,797	$12,880	$20,797	$12,880

Net (charge-offs) recoveries to total average loans outstanding	-0.10%	-0.17%	-0.17%	-0.42%

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 4 – LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by loan segment and based on impairment method at June 30, 2021:

	Real Estate - Residential	Real Estate - Commercial	Real Estate - Construction and Land	Commercial and Industrial	Commercial and Industrial - PPP	Consumer and Other	Unallocated	Total
Allowance for loan losses:
Individually evaluated for impairment	$—	$37	$—	$856	$—	$—	$—	$893
Collectively evaluated for impairment	2,420	3,116	308	13,269	—	249	542	19,904

Total	$2,420	$3,153	$308	$14,125	$—	$249	$542	$20,797

Loans:
Individually evaluated for impairment	$—	$2,680	$—	$856	$—	$—	$—	$3,536
Collectively evaluated for impairment	75,618	140,708	14,293	214,503	432,469	3,489	—	881,080

Total	$75,618	$143,388	$14,293	$215,359	$432,469	$3,489	$—	$884,616

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by loan segment and based on impairment method at December 31, 2020:

	Real Estate - Residential	Real Estate - Commercial	Real Estate - Construction and Land	Commercial and Industrial	Commercial and Industrial - PPP	Consumer and Other	Unallocated	Total
Allowance for loan losses:
Individually evaluated for impairment	$—	$162	$—	$948	$—	$—	$—	$1,110
Collectively evaluated for impairment	2,088	2,737	310	14,470	—	252	195	20,052

Total	$2,088	$2,899	$310	$15,418	$—	$252	$195	$21,162

Loans:
Individually evaluated for impairment	$—	$2,348	$—	$948	$—	$—	$—	$3,296
Collectively evaluated for impairment	64,724	112,536	15,113	192,979	838,847	2,896	—	1,227,095

Total	$64,724	$114,884	$15,113	$193,927	$838,847	$2,896	$—	$1,230,391

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 4 – LOANS (Continued)

The following table presents information related to impaired loans by loan segment at and for the six months ended June 30, 2021:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Real estate - residential	$—	$—	$—	$—	$—	$—
Real estate - commercial	2,591	2,591	—	1,932	20	—
Real estate - construction and land	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—
Consumer and other	—	—	—	—	—	—

Subtotal	2,591	2,591	—	1,932	20	—

With an allowance recorded:
Real estate - residential	—	—	—	—	—	—
Real estate - commercial	89	89	37	583	—	—
Real estate - construction and land	—	—	—	—	—	—
Commercial and industrial	856	856	856	902	—	—
Consumer and other	—	—	—	—	—	—

Subtotal	945	945	893	1,484	—	—

Total	$3,536	$3,536	$893	$3,416	$20	$—

The following table presents information related to impaired loans by loan segment at and for the six months ended June 30, 2020:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Real estate - residential	$—	$—	$—	$23	$—	$—
Real estate - commercial	610	610	—	615	15	20
Real estate - construction and land	—	—	—	—	—	—
Commercial and industrial	149	149	—	121	—	—
Consumer and other	—	—	—	—	—	—

Subtotal	759	759	—	759	15	20

With an allowance recorded:
Real estate - residential	—	—	—	—	—	—
Real estate - commercial	1,093	1,093	115	1,093	—	—
Real estate - construction and land	—	—	—	—	—	—
Commercial and industrial	2,057	2,057	1,765	2,562	—	—
Consumer and other	—	—	—	—	—	—

Subtotal	3,150	3,150	1,880	3,656	—	—

Total	$3,909	$3,909	$1,880	$4,415	$15	$20

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 4 – LOANS (Continued)

The unpaid principal balance represents the outstanding contractual balance. For purposes of this disclosure, the unpaid principal balance and recorded investment do not include the unsold guaranteed balance. The unsold guaranteed balances of impaired loans at June 30, 2021 and December 31, 2020 were $6,308 and $6,259.

Nonaccrual loans and loans past due over 89 days still on accrual include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified impaired loans. Impaired loans include commercial loans that are individually evaluated for impairment and deemed impaired as well as troubled debt restructurings (“TDR”) for all loan portfolio segments. The sum of nonaccrual loans and loans past due over 89 days still on accrual will differ from the total impaired loan amount.

The following tables present the recorded investment in nonaccrual and loans past due over 89 days still on accrual by loan segment at June 30, 2021 and December 31, 2020:

	Nonaccrual		Loans Past Due Over 89 Days Still Accruing
	June 30, 2021	December 31, 2020	June 30, 2021	December 31, 2020
Real estate - residential	$—	$—	$129	$573
Real estate - commercial	2,592	1,806	—	—
Commercial and industrial	856	948	—	—

Total	$3,448	$2,754	$129	$573

The following table presents the aging of the recorded investment in past due loans at June 30, 2021 by loan segment:

	30-89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total Loans
Real estate - residential	$118	$129	$247	$75,371	$75,618
Real estate - commercial	192	1,520	1,712	141,676	143,388
Real estate - construction and land	—	—	—	14,293	14,293
Commercial and industrial	1,698	26	1,724	213,635	215,359
Commercial and industrial - PPP	—	—	—	432,469	432,469
Consumer and other	2	—	2	3,487	3,489

Total	$2,010	$1,675	$3,685	$880,931	$884,616

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 4 – LOANS (Continued)

The following table presents the aging of the recorded investment in past due loans at December 31, 2020 by loan segment:

	30-89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total Loans
Real estate - residential	$654	$573	$1,227	$63,497	$64,724
Real estate - commercial	954	1,743	2,697	112,187	114,884
Real estate - construction and land	—	—	—	15,113	15,113
Commercial and industrial	1,613	—	1,613	192,314	193,927
Commercial and industrial - PPP	—	—	—	838,847	838,847
Consumer and other	4	—	4	2,892	2,896

Total	$3,225	$2,316	$5,541	$1,224,850	$1,230,391

Credit Quality Indicators

Internal risk-rating grades are assigned to loans by lending, credit administration or loan review personnel, based on an analysis of the financial and collateral strength and other credit attributes underlying each loan. Management analyzes the resulting ratings, as well as other external statistics and factors such as delinquency, to track the migration performance of the portfolio balances. This analysis is performed at least annually. The Bank uses the following definitions for its risk ratings:

Pass – Loans properly approved, documented, collateralized, and performing which do not reflect an abnormal credit risk.

Special Mention – These credits constitute an undue and unwarranted credit risk, but not to a point of justifying a classification of “Substandard”. They have weaknesses that, if not checked or corrected, weaken the asset or inadequately protect the Bank.

Substandard – These loans are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful – These loans have all the weaknesses inherent in those classified as Substandard with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently known facts, conditions, and values, highly questionable and improbable.

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 4 – LOANS (Continued)

The table below sets forth credit exposure for the loan portfolio disaggregated by loan segment based on internally assigned risk ratings at June 30, 2021:

	Pass	Special Mention	Substandard	Doubtful	Total Loans
Real estate - residential	$75,618	$—	$—	$—	$75,618
Real estate - commercial	140,411	421	2,556	—	143,388
Real estate - construction and land	14,293	—	—	—	14,293
Commercial and industrial	210,116	2,444	2,740	59	215,359
Commercial and industrial - PPP	432,469	—	—	—	432,469
Consumer and other	3,487	—	2	—	3,489

Loans held for investment, at amortized cost	$876,394	$2,865	$5,298	$59	$884,616

The table below sets forth credit exposure for the loan portfolio disaggregated by loan segment based on internally assigned risk ratings at December 31, 2020:

	Pass	Special Mention	Substandard	Doubtful	Total Loans
Real estate - residential	$64,593	$—	$131	$—	$64,724
Real estate - commercial	112,260	431	2,193	—	114,884
Real estate - construction and land	15,113	—	—	—	15,113
Commercial and industrial	186,781	5,177	1,896	73	193,927
Commercial and industrial - PPP	838,847	—	—	—	838,847
Consumer and other	2,896	—	—	—	2,896

Loans held for investment, at amortized cost	$1,220,490	$5,608	$4,220	$73	$1,230,391

Troubled Debt Restructurings

The following table presents loans classified as TDRs at June 30, 2021 and December 31, 2020:

	June 30, 2021		December 31, 2020
	Accruing	Nonaccruing	Accruing	Nonaccruing
Real estate - commercial	$89	$1,116	$542	$666

The Company had not committed to lend any additional amounts to the loans classified as TDRs at June 30, 2021 and December 31, 2020. The Company estimated $37 and $0 of impaired loan loss reserves for these loans at June 30, 2021 and December 31, 2020.

There were no new loans classified as TDRs during the six months ended June 30, 2021.

The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), signed into law on March 27, 2020, permits financial institutions to suspend requirements under GAAP for loan modifications to borrowers affected by COVID-19 that would otherwise be characterized as TDRs and suspend any determination related thereto if (i) the loan modification is made between March 1, 2020 and the earlier of December 31, 2020 or 60 days after the end of the coronavirus emergency declaration and (ii) the applicable loan was not more than 30

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 4 – LOANS (Continued)

days past due as of December 31, 2019. The Consolidated Appropriations Act (“CAA”), signed into law on December 27, 2020, extends the applicable period to include modifications to loans held by financial institutions executed between March 1, 2020 and the earlier of (i) January 1, 2022 or (ii) 60 days after the date of the termination of the COVID-19 national emergency. In addition, federal bank regulatory authorities have issued guidance to encourage financial institutions to make loan modifications for borrowers affected by COVID-19 and have assured financial institutions that they will neither receive supervisory criticism for such prudent loan modifications, nor be required by examiners to automatically categorize COVID-19-related loan modifications as TDRs. The Company is applying this guidance to qualifying loan modifications.

Loan modifications related to COVID-19 at June 30, 2021 and December 31, 2020 are presented in the table below:

	June 30, 2021		December 31, 2020
	Number of Loans	Outstanding Recorded Investment	Number of Loans	Outstanding Recorded Investment
Real estate - residential	3	$810	11	$7,106
Real estate - commercial	1	1,036	4	1,849
Real estate - construction and land	—	—	2	1,424
Commercial and industrial	41	1,337	220	9,624

Total Loan Modifications related to COVID-19	45	$3,183	237	$20,003

NOTE 5 – FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access at the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Securities Available for Sale: The fair values of securities available for sale are determined by matrix pricing, which is a mathematical technique used to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2). Management obtains the fair values of securities available for sale on a monthly basis from a third party pricing service.

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 5 – FAIR VALUE (Continued)

Residential Loans Held for Sale: The Company has elected to account for residential loans held for sale at fair value. The fair value of loans held for sale is determined using either actual quoted prices for the assets (Level 1) whenever possible or quoted prices for similar assets, adjusted for specific attributes of that loan (Level 2). The gain (loss) on loans held for sale is included in mortgage banking income in the Consolidated Statements of Income.

SBA Loans Held for Investment, at Fair Value: The Company has elected to account for certain SBA loans held for investment at fair value. Fair value is calculated based on the present value of estimated future payments (Level 3). The valuation model uses interest rate, prepayment speed, and default rate assumptions that market participants would use in estimating future payments. Whenever available, the present value is validated against available market data.

Mortgage Banking Derivatives: Mortgage banking derivatives used in the ordinary course of business primarily consist of mandatory forward sales contracts, best efforts forward sales contracts, and interest rate lock commitments. The fair value of mandatory forward sales contracts is measured using quoted market prices (Level 1), or in some cases when quoted market prices are not available, the pricing is derived from market observable inputs that can generally be verified and do not typically involve significant judgment by the Company (Level 2). Interest rate lock commitments involve pricing derived from market observable inputs that are adjusted based on pull-through rates. Pull-through rates, which typically range between 80-85%, are an unobservable input which are the Company’s estimate of the percentage of interest rate lock commitments expected to result in closed loans (Level 3). The fair value of best efforts forward sales contracts is measured using market observable inputs that are adjusted using unobservable inputs including duration, spread, and pull-through rates (Level 3).

Impaired Loans: A loan is considered to be impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. In most cases, the Bank measures fair value based on the value of the collateral securing the loan. Collateral may be in the form of real estate and/or business or personal assets, including but not limited to equipment, inventory, and accounts receivable. The fair value of real estate collateral is determined based on third party appraisals by qualified licensed appraisers as well as internal estimates. The fair value of other business or personal assets is generally based on amounts reported on the financial statements of the customer or customer’s business. Appraised and reported values may be adjusted based on management’s historical knowledge, changes in market conditions from the time of valuation and management’s knowledge of the customer and the customer’s business. Since not all valuation inputs are observable, these nonrecurring fair value determinations are classified as Level 3. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors previously identified.

SBA Loan Servicing Rights: On a quarterly basis, SBA loan servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. If the carrying amount exceeds fair value, impairment is recorded so that the servicing asset is carried at fair value. The fair value of SBA servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income. There were no SBA servicing rights carried at fair value at June 30, 2021 and December 31, 2020.

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 5 – FAIR VALUE (Continued)

Assets and liabilities measured at fair value on a recurring basis at June 30, 2021 are summarized below:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Financial assets
Securities available for sale	$—	$22,674	$—	$22,674
Residential loans held for sale	19,690	106,789	—	126,479
SBA loans held for investment, at fair value	—	—	10,070	10,070
Interest rate lock commitments	—	—	2,610	2,610
Mandatory forward sales contracts	122	—	—	122
Best efforts forward sales contracts	—	—	59	59

Financial liabilities
Interest rate lock commitments	$—	$—	$108	$108
Mandatory forward sales contracts	365	—	—	365

Assets and liabilities measured at fair value on a recurring basis at December 31, 2020 are summarized below:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Financial assets
Residential loans held for sale	$21,888	$186,816	$—	$208,704
SBA loans held for investment, at fair value	—	—	9,264	9,264
Interest rate lock commitments	—	—	7,566	7,566
Best efforts forward sales contracts	—	—	55	55

Financial liabilities
Interest rate lock commitments	$—	$—	$12	$12
Mandatory forward sales contracts	4,455	—	—	4,455

There were no transfers between levels for assets and liabilities recorded at fair value on a recurring basis during the reported periods.

Financial Instruments Recorded Using Fair Value Option

The Company has elected the fair value option for residential loans held for sale. These loans are intended for sale and the Company believes that the fair value is the best indicator of the resolution of these loans. Interest income is recorded based on the contractual term of the loan and in accordance with the Company’s policy on loans held for investment. None of these loans are 90 days or more past due or on nonaccrual at June 30, 2021 and December 31, 2020.

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 5 – FAIR VALUE (Continued)

The aggregate fair value, contractual balance, and gain at June 30, 2021 and December 31, 2020 for residential loans held for sale were as follows:

	June 30, 2021	December 31, 2020
Aggregate fair value	$126,479	$208,704
Contractual balance	122,537	199,975

Gain	$3,942	$8,729

The total amount of gains and losses from changes in fair value included in earnings for the six months ended June 30, 2021 and 2020 for residential loans held for sale were as follows:

	Six Months Ended June 30,
	2021	2020
Interest income	$2,030	$1,226
Change in fair value	(4,787)	1,890

Total gain (loss)	$(2,757)	$3,116

The Company also elected the fair value option for certain of its SBA loans originated and fully funded during the year ended December 31, 2018 as the Company believed that fair value was the best indicator of the resolution of those loans at that time. Depending on market conditions and liquidity needs of the Company, management determines whether it is advantageous to hold or sell SBA loans on a loan-by-loan basis. The portion of these loans guaranteed by the SBA are generally readily marketable in the secondary market and the portion of the loans that are not guaranteed are sold periodically to other third party financial institutions. Interest income on these loans is recorded based on the contractual term of the loan and in accordance with the Company’s policy on other loans held for investment.

The aggregate fair value, contractual balance, and gain (loss) at June 30, 2021 and December 31, 2020 for SBA loans held for investment, at fair value, were as follows:

	June 30, 2021	December 31, 2020
Aggregate fair value	$10,070	$9,264
Contractual balance	9,993	9,266

Gain (loss)	$77	$(2)

The total amount of gains and losses from changes in fair value included in earnings for the six months ended June 30, 2021 and 2020 for SBA loans held for investment, at fair value, were as follows:

	Six Months Ended June 30,
	2021	2020
Interest income	$288	$312
Change in fair value	79	(6)

Total gain	$367	$306

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 5 – FAIR VALUE (Continued)

Changes in fair value for SBA loans held for investment, at fair value, were included in SBA fair value gain (loss) on the Consolidated Statements of Income.

The table below presents a reconciliation of SBA loans held for investment, at fair value, which were valued on a recurring basis and used significant unobservable inputs (Level 3) for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020
Balance of SBA loans held for investment at fair value, beginning of period	$9,264	$10,341
Principal payments	(674)	(332)
Charge-offs	—	(65)
Repurchase of guaranteed balances previously participated	1,401	—
Total gains during the period	79	(6)

Balance of SBA loans held for investment at fair value, end of period	$10,070	$9,938

The Company’s valuation of SBA loans held for investment, at fair value, was supported by an analysis prepared by an independent third party and approved by management. The approach to determine fair value involved several steps: 1) Identifying each loan’s unique characteristics, including balance, payment type, term, coupon, age, and principal and interest payment; 2) Projecting these loan level characteristics for the life of each loan; and 3) Performing discounted cash flow modeling.

The following table provides information about the valuation techniques and unobservable inputs used in the valuation of SBA loans held for investment, at fair value, falling within Level 3 of the fair value hierarchy at June 30, 2021 and December 31, 2020:

	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
June 30, 2021
SBA loans held for investment, at fair value	$10,070	Discounted cash flow	Discount Rate Conditional Prepayment Rate	3.14%-6.64% (4.13%) 10.56%-10.56% (10.56%)
December 31, 2020
SBA loans held for investment. at fair value	$9,264	Discounted cash flow	Discount Rate Conditional Prepayment Rate	3.24%-6.74% (4.37%) 10.53%-10.56% (10.55%)

The significant unobservable inputs impacting the fair value measurement of SBA loans held for investment, at fair value, include discount rates and conditional prepayment rates. Increases in discount rates or prepayment

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 5 – FAIR VALUE (Continued)

rates would result in a lower fair value measurement. Although the prepayment rate and discount rate are not directly interrelated, they generally move in opposite directions. The discount rates and conditional prepayment rates were weighted by the relative principal balance outstanding of these loans.

Assets measured at fair value on a nonrecurring basis at June 30, 2021 are summarized below:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Impaired loans:
Real estate - commercial	$—	$—	$2,902	$2,902

Assets measured at fair value on a nonrecurring basis at December 31, 2020 are summarized below:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Impaired loans:
Real estate - commercial	$—	$—	$1,583	$1,583

There were two collateral-dependent commercial real estate impaired loans with fair values of $2,111 and $791 at June 30, 2021.

The collateral backing the loan with a fair value of $2,111 included a real estate property, comprising a cold storage building and excess land, and machinery and equipment. The market values of the building and excess land were derived using the sales comparison approach. In determining the market value of the building, comparable building sales were obtained, and various adjustments were made to these comparable sales including for location, property size, year built, and condition to derive an adjusted sale price per square foot. In determining the market value of the excess land, comparable excess land sales were obtained, and various adjustments were made to these comparable sales including for location, net site size, frontage/access/visibility, and utilities/infrastructure to derive an adjusted sales price. The market value of the machinery and equipment was based on the assumption that all machinery and equipment would stay in place and be available for future use at the current location The value of individual machinery and equipment was determined based on its age and condition, appearance, size or capacity, design, function, utility, and overall market appeal compared to market comparable data.

The collateral backing the loan with a fair value of $791 included commercial real estate and residential real estate. The market value of the commercial real estate was derived based on an average of the sales comparison and income approaches. For the sales comparison approach, various adjustments were made to comparable sales including for location, property size, and occupancy to derive an adjusted average sale price per square foot of $119.69. For the income approach, a capitalization rate of 8.00% was derived based on a band of investment technique and comparison to the range of market extracted capitalization rates. This rate was then applied against the net operating income of the property, less lease-up costs, to arrive at a market value. The market value of the residential real estate was derived based on the sales comparison approach. Various adjustments were made to comparable sales including for location, property size, age, and condition.

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 5 – FAIR VALUE (Continued)

Fair Value of Financial Instruments

The carrying values and estimated fair values of financial instruments not carried at fair value, at June 30, 2021 and December 31, 2020 are as follows:

		June 30, 2021		December 31, 2020
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Cash and cash equivalents	1	$105,337	$105,337	$55,379	$55,379
Time deposits in banks	2	2,381	2,511	2,381	2,521
Securities held to maturity	2	6	5	41	39
Restricted equity securities, at cost	2	2,820	2,820	2,362	2,362
Loans held for investment, at amortized cost	3	864,327	860,051	1,197,896	1,213,967
Accrued interest receivable	3	7,039	7,039	7,300	7,300
SBA loan servicing rights	3	6,614	8,261	8,160	9,709
Mortgage loan servicing rights	3	196	196	—	—
Liabilities:
Noninterest-bearing deposits	2	$81,150	$81,150	$62,650	$62,650
Interest-bearing transaction accounts	2	143,046	143,046	140,265	140,265
Savings and money market deposits	2	355,045	355,045	286,744	286,744
Time deposits	2	53,081	53,477	69,125	69,743
Subordinated debentures	2	5,982	6,000	5,948	6,516
Notes payable	2	3,527	3,527	3,754	3,754
PPP Liquidity Facility	3	443,906	443,906	881,262	881,262
Accrued interest payable	3	928	928	1,999	1,999

NOTE 6 – SBA LOAN SERVICING ACTIVITIES

At June 30, 2021 and December 31, 2020, the principal balance of SBA loans, excluding PPP loans, retained by the Company was $290,916 and $253,330, of which $151,032 and $110,196 represented the guaranteed portion of the loans. Loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of SBA loans serviced for others requiring recognition of a servicing asset were $471,162 and $524,910 at June 30, 2021 and December 31, 2020.

Activity for SBA loan servicing rights for the three and six months ended June 30, 2021 and 2020 follows:

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Beginning of period	$7,445	$10,835	$8,160	$11,280
Additions	—	—	—	530
Amortization	(831)	(801)	(1,546)	(1,776)

End of period	$6,614	$10,034	$6,614	$10,034

The fair value of servicing rights was $8,261 and $9,709 at June 30, 2021 and December 31, 2020. Fair value was determined using a weighted average discount rate of 12.00% and a weighted average prepayment speed of

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 6 – SBA LOAN SERVICING ACTIVITIES (Continued)

10.49% at June 30, 2021. Fair value was determined using a weighted average discount rate of 11.75% and a weighted average prepayment speed of 10.34% at December 31, 2020. The SBA loan servicing rights are amortized over the life of a loan on a loan-by-loan basis.

The following table presents the components of net gain on sale of SBA loans, excluding sales of PPP loans, for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Gain on sale of guaranteed SBA loans	$—	$—	$—	$2,087
Costs recognized on sale of SBA loans	—	—	—	(885)
Fair value of servicing rights created	—	—	—	530

Gain on sale of SBA loans, net	$—	$—	$—	$1,732

NOTE 7 – LEASES

Lease Expense

For the three and six months ended June 30, 2021 and 2020, the components of total lease cost and supplemental information related to operating leases were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating lease cost	$361	$305	$722	$583
Short-term lease cost	179	140	374	273

Total lease cost, net	$540	$445	$1,096	$856

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating cash flows related to operating leases	$362	$258	$709	$513
Right-of-use assets obtained in exchange for new operating lease liabilities	—	638	136	1,262

	$362	$896	$845	$1,775

At June 30, 2021, the weighted average discount rate of operating leases was 2.24% and the weighted average remaining life of operating leases was 5.11 years.

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 7 – LEASES (Continued)

Lease Obligations

The future minimum lease payments for operating leases, subsequent to June 30, 2021, as recorded on the balance sheet, are summarized as follows:

2021	$638
2022	854
2023	713
2024	732
2025	642
Thereafter	895

Total undiscounted lease payments	$4,474
Less: imputed interest	(551)

Net lease liabilities	$3,923

NOTE 8 – OTHER BORROWINGS

In June 2021, the Company issued $6,000 of Subordinated Debentures (the “Debentures”) that mature June 30, 2031 and are redeemable after 5 years. The Debentures carry interest at a fixed rate of 4.50% per annum for the initial five years of term and carry interest at a floating rate for the final 5 years of term. Under the debt agreements, the floating rates are based on a SOFR benchmark plus 3.78% per annum.

These Debentures were issued to redeem a $6,000 Subordinated Debenture which was issued in December 2018 and which carried interest at a rate of 6.875% per annum.

The balance of Subordinated Debentures outstanding at the Company, net of offering costs, amounted to $5,982 and $5,948 at June 30, 2021 and December 31, 2020, respectively.

At December 31, 2019, the Company had a $3,000 term note with a financial institution maturing March 12, 2028 requiring principal and interest payments based on a ten-year amortization with interest at prime (4.75% at December 31, 2019) with a floor of 4.50%. The Company also had a $2,000 line of credit with the same financial institution that matured in March 2019 and was subsequently on agreed upon extensions of the maturity date pending renegotiation of both the term note and line of credit. The line of credit required quarterly interest payments at Prime with a floor of 4.50%. The combined balance of both the line of credit and note was $4,096 at December 31, 2019. In March 2020, the Company renegotiated the terms of the debt and combined the line of credit and term note into one amortizing note with quarterly principal and interest payments with interest at Prime (3.25% at June 30, 2021). The new note matures on March 10, 2029 and the balance of the note was $3,527 and $3,754 at June 30, 2021 and December 31, 2020, respectively. The note is secured by 100% of the stock of the Bank and requires the Company to comply with certain loan covenants during the term of the line of credit and note.

In April 2020, the Company entered into the Federal Reserve Bank’s Paycheck Protection Program Liquidity Facility (“PPPLF”). Under the PPPLF, advances must be secured by pledges of loans to small businesses originated by the Company under the PPP. The PPPLF accrues interest at 0.35% per annum and matures at various dates equal to the maturity date of the PPPLF collateral pledged to secure the advance, ranging from

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 8 – OTHER BORROWINGS (Continued)

April 14, 2022 to August 27, 2025, and will be accelerated on and to the extent of any PPP loan forgiveness reimbursement by the SBA for any PPPLF collateral or the date of purchase by the SBA from the borrower of any PPPLF collateral. On the maturity date of each advance, the Company shall repay the advance plus accrued interest. The balances outstanding on this facility were $443,906 and $881,262 at June 30, 2021 and December 30, 2020, respectively.

NOTE 9 – STOCK-BASED COMPENSATION

The Amended and Restated 2017 Equity Inventive Plan (the “Equity Plan”) governs the Company’s restricted stock and stock options. Total compensation cost that was charged against income related to the Equity Plan was $68 and $49 for the three months ended June 30, 2021 and 2020 and $229 and $201 for the six months ended June 30, 2021 and 2020.

Restricted Stock

During the fourth quarter of 2020 and the first quarter of 2021, the Company awarded a total of 22,716 shares of restricted stock to Executive Officers representing a portion of their bonus which vested immediately. Of those shares awarded, 8,083 shares were forfeited and used to pay the taxes on the shares vested, thus a net of 14,633 shares were issued. Prior to 2019, the Company awarded shares of restricted common stock to certain officers for which compensation expense is recognized ratably over the five-year vesting period of the awards based on the fair value of the stock at issue date.

A summary of changes in the Company’s nonvested restricted shares for the six months ended June 30, 2021 follows:

	Shares	Weighted-Average Grant-Date Fair Value, per share
Nonvested at January 1, 2021	4,130	$14.63
Granted	4,008	13.33
Vested	(5,655)	13.61
Forfeited	—	—

Nonvested at June 30, 2021	2,483	$14.86

At June 30, 2021 there was $29 of total unrecognized compensation cost related to nonvested restricted shares granted under the Equity Plan that is expected to be recognized over a weighted average period of 1.4 years. The total fair value of shares vested during the six months ended June 30, 2021 and 2020 was $85 and $72.

Stock Options

The Equity Plan permits the grant of stock options to its employees and non-employee directors for up to 15% of the total number of shares of Company common stock issued and outstanding, up to 1,500,000 shares. Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant. The market price of the Company’s common stock is the price offered under the DRIP, as

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 9 – STOCK-BASED COMPENSATION (Continued)

determined by the Board of Directors. Those option awards generally have a vesting period of 5 years for employees and 3 years for non-employee directors and have 10-year contractual terms.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on an average of historical volatilities of peer financial institutions. The expected term of options granted represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The fair value of options granted during the six months ended June 30, 2021 were determined using the following weighted average assumptions as of grant date:

June 30, 2021
Risk-free interest rate (%)	0.82
Expected term (years)	7.50
Expected stock price volatility (%)	29.57
Dividend yield (%)	1.82

A summary of the activity in the Equity Plan for the six months ended June 30, 2021 follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2021	332,708	$16.01
Granted	127,275	14.67
Exercised	—	—
Forfeited	(300)	14.67
Expired	(4,665)	16.52

Outstanding at June 30, 2021	455,018	$15.63	8.22	$2,437

Vested and exercisable at June 30, 2021	183,389	$16.29	7.44	$841

The weighted average fair value of options granted during the six months ended June 30, 2021 and 2020 was $3.70 and $3.51. Total unrecognized compensation cost related to nonvested stock options granted under the Equity Plan was $907 at June 30, 2021. This cost is expected to be recognized over a weighted average period of 3.05 years.

NOTE 10 – OTHER BENEFIT PLANS

The Company has established a stock dividend reinvestment and other stock purchase plan. Under the Dividend Reinvestment Plan (“DRIP”), eligible shareholders can voluntarily purchase stock with their dividend or can make additional stock purchases. During the six months ended June 30, 2021 and 2020, 13,634 and 20,824 shares were purchased at an average price of $20.85 and $14.75, respectively. During the year ended December 31, 2020, 34,737 shares were purchased at an average price of $14.67 per share.

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 10 – OTHER BENEFIT PLANS (Continued)

The Company adopted an Employee Stock Purchase Plan (“ESPP”) for all employees in 2015. During 2020, the ESPP was amended and restated in its entirety and was renamed the Non-Qualified Stock Purchase Plan (“NSPP”). All employees and Directors are eligible to participate in the NSPP. Employees may purchase available shares of common stock with post-tax dollars as of the grant date at a 10% discount to the price of shares offered under the DRIP, as determined by the Board of Directors, with a minimum deduction of $20 and a maximum deduction of 10% of employees’ income. Directors may purchase available shares of common stock with post-tax dollars as of the grant date at the price of shares offered under the DRIP, with no minimum deduction and a maximum deduction of the Directors’ board fees. Expense recognized in relation to the NSPP for the six months ended June 30, 2021 and 2020 was $38 and $20.

The Company has a Salary Continuation Agreement, (the “Agreement”), with an executive officer. In accordance with the Agreement, the executive will receive an annual benefit of $25 for twenty years following separation of service. If early termination occurs before December 31, 2022, the executive will not receive any benefit under the Agreement. The liability recorded for the Agreement was $277 and $241 at June 30, 2021 and December 31, 2020, and the related expense for the six months ended June 30, 2021 and 2020 was $35 and $28.

The Company has a 401(k) plan that covers substantially all employees subject to certain age and service requirements. The Company contributes 3% of each employee’s salary each pay period as a safe harbor contribution. The Company may also match employee contributions each year at the discretion of the Board of Directors. Expense recognized in relation to the 401(k) plan was $1,354 and $858 for the six months ended June 30, 2021 and 2020 and was $1,978 for the year ended December 31, 2020.

In December 2018, the Company approved an Employee Stock Ownership Plan for eligible employees as of January 1, 2018. Each year, the Company’s Board of Directors approves a discretionary percentage of employees’ salaries to be contributed to the ESOP for eligible employees. For 2021 and 2020, 2% of salaries for eligible employees was approved for contribution. Expense related to the ESOP was $823 and $155 for the six months ended June 30, 2021 and 2020 and was $395 for the year ended December 31, 2020. During the year ended December 31, 2020, $260 was contributed to the ESOP. The amount expected to be contributed to the ESOP during the year ended December 31, 2021 is $395. The Company has contributed 32,700 common shares to the ESOP since its approval in December 2018.

NOTE 11 – REGULATORY MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes that the Bank met all capital adequacy requirements to which it was subject at June 30, 2021 and December 31, 2020.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At June 30, 2021 and December 31, 2020, the most recent regulatory

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 11 – REGULATORY MATTERS (Continued)

notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s classification.

Actual and required capital amounts and ratios for the Bank are presented below at June 30, 2021:

	Actual		Required for Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital
(to Risk Weighted Assets)	$100,685	22.57%	$35,690	8.00%	$46,843	10.50%

Tier I Capital
(to Risk Weighted Assets)	$94,891	21.27%	$26,767	6.00%	$35,690	8.00%

Common Equity Tier I Capital
(to Risk Weighted Assets)	$94,891	21.27%	$20,075	4.50%	$28,998	6.50%

Tier I Capital
(to Average Assets)	$94,891	12.06%	$31,468	4.00%	$39,335	5.00%

Actual and required capital amounts and ratios for the Bank are presented below at December 31, 2020:

	Actual		Required for Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital
(to Risk Weighted Assets)	$78,824	17.02%	$37,056	8.00%	$48,636	10.50%

Tier I Capital
(to Risk Weighted Assets)	$72,825	15.72%	$27,792	6.00%	$37,056	8.00%

Common Equity Tier I Capital
(to Risk Weighted Assets)	$72,825	15.72%	$20,844	4.50%	$30,108	6.50%

Tier I Capital
(to Average Assets)	$72,825	11.75%	$24,799	4.00%	$30,998	5.00%

Dividend Restrictions

Banking regulations may limit the amount of dividends that may be paid. Approval by regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of the Bank to fall below specified minimum levels. Approval is also required if dividends declared exceed the net profits of the Bank for that year combined with the retained net profits for the preceding two years. As of June 30, 2021, the Bank may declare dividends without regulatory approval of $37,792.

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 12 – MORTGAGE BANKING ACTIVITIES

The following table presents the components of residential loan fee income for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net gain realized on sale of residential loans held for sale	$22,899	$18,364	$51,843	$29,557
Net change in fair value recognized on residential loans held for sale	545	976	(4,787)	1,890
Net change in fair value recognized on interest rate lock commitments	487	1,326	(5,068)	3,639
Net change in fair value recognized on mandatory and best efforts forward sales contracts	(2,998)	(2,242)	7,864	(7,450)
Mortgage banking fees	2,419	1,837	5,529	3,026

Residential loan fee income	$23,352	$20,261	$55,381	$30,662

As part of its mortgage banking activities, the Company enters into interest rate lock commitments, which are commitments to originate loans where the interest rate on the loan is determined prior to funding and the clients have locked into that interest rate. The Company then locks in the loan and interest rate with an investor and commits to deliver the loan if settlement occurs (“best efforts”) or commits to deliver the locked loan in a binding (“mandatory”) delivery program with an investor. It is the Company’s practice to enter into forward commitments for the future delivery of residential mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from its commitments to fund the loans. Interest rate lock commitments and mandatory commitments to deliver loans to investors are considered derivatives.

At June 30, 2021 and December 31, 2020, the Company had $200,422 and $398,722 of interest rate lock commitments, $271,014 and $514,000 of mandatory forward sales contracts, and $21,184 and $19,803 of best efforts forward sales contracts. The fair value of these mortgage banking derivatives was reflected by a total derivative asset of $2,791 and $7,621 and a total derivative liability of $473 and $4,467 at June 30, 2021 and December 31, 2020, respectively. Fair values were estimated based on changes in mortgage interest rates from the date of the commitments. Changes in the fair values of these mortgage banking derivatives are included in mortgage banking income in the Consolidated Statements of Income.

The net gains (losses) relating to free-standing derivative instruments used for risk management at June 30, 2021 and December 31, 2020 are summarized below:

	June 30, 2021	December 31, 2020
Mandatory forward sales contracts	$(243)	$(4,455)
Best efforts forward sales contracts	59	55
Interest rate lock commitments	2,502	7,553

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 12 – MORTGAGE BANKING ACTIVITIES (Continued)

The following table reflects the amount and fair value of mortgage banking derivatives included in the Consolidated Balance Sheets at June 30, 2021 and December 31, 2020:

	June 30, 2021		December 31, 2020
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other assets:
Interest rate lock commitments	$180,443	$2,610	$390,676	$7,566
Mandatory forward sales contracts	105,514	122	—	—
Best efforts forward sales contracts	21,184	59	19,803	55

Included in other liabilities:
Interest rate lock commitments	19,979	108	8,046	12
Mandatory forward sales contracts	165,500	365	514,000	4,455

NOTE 13 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies that are used for loans are used to make such commitments, including obtaining collateral at exercise of the commitment.

The contractual amounts of financial instruments with off-balance sheet risk at June 30, 2021 and December 31, 2020 were as follows:

	June 30, 2021	December 31, 2020
Unfunded loan commitments	$29,437	$34,867
Unused lines of credit	40,732	34,063
Standby letters of credit	68	68

All unused lines of credit at June 30, 2021 and December 31, 2020 were variable rate lines of credit and the majority of unfunded loan commitments at June 30, 2021 and December 31, 2020 were commitments to fund variable rate loans. Unfunded loan commitments are generally entered into for periods of 90 days or less.

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 14 – EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Basic:
Net income	$13,016	$2,345	$20,527	$1,844
Less: Preferred stock dividends	235	178	567	355

Net income available to common shareholders	$12,781	$2,167	$19,960	$1,489

Weighted average common shares outstanding	3,821,993	3,414,279	3,666,418	3,407,292

Basic earnings per common share	$3.34	$0.63	$5.44	$0.44

Diluted:
Net income	$13,016	$2,345	$20,527	$1,844
Less: Preferred stock dividends	235	178	567	355
Add: Series B preferred stock dividends	92	—	279	—

Net income available to common shareholders	$12,873	$2,167	$20,239	$1,489

Weighted average common shares outstanding for basic earnings per common share	3,821,993	3,414,279	3,666,418	3,407,292
Add: Dilutive effects of conversion of Series B preferred stock to common stock	333,994	—	333,994	—
Add: Dilutive effects of assumed exercises of stock options	159,035	—	143,522	—

Average shares and dilutive potential common shares	4,315,022	3,414,279	4,143,934	3,407,292

Diluted earnings per common share	$2.98	$0.63	$4.88	$0.44

Stock options for 0 shares and 100,715 shares of common stock were not considered in computing diluted earnings per common share for June 30, 2021 and 2020 because they were anti-dilutive.

NOTE 15 – OPERATING SEGMENTS

The Company has two reportable segments: Banking and Residential Mortgage Lending. The Banking segment provides a variety of traditional community banking services through its full-service banking centers located in St. Petersburg, Seminole, Pinellas Park, Clearwater, Sarasota, and Tampa, Florida, as well as SBA lending services throughout the nation. The Residential Mortgage Lending segment originates residential mortgage loans primarily for sale in the secondary market with offices throughout the nation. Loans and deposits provide the revenues in the Banking segment and loan sales provide the revenues in the Residential Lending segment.

Segment profit and loss is measured by net income after income tax. Inter-segment transactions are recorded at cost and eliminated as part of the consolidation process. Due to the interrelationships of the various segments, the information presented is not indicative of how the segments would perform if they operated as independent entities.

BAYFIRST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data) (Unaudited)

NOTE 15 – OPERATING SEGMENTS (Continued)

Information about reportable segments and reconciliation of such information to the Consolidated Financial Statements follows (dollars in thousands):

	Three Months Ended June 30, 2021			Three Months Ended June 30, 2020
	Residential Mortgage	Banking	Consolidated	Residential Mortgage	Banking	Consolidated
Interest income	$811	$14,186	$14,997	$554	$9,837	$10,391
Interest expense	553	1,540	2,093	410	2,543	2,953

Net interest income	258	12,646	12,904	144	7,294	7,438

Provision for loan losses	—	—	—	—	3,000	3,000

Residential loan fee income	23,352	—	23,352	20,261	—	20,261
Internal transfer for portfolio loans originated	97	(97)	—	4	(4)	—
Other non-interest income	15	14,845	14,860	13	1,092	1,105

Total non-interest income	23,464	14,748	38,212	20,278	1,088	21,366

Total non-interest expense	20,572	13,096	33,668	14,033	8,598	22,631

Income before income tax expense	3,150	14,298	17,448	6,389	(3,216)	3,173
Income tax expense	882	3,550	4,432	1,789	(961)	828

Net income	$2,268	$10,748	$13,016	$4,600	$(2,255)	$2,345

Period-end assets	$129,666	$1,068,563	$1,198,229	$100,772	$1,369,427	$1,470,199

	Six Months Ended June 30, 2021			Six Months Ended June 30, 2020
	Residential Mortgage	Banking	Consolidated	Residential Mortgage	Banking	Consolidated
Interest income	$2,029	$27,861	$29,890	$1,225	$15,971	$17,196
Interest expense	1,343	3,013	4,356	955	4,445	5,400

Net interest income	686	24,848	25,534	270	11,526	11,796

Provision for loan losses	—	2,000	2,000	—	4,900	4,900

Residential loan fee income	55,381	—	55,381	30,662	—	30,662
Internal transfer for portfolio loans originated	166	(166)	—	30	(30)	—
Other non-interest income	27	15,963	15,990	13	3,451	3,464

Total non-interest income	55,574	15,797	71,371	30,705	3,421	34,126

Total expense	43,699	23,690	67,389	24,432	15,355	39,787

Income before income tax expense	12,561	14,955	27,516	6,543	(5,308)	1,235
Income tax expense	3,517	3,472	6,989	1,832	(2,441)	(609)

Net income	$9,044	$11,483	$20,527	$4,711	$(2,867)	$1,844

Period-end assets	$129,666	$1,068,563	$1,198,229	$100,772	$1,369,427	$1,470,199

Report of Independent Registered Public Accounting Firm

Stockholders and the Board of Directors

BayFirst Financial Corp. (formerly First Home Bancorp, Inc.)

St. Petersburg, Florida

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of First Home Bancorp, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income, changes in stockholders’ equity, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The Consolidating Statement of Financial Condition as of December 31, 2020 and the Consolidating Statement of Income for the year ended December 31, 2020 (collectively the “Consolidating Statements”) are presented for purposes of additional analysis and are not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the Consolidating Statements are fairly stated in all material respects in relation to the financial statements as a whole.

DIXON HUGHES GOODMAN LLP

/s/ DIXON HUGHES GOODMAN LLP

We have served as the Company’s auditor since 2018.

Tampa, Florida
May 10, 2021

FIRST HOME BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND 2019

ASSETS
	2020	2019

Cash and due from banks	$2,789,933	$3,080,132
Interest-bearing deposits in banks	52,588,765	107,499,915

Cash and cash equivalents	55,378,698	110,580,047
Time deposits in banks	2,381,000	2,381,000
Securities held to maturity	41,286	43,422
Restricted equity securities, at cost	2,361,900	2,499,200
Residential loans held for sale	208,704,152	76,415,993
SBA loans held for sale	—	229,500
SBA loans held for investment, at fair value	9,263,750	10,341,039
Loans held for investment, at amortized cost net of allowance for loan losses of $21,162,339 and $10,741,950	1,197,896,168	292,851,040
Accrued interest receivable	7,299,759	2,122,505
Premises and equipment, net	18,114,600	16,478,919
SBA loan servicing rights	8,159,501	11,279,960
Deferred income taxes	3,807,979	101,693
Right-of-use operating lease assets	3,737,265	2,847,218
Bank owned life insurance	12,183,448	—
Other assets	15,361,270	3,068,101

Total assets	$1,544,690,776	$531,239,637

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Noninterest-bearing deposits	$62,650,336	$51,025,076
Interest-bearing transaction accounts	140,265,079	71,134,209
Savings and money market deposits	286,743,776	185,391,517
Time deposits	69,125,349	141,043,368

Total deposits	558,784,540	448,594,170

Federal Home Loan Bank advances	—	10,000,000
Subordinated debentures	5,947,900	7,415,750
Notes payable	3,754,465	4,095,696
PPP Liquidity Facility	881,261,659	—
Accrued interest payable	1,998,657	220,172
Operating lease liabilities	3,925,115	2,948,949
Accrued expenses and other liabilities	17,949,539	6,633,237

Total liabilities	1,473,621,875	479,907,974

Commitments and contingencies (Note 1)

Stockholders’ equity:
Preferred stock, Series A; 10,000 shares authorized, 6,395 and 7,895 shares issued and outstanding; aggregate liquidation preference of $6,395,000 and $7,895,000	6,161,000	7,661,000
Preferred stock, Series B; 20,000 shares authorized, 8,760 and 0 shares issued and outstanding; aggregate liquidation preference of $8,760,000 and $0	8,516,114	—
Common stock and additional paid-in capital; 15,000,000 shares authorized, 3,485,018 and 3,393,788 shares issued and outstanding	43,043,215	41,362,038
Unearned compensation	(40,958)	(156,116)
Retained earnings	13,389,530	2,464,741

Total stockholders’ equity	71,068,901	51,331,663

Total liabilities and stockholders’ equity	$1,544,690,776	$531,239,637

See accompanying notes.

FIRST HOME BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
Interest income:
Loans, including fees	$43,089,770	$24,430,763
Interest-bearing deposits in banks and other	640,715	1,270,296

Total interest income	43,730,485	25,701,059

Interest expense:
Deposits	7,490,180	7,319,102
Borrowings	2,788,128	947,741

Total interest expense	10,278,308	8,266,843

Net interest income	33,452,177	17,434,216

Provision for loan losses	16,900,000	8,869,230

Net interest income after provision for loan losses	16,552,177	8,564,986

Non-interest income:
Residential loan fee income	92,677,889	31,275,897
SBA loan servicing income, net	2,023,771	1,401,107
Gain on sale of SBA loans, net	1,652,114	20,278,299
Service charges and fees	932,729	993,604
SBA loan fair value gain (loss)	1,351	(994,448)
Write-down of other real estate owned	—	(54,976)
Other non-interest income	407,414	224,850

Total non-interest income	97,695,268	53,124,333

Non-interest expense:
Salaries and benefits	36,402,899	24,391,699
Bonus, commissions, and incentives	34,071,608	12,334,665
Mortgage banking	5,292,614	2,401,841
Occupancy and equipment	4,453,112	3,355,638
Data processing	4,418,398	1,738,622
Marketing and business development	3,553,311	3,118,113
Professional services	3,532,645	2,195,228
Loan origination and collection	2,039,506	1,539,359
Employee recruiting and development	1,768,698	1,698,211
Regulatory assessments	443,927	420,068
Other non-interest expense	2,492,764	2,198,609

Total non-interest expense	98,469,482	55,392,053

Income before income taxes	15,777,963	6,297,266

Income tax expense	3,074,881	1,813,052

Net income	12,703,082	4,484,214

Preferred stock dividends	(863,282)	(462,903)

Net income available to common stockholders	$11,839,800	$4,021,311

Basic earnings per share	$3.45	$1.27
Diluted earnings per share	$3.01	$1.27

See accompanying notes.

FIRST HOME BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2020 AND 2019

	Preferred Shares, Series A	Preferred Shares, Series B	Common Shares	Preferred Stock, Series A	Preferred Stock, Series B	Common Stock and Additional Paid-in Capital	Unearned Compensation	Retained Earnings (Accumulated Deficit)	Total

Balance at January 1, 2019	3,135	—	3,023,217	$3,066,000	$—	$35,661,646	$(232,685)	$(708,818)	$37,786,143

Net income	—	—	—	—	—	—	—	4,484,214	4,484,214

Issuance of common stock under:
Non-qualified stock purchase plan	—	—	22,001	—	—	351,329	—	—	351,329
Dividend reinvestment plan	—	—	39,977	—	—	604,726	—	—	604,726
Employee stock ownership plan	—	—	15,148	—	—	222,175	—	—	222,175

Issuance of preferred stock, net	4,760	—	—	4,595,000	—	—	—	—	4,595,000

Issuance of common stock, net	—	—	293,445	—	—	4,247,344	—	—	4,247,344

Stock-based awards - common stock:
Restricted stock	—	—	—	—	—	—	76,569	—	76,569
Stock options	—	—	—	—	—	274,818	—	—	274,818

Dividends declared on:
Preferred stock	—	—	—	—	—	—	—	(462,903)	(462,903)
Common stock	—	—	—	—	—	—	—	(847,752)	(847,752)

Balance at December 31, 2019	7,895	—	3,393,788	$7,661,000	$—	$41,362,038	$(156,116)	$2,464,741	$51,331,663

Net income	—	—	—	—	—	—	—	12,703,082	12,703,082

Issuance of common stock under:
Non-qualified stock purchase plan	—	—	35,795	—	—	434,052	—	—	434,052
Dividend reinvestment plan	—	—	34,737	—	—	501,068	—	—	501,068
Employee stock ownership plan	—	—	17,552	—	—	259,767	—	—	259,767

Issuance of preferred stock, net	—	6,760	—	—	6,516,114	—	—	—	6,516,114

Conversion of subordinated debt to preferred stock, Series B	—	500	—	—	500,000	—	—	—	500,000

Conversion of Series A to Series B preferred stock	(1,500)	1,500	—	(1,500,000)	1,500,000	—	—	—	—

Stock-based awards - common stock:
Restricted stock, net of forfeitures	—	—	(9,055)	—	—	(114,119)	115,158	—	1,039
Stock options	—	—	—	—	—	371,811	—	—	371,811
Stock grants	—	—	12,201	—	—	228,598	—	—	228,598

Dividends declared on:
Preferred stock	—	—	—	—	—	—	—	(863,282)	(863,282)
Common stock	—	—	—	—	—	—	—	(915,011)	(915,011)

Balance at December 31, 2020(1)	6,395	8,760	3,485,018	$6,161,000	$8,516,114	$43,043,215	$(40,958)	$13,389,530	$71,068,901

(1)	Common shares for all periods shown herein reflect the three-for-two stock split, effective on May 10, 2021.

Computations of basic and diluted earnings per share at December 31, 2020 and 2019 reflect this stock split.

See accompanying notes.

FIRST HOME BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
Cash flows From operating activities:
Net income	$12,703,082	$4,484,214
Adjustments to reconcile net income to net cash from operating activities -
Depreciation and amortization	1,443,878	1,490,035
Provision for loan losses	16,900,000	8,869,230
Accretion of discount on unguaranteed loans	(2,396,547)	(1,607,373)
Deferred tax expense (benefit)	(3,706,286)	595,110
Origination of SBA loans held for sale	(23,876,548)	(273,618,222)
Proceeds from sales of SBA loans held for sale	25,228,162	293,891,871
Net gains on sales of SBA loans	(1,652,114)	(27,163,787)
Origination of residential loans held for sale	(1,919,861,676)	(722,666,767)
Proceeds from sales of residential loans held for sale	1,881,958,585	700,282,662
Net gains on sales of residential loans held for sale	(88,335,647)	(28,527,955)
Change in fair value of residential loans held for sale	(6,049,421)	(1,690,632)
Change in fair value of SBA loans held for investment, at fair value	(1,351)	994,448
Amortization of SBA loan servicing rights	3,650,459	3,578,082
Net loss on sale of other real estate owned	—	54,976
Employee stock purchase plan expense	43,405	34,745
Stock based compensation expense	396,717	351,387
Executive stock grants	228,598	—
Income from bank owned life insurance	(183,448)	—
Changes in:
Accrued interest receivable	(5,177,254)	(375,660)
Other assets	(13,183,216)	(932,323)
Accrued interest payable	1,778,485	72,746
Other liabilities	12,292,468	3,356,683

Net cash from operating activities	(107,799,669)	(38,526,530)

Cash flows from investing activities:
Principal payments on securities held to maturity	1,985	1,495
Purchases of time deposits in banks	—	(250,000)
Maturities of time deposits in banks	—	1,495,000
Purchase of restricted equity securities	137,300	(847,400)
Purchases of PPP loans	(22,403,641)	—
Loan originations and payments, net	(896,066,300)	(31,359,899)
Purchases of premises and equipment	(3,047,033)	(7,311,492)
Purchase of bank owned life insurance	(12,000,000)	—
Proceeds from sale of other real estate owned	—	537,224

Net cash from investing activities	(933,377,689)	(37,735,072)

Cash flows from financing activities:
Net change in deposits	110,190,370	142,009,945
Net decrease in short-term FHLB advances	—	(3,000,000)
Proceeds from (Payment of) issuance in long-term FHLB advances	(10,000,000)	10,000,000
Proceeds from issuance of notes payble	—	1,210,000
Payments on notes payable	(341,456)	(938,342)
Proceeds from PPP Liquidity Facility borrowings	881,261,659	—
Proceeds from issuance of preferred stock, net	6,516,114	4,595,000
Redemption of subordinated debt	(1,000,000)	—
Proceeds from sale of common stock, net	867,848	5,168,654
ESOP contribution	259,767	222,175
Dividends paid on common stock	(915,011)	(847,752)
Dividends paid on preferred stock	(863,282)	(462,903)

Net cash from financing activities	985,976,009	157,956,777

Net change in cash and cash equivalents	(55,201,349)	81,695,175

Cash and cash equivalents, beginning of year	110,580,047	28,884,872

Cash and cash equivalents, end of year	$55,378,698	$110,580,047

Supplemental cash flow information
Interest paid	$8,499,823	$8,194,097
Income taxes paid	9,748,459	93,401

Supplemental noncash disclosures
Transfer of loans to other real estate owned	$—	$592,200
Recognition of right of use asset and operating lease liability	1,955,592	3,461,099
Conversion of subordinated debt to preferred stock, Series B	500,000	—
Conversion of Series A to Series B preferred stock	1,500,000	—

See accompanying notes.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include First Home Bancorp, Inc. and its wholly owned subsidiary, First Home Bank, together referred to as “the Company”. Intercompany transactions and balances are eliminated in consolidation.

First Home Bancorp, Inc. is a registered bank holding company, incorporated under the laws of the State of Florida. The Company owns all outstanding stock of First Home Bank (the “Bank”), a Florida chartered commercial bank. A significant portion of the Company’s assets and revenues are derived from the operations of the Bank.

The Company provides a variety of traditional community banking services through its full-service banking centers located in St. Petersburg, Seminole, Pinellas Park, Clearwater, Sarasota, and Tampa, Florida. The Bank’s primary deposit products are demand deposits, NOW accounts, money market accounts, savings deposits, and time deposits and its primary lending products are residential mortgage, commercial, and installment loans. In addition, the Company provides lending services nationwide to small business customers, and as such, a significant portion of the loans originated by the Bank are guaranteed by the Small Business Administration (“SBA”). The guaranteed portion of the SBA loan can be sold in the secondary market, and the Bank routinely engages in the sale of participating interests of the non-guaranteed portion. The Company also engages in mortgage banking activities with offices located in Arizona, Colorado, Delaware, Florida, Georgia, Indiana, Idaho, Kansas, Maryland, New Jersey, New York, North Carolina, Ohio, Rhode Island, Tennessee, Texas, Utah, and Washington and as such, originates and sells one-to-four family residential mortgage loans in the secondary market.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or stockholders’ equity.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The most significant estimates relate to the allowance for loan losses, SBA loan servicing rights, and the SBA loans held for investment measured at fair value.

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions with original maturities less than 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased.

Time Deposits in Banks: Time deposits with other banks have maturities ranging from August 2023 through December 2025 and bear interest at rates ranging from 2.15% to 3.50%. None of the certificates of deposit had maturities of 12 months or less at the time of origination. All investments in certificates of deposit are with FDIC insured financial institutions and none exceed the maximum insurable amount of $250,000.

Securities: Debt securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment. Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis.

Restricted Equity Securities: Restricted equity securities consist of Federal Home Loan Bank (“FHLB”) Stock, Federal Reserve Bank (“FRB”) Stock, and stock in a correspondent bank, all of which are considered equity securities without readily determinable fair values. The Bank is a member of the FHLB system, and members are required to own a certain amount of stock based on the level of borrowings and other factors and may invest in additional amounts. The Bank is also a member of its regional FRB.

Loans Held for Sale: The Company designates SBA loans as held for sale based on its intent to sell guaranteed or non-guaranteed portions of these loans in the SBA secondary market. The Company makes the determination of which loans to sell during each quarter, and these loans are typically sold and settled prior to quarter-end. SBA loans held for sale are accounted for at lower of cost or fair value. Gains or losses on the sale these loans are recorded in noninterest income on the Consolidated Statements of Income.

The Company also originates residential loans intended for sale in the secondary market which are carried at fair value with gains and losses recorded in noninterest income. All residential loans are sold servicing released, so there is no servicing income recognized on those loans or an associated servicing asset recorded on the Consolidated Balance Sheets. Interest income is recognized on those loans held for sale until the loan sale is fully completed and the loan is transferred. Interest income on loans held for sale is reflected along with portfolio loans in interest and fees on loans in the Consolidated Statements of Income.

Loans: Except for certain loans for which the fair value option was elected during 2018, as discussed in Note 4, all other loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balances. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income is discontinued, and the loan is placed on non-accrual status, at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Mortgage and commercial loans are evaluated on a loan-by-loan basis and are charged off to the extent principal or interest is deemed uncollectible. Other consumer and personal loans continue to accrue interest and are typically charged off no later than 120 days past due. In all cases, loans are placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Non-accrual loans and loans past due more than 89 days and still on accrual include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified impaired loans.

All interest accrued but not collected for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit: The Company grants residential and commercial real estate, construction and land, commercial and industrial, and consumer loans in the State of Florida with primary concentration being the Tampa Bay region. The Company also grants residential real estate and SBA commercial real estate, construction and land, and commercial and industrial loans nationwide. Although the Company’s loan portfolio is diversified, a significant portion of its loans are secured by real estate. The following loan segments have been identified:

Residential Real Estate – The Bank originates residential real estate loans for the purchase or refinancing of a mortgage in the Tampa Bay region. These loans are primarily collateralized by owner and non-owner occupied properties located in Tampa Bay and are held at amortized cost in the Company’s loan portfolio. The Bank also originates residential real estate loans nationwide for the purchase or refinancing of a mortgage. These loans are primarily collateralized by owner and non-owner occupied properties located in the area in which they were originated, and these loans are sold into the secondary market.

Commercial Real Estate – Commercial real estate loans consist of loans to finance real estate purchases, refinancings, and expansions and improvements to commercial properties. These loans are secured primarily by first liens and may include office buildings, apartments, retail and mixed-use properties, churches, warehouses, and restaurants. Commercial real estate loans are larger than residential real estate loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties.

Construction and Land – Construction and land loans consist of loans to individuals for the construction of a primary or secondary residence and, in some cases, to real estate investors to acquire and develop land. To the extent construction loans are not made to owner-occupants of single-family homes, they are more vulnerable to changes in economic conditions. Further, the nature of these loans is such that they are more difficult to evaluate and monitor. The risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost, including interest, of the project.

Commercial and Industrial – Commercial and industrial loans consist of business loans to small and medium sized business in the Tampa Bay region and nationwide SBA loans. Commercial and industrial loans are generally used for working capital purposes or for acquiring equipment, inventory, or furniture. These loans are generally secured by accounts receivable, inventory, and equipment. Commercial and industrial loans are typically made based on the borrower’s ability to make repayment from the cash flow of the borrower’s business, which makes them of higher risk than residential real estate loans, and the collateral securing loans may be difficult to appraise and may fluctuate in value based on the success of the business.

Commercial and Industrial - PPP – Commercial and industrial PPP loans consist of all loans originated under the SBA 7(a) loan Paycheck Protection Program (“PPP”) pursuant to the Coronavirus Aid, Relief, and Economic Security Act’s (“CARES Act”) economic relief program and carry a 100% government guarantee. This is a new loan segment for the Company in 2020.

Consumer and Other – Consumer and other loans mainly consist of automobile, revolving credit plans, and other loans. The Bank’s consumer loans may be uncollateralized and rely on the borrower’s income for repayment.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the borrower is experiencing financial difficulty and the Company has granted an economic concession to the borrower that it would not otherwise consider are considered troubled debt restructurings (“TDRs”). In these instances, as part of a work-out alternative, the Company will make concessions including the extension of the loan term, a payment moratorium, a reduction in the interest rate, a period of interest-only payments, or a combination thereof. The impact of the TDR modifications and defaults are factored into the allowance for loan losses on a loan-by-loan basis as all TDRs are classified, by definition, as impaired loans.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impaired commercial real estate and commercial and industrial loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the rate implicit in the original loan agreement or at the fair value of collateral if repayment is expected solely from the collateral.

Troubled debt restructurings are individually evaluated for impairment and included in the separately identified impairment disclosures. TDRs are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the lesser of the cost basis or the fair value of the collateral. For TDRs that subsequently default, the Company determines the amount of the allowance on that loan in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired. A TDR classification can be removed if the borrower’s financial condition improves such that the borrower is no longer in financial difficulty, the loan has not had any forgiveness of principal or interest, and the loan is subsequently refinanced or restructured at market terms and qualifies as a new loan.

Performing loans receiving COVID-19 modifications are not classified as TDRs. For additional discussion regarding loans modified due to COVID-19, see Note 3.

The general component covers performing loans that are collectively evaluated for impairment. Large groups of smaller balance homogenous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not included in the separately identified impairment disclosures. The

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

general allowance component also includes loans that are not individually identified for impairment evaluation, such as commercial loans that are evaluated but are not considered impaired. The general component is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent one to three years, depending on the segment. The actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.

These economic factors include consideration of the following: levels of, and trends in, delinquencies and impaired loans; levels of, and trends in, charge-offs and recoveries; migration of loans to the classification of special mention, substandard, or doubtful; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentration.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 15 to 40 years. Leasehold improvements are amortized using the straight-line method with useful lives ranging from 3 to 10 years based on the lesser of the useful life of the asset or the remaining expected term of the lease. Furniture, fixtures, and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years.

SBA Loan Servicing Rights: When the Company sells the guaranteed portion of an SBA loan or a portion of the non-guaranteed portion of an SBA loan, the Company retains the servicing, and a servicing right asset is created. Servicing rights are initially recorded at fair value in gain (loss) on sales of loans. Fair value is based on market prices for comparable servicing contracts, when available or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. Impairment is determined based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported through gain (loss) on sales of loans on the Consolidated Statements of Income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses. There was no valuation allowance recorded on SBA loan servicing rights at December 31, 2020 and 2019.

Loan servicing income, which is reported on the Consolidated Statement of Income in noninterest income, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal. The amortization of servicing rights is netted against loan servicing fee income.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Leases: The Company enters into leases in the normal course of business primarily for branch, corporate office, and loan production office locations. The Company’s leases have remaining terms ranging from month-to-month up to 10 years, some of which include renewal or termination options to extend the lease for up to 10 years. The Company’s leases do not include residual value guarantees or covenants.

The Company includes lease extension and termination options in the lease terms if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. In addition, the Company has elected to account for any non-lease components in its real estate leases as part of the associated lease component. The Company has also elected not to recognize leases with original lease terms of 12 months or less (i.e., short-term leases) on the Consolidated Balance Sheets.

Leases are classified as operating or finance leases at the lease commencement date; however, the Company has not entered into any finance leases. Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

The Company uses its incremental borrowing rate at lease commencement to calculate the present value of lease payments when the rate implicit in a lease is not known. The Company’s incremental borrowing rate is based on the FHLB amortizing advance rate, adjusted for the lease term and other factors.

Bank Owned Life Insurance (“BOLI”): The Company, through the Bank, has purchased life insurance policies on certain key officers. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Other Real Estate Owned (“OREO”): OREO is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are also expensed.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Banking Derivatives: In connection with the origination of mortgage loans intended for sale, the Bank enters into loan commitments for fixed rate mortgage loans, generally lasting 30 to 45 days and at market rates when initiated. Commitments to fund mortgage loans (i.e., interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free-standing derivatives. The fair value of the interest rate lock is recorded at the time the commitment to fund the mortgage loan is executed and is adjusted for the expected exercise of the commitment before the loan is funded.

To deliver loans to the secondary market and to moderate its interest rate risk prior to sale, the Bank typically enters into non-exchange traded mandatory delivery forward sales contracts and best efforts forward sales contracts, which are also considered derivative instruments. These contracts are entered into for amounts and terms offsetting the interest rate risk of loan commitment derivatives and loans held for sale, and both are carried at their fair value with changes included in earnings. The Bank considers the best efforts forward sales contracts that meet the net settlement requirement to be derivatives, as there are penalties to the Bank if it does not deliver the loan to the investor once the loan closes with the borrower.

Stock-Based Compensation: Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is used to estimate the fair value of stock options, while market price of the Company’s common stock at the date of grant is used for restricted stock awards.

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The Company’s accounting policy is to recognize forfeitures as a reversal of compensation cost expenses in the period that they occur.

Advertising: Advertising costs are expensed as incurred. These costs are included in marketing and business development expense in the Consolidated Statements of Income.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. There was no valuation allowance recognized at December 31, 2020 or 2019.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Employee 401(k) Plan: The Company has a 401(k) plan that covers substantially all employees subject to certain age and service requirements. The Company contributes 3% of eligible employees’ salary each pay period as a safe harbor contribution. The Company may also match employee contributions each year at the discretion of the Board of Directors. Employee 401(k) expense is the amount of safe harbor and employee matching contributions to the 401(k) plan.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Non-Qualified Stock Purchase Plan: During 2020, the Employee Stock Purchase Plan (the “ESPP”) was amended and restated in its entirety and was renamed the Non-Qualified Stock Purchase Plan (the “NSPP”). All employees and Directors are eligible to participate in the NSPP. Employees may purchase available shares of common stock with post-tax dollars as of the grant date at a 10% discount to the price of shares offered under the stock dividend reinvestment and other stock purchase plan (the “DRIP”), as determined by the Board of Directors, with a minimum deduction of $20 and a maximum deduction of 10% of employees’ income. Directors may purchase available shares of common stock with post-tax dollars as of the grant date at the price of shares offered under the DRIP, with no minimum deduction and a maximum deduction of the Directors’ board fees. NSPP compensation expense is recorded based on the 10% discount offered to employees and the number of shares purchased by employees.

Employee Stock Ownership Plan: The Company has an employee stock ownership plan (the “ESOP”) for eligible employees. The amount of profit-sharing contributions to the ESOP is approved by the Board of Directors, and the Company purchases shares of the Company’s common stock based on the amount of approved contributions. Profit-sharing expense is the amount of contributions to the ESOP.

Preferred Stock: The Company has issued cumulative nonconvertible Series A shares of preferred stock, on which it pays cash dividends at a rate of 9%. The Company has also issued cumulative convertible Series B shares of preferred stock, on which it pays cash dividends at a rate of 8%. The Series B shares are convertible at a ratio of liquidation value to tangible book value at the option of the stockholder. All preferred stock has liquidation preference relative to the Company’s common stock. There are $1,000,000 preferred shares authorized in total, and a specific designation of authorized shares are made to each class as they are created.

Earnings per Common Share: Basic earnings per common share is net income less preferred stock dividends (i.e., net income available to common stockholders) divided by the weighted average number of common shares outstanding during the year. Diluted earnings per common share includes the dilutive effect of vested stock options that are considered in-the-money and the dilutive effect of the potential conversion of Series B preferred stock to common stock.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount of range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements. The required reserve amount at December 31, 2020 and 2019 was $0 and $654,000. Cash was also required to be pledged as collateral with a broker-dealer for trading mortgage banking derivatives. The balance of cash pledged for trading at December 31, 2020 and 2019 was $477,156 and $500,053.

Operating Segments: Operating segments as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 280, Segment Reporting, are components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. The accounting policies of operating segments are the same as those described elsewhere in this footnote. Revenue for all segments is derived from external sources. See Note 20 for further discussion of the Company’s operating segments.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition: Revenue earned on interest-earning assets is recognized based on the effective yield of the financial instrument. Revenue recognized from contracts with customers, which is accounted for under ASC 606, Revenue from Contracts with Customers, is primarily included in the Company’s noninterest income. Interest income and certain other types of noninterest income are accounted for under other applicable accounting standards.

A description of the Company’s revenue streams accounted for under ASC 606 are as follows:

Service Charges on Deposit Accounts – The Company earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include but are not limited to services such as ATM use fees, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.

Debit Card Interchange Fees – The Company earns interchange fees from debit cardholder transactions through the MasterCard payment network. Interchange fees form cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder.

Gains/Losses on Sales of OREO – The Company records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed.

Adoption of New Accounting Standards:

In March 2020, the FASB issued ASU No. 2020-03, “Codification Improvements to Financial Instruments” (“ASU 2020-03”). The amendments represent clarification and improvements to the codification and correct unintended application. This standard was effective immediately upon issuance and its adoption did not have a material effect on the Company’s consolidated financial statements.

New Accounting Standards Not Yet Adopted:

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). This new guidance was issued to replace the incurred loss model for loans and other financial assets with an expected loss model, which is referred to as the current expected credit loss (“CECL”) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (i.e., loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in certain leases recognized by a lessor. In addition, the amendments in ASU 2016-13 require credit losses on available-for-sale securities to be presented as a valuation allowance rather than as a direct write-down thereon. The amendments in this ASU are effective for the Company for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption is permitted; however, the Company does not intend to early adopt this ASU. Management is in the process of evaluating the impact of adoption of this ASU on its Consolidated Financial Statements, processes, and controls and is not currently able to reasonably estimate the

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

impact of adoption on the Company’s consolidated financial position, results of operations, or cash flows; however, adoption is likely to lead to significant changes in accounting policies related to, and the methods employed in estimating, the allowance for loan losses. It is possible that the impact will be material to the Company’s consolidated financial position and results of operations. To date, the Company has established a CECL steering committee, is developing an implementation plan, and is implementing software that will ultimately house and maintain the CECL model.

NOTE 2 – SECURITIES

The Company held one security held-to-maturity at December 31, 2020 and 2019 which matures in August 2039. The security is a debt security to a government sponsored entity and its amortized cost was $41,286 and $43,422, the unrecognized loss was $(1,652) and $(1,831), and the fair value was $39,634 and $41,591 at December 31, 2020 and 2019.

The security was not pledged during the years ended December 31, 2020 or 2019, and there were no sales of securities during the years ended December 31, 2020 and 2019. The security has been in an unrealized loss position for over 12 months at December 31, 2020 and 2019. The unrealized loss has not been recognized into income because the issuer is of high credit quality as a government sponsored entity, management does not intend to sell and it is likely that management will not be required to sell the security prior to its anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuer continues to make timely principal and interest payments and the fair value is expected to recover as the bond approaches maturity.

NOTE 3 – LOANS

As described in Note 1, the Company has a new loan segment in 2020, Commercial and industrial – PPP which consists of all loans originated under the CARES Act’s economic relief program and carry a 100% government guarantee.

Loans held for investment, at amortized cost, at December 31, 2020 and 2019 were as follows:

	2020	2019
Real estate -
Residential	$64,724,177	$51,073,775
Commercial	114,883,676	75,549,609
Construction and land	15,113,689	21,602,775
Commercial and industrial	193,926,762	155,744,406
Commercial and industrial - PPP	838,846,881	—
Consumer and other	2,895,869	1,119,999

	1,230,391,054	305,090,564
Deferred loan (fees) costs, net	(5,818,399)	5,790,871
Discount on SBA 7(a) loans sold[1]	(5,417,492)	(7,288,445)
Discount on PPP loans purchased	(96,656)	—
Allowance for loan losses	(21,162,339)	(10,741,950)

Loans held for investment, at amortized cost	$1,197,896,168	$292,851,040

1	The Company allocates the retained portion of loans sold based on relative fair value of the retained portion and the sold portion, which results in a discount on the retained portion.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – LOANS (Continued)

The following schedule presents the activity in the allowance for loan losses by loan segment for the years ended December 31, 2020 and 2019:

	2020	2019

Balance, beginning of year	$10,741,950	$6,560,189

Charge-offs:
Real estate - residential	(7,255)	—
Real estate - commercial	(427,174)	(104,231)
Commercial and industrial	(6,335,860)	(4,633,217)
Consumer and other	(98,049)	84,690

Total charge-offs	(6,868,338)	(4,822,138)

Recoveries:
Real estate - residential	—	13,502
Commercial and industrial	311,136	116,354
Consumer and other	77,591	4,813

Total recoveries	388,727	134,669

Net (charge-offs) recoveries	(6,479,611)	(4,687,469)

Provision for loan losses	16,900,000	8,869,230

Balance, end of year	$21,162,339	$10,741,950

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by loan segment and based on impairment method at December 31, 2020:

	Real Estate - Residential	Real Estate - Commercial	Real Estate - Construction and Land	Commercial and Industrial	Commercial and Industrial - PPP	Consumer and Other	Unallocated	Total
Allowance for loan losses:
Individually evaluated for impairment	$—	$161,926	$—	$947,735	$—	$—	$—	$1,109,661
Collectively evaluated for impairment	2,087,950	2,737,440	310,104	14,470,359	—	251,965	194,860	20,052,678

Total	$2,087,950	$2,899,366	$310,104	$15,418,094	$—	$251,965	$194,860	$21,162,339

Loans:
Individually evaluated for impairment	$—	$2,348,339	$—	$947,735	$—	$—	$—	$3,296,074
Collectively evaluated for impairment	64,724,177	112,535,337	15,113,689	192,979,027	838,846,881	2,895,869	—	1,227,094,980

Total	$64,724,177	$114,883,676	$15,113,689	$193,926,762	$838,846,881	$2,895,869	$—	$1,230,391,054

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by loan segment and based on impairment method at December 31, 2019:

	Real Estate - Residential	Real Estate - Commercial	Real Estate - Construction and Land	Commercial and Industrial	Consumer and Other	Unallocated	Total
Allowance for loan losses:
Individually evaluated for impairment	$—	$264,669	$—	$2,767,495	$—	$—	$3,032,164
Collectively evaluated for impairment	507,561	595,553	145,459	6,004,606	117,492	339,115	7,709,786

Total	$507,561	$860,222	$145,459	$8,772,101	$117,492	$339,115	$10,741,950

Loans:
Individually evaluated for impairment	$46,358	$1,713,274	$—	$3,160,206	$—	$—	$4,919,838
Collectively evaluated for impairment	51,027,417	73,836,335	21,602,775	152,584,200	1,119,999	—	300,170,726

Total	$51,073,775	$75,549,609	$21,602,775	$155,744,406	$1,119,999	$—	$305,090,564

The following table presents information related to impaired loans by loan segment at and for the year ended December 31, 2020:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Real estate - residential	$—	$—	$—	$23,179	$—	$—
Real estate - commercial	1,699,083	1,271,909	—	945,851	48,283	36,312
Real estate - construction and land	—	—	—	—	—	—
Commercial and industrial	—	—	—	46,463	—	—
Consumer and other	—	—	—	—	—	—

Subtotal	$1,699,084	$1,271,909	$—	$1,015,493	$48,283	$36,312

With an allowance recorded:
Real estate - residential	$—	$—	$—	$—	$—	$—
Real estate - commercial	1,076,430	1,076,430	161,926	1,084,956	—	—
Real estate - construction and land	—	—	—	—	—	—
Commercial and industrial	947,735	947,735	947,735	2,007,508	—	—
Consumer and other	—	—	—	—	—	—

Subtotal	$2,024,165	$2,024,165	$1,109,661	$3,092,464	$—	$—

Total	$3,723,249	$3,296,074	$1,109,661	$4,107,957	$48,283	$36,312

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – LOANS (Continued)

The following table presents information related to impaired loans by loan segment at and for the year ended December 31, 2019:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Real estate - residential	$46,358	$46,358	$—	$85,039	$2,481	$2,481
Real estate - commercial	619,793	619,793	—	361,350	11,554	11,554
Real estate - construction and land	—	—	—	—	—	—
Commercial and industrial	92,925	92,925	—	46,463	1,681	1,681
Consumer and other	—	—	—	—	—	—

Subtotal	$759,076	$759,076	$—	$492,852	$15,716	$15,716

With an allowance recorded:
Real estate - residential	$—	$—	$—	$—	$—	$—
Real estate - commercial	1,093,481	1,093,481	264,669	1,046,359	—	—
Real estate - construction and land	—	—	—	—	—	—
Commercial and industrial	3,067,281	3,067,281	2,767,495	2,626,092	—	—
Consumer and other	—	—	—	—	—	—

Subtotal	$4,160,762	$4,160,762	$3,032,164	$3,672,451	$—	$—

Total	$4,919,838	$4,919,838	$3,032,164	$4,165,303	$15,716	$15,716

The recorded investment in loans excludes accrued interest receivable and loan origination fees, net, due to immateriality. For purposes of this disclosure the unpaid principal balance does not include the unsold guaranteed balance and is not reduced for partial charge-offs.

Non-accrual loans and loans past due over 89 days still on accrual include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified impaired loans. Impaired loans include commercial loans that are individually evaluated for impairment and deemed impaired as well as TDRs for all loan portfolio segments. The sum of non-accrual loans and loans past due over 89 days still on accrual will differ from the total impaired loan amount.

The following tables present the recorded investment in non-accrual and loans past due over 89 days still on accrual by loan segment at December 31, 2020 and 2019:

	Non-accrual		Loans Past Due Over 89 Days Still Accruing
	2020	2019	2020	2019
Real estate - residential	$—	$2,422	$573,325	$134,998
Real estate - commercial	1,805,999	1,165,268	—	—
Commercial and industrial	947,735	3,110,209	—	—
Consumer and other	—	23,775	—	—

Total	$2,753,734	$4,301,674	$573,325	$134,998

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – LOANS (Continued)

The following table presents the aging of the recorded investment in past due loans at December 31, 2020 by loan segment:

	30-89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total Loans
Real estate - residential	$653,697	$573,325	$1,227,022	$63,497,155	$64,724,177
Real estate - commercial	954,352	1,742,737	2,697,089	112,186,587	114,883,676
Real estate - construction and land	—	—	—	15,113,689	15,113,689
Commercial and industrial	1,612,553	—	1,612,553	192,314,209	193,926,762
Commercial and industrial - PPP	—	—	—	838,846,881	838,846,881
Consumer and other	3,891	—	3,891	2,891,978	2,895,869

Loans held for investment, at amortized cost	$3,224,493	$2,316,062	$5,540,555	$1,224,850,499	$1,230,391,054

The following table presents the aging of the recorded investment in past due loans at December 31, 2019 by loan segment:

	30-89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total Loans
Real estate - residential	$255,052	$134,998	$390,050	$50,683,725	$51,073,775
Real estate - commercial	1,242,797	1,093,481	2,336,278	73,213,331	75,549,609
Real estate - construction and land	—	—	—	21,602,775	21,602,775
Commercial and industrial	1,841,333	1,772,835	3,614,168	152,130,238	155,744,406
Consumer and other	23,775	—	23,775	1,096,224	1,119,999

Loans held for investment, at amortized cost	$3,362,957	$3,001,314	$6,364,271	$298,726,293	$305,090,564

Credit Quality Indicators

Internal risk-rating grades are assigned to loans by lending, credit administration or loan review personnel, based on an analysis of the financial and collateral strength and other credit attributes underlying each loan. Management analyzes the resulting ratings, as well as other external statistics and factors such as delinquency, to track the migration performance of the portfolio balances. This analysis is performed at least annually. The Bank uses the following definitions for its risk ratings:

Pass – Loans properly approved, documented, collateralized, and performing which do not reflect an abnormal credit risk.

Special Mention – These credits constitute an undue and unwarranted credit risk, but not to a point of justifying a classification of “Substandard”. They have weaknesses that, if not checked or corrected, weaken the asset or inadequately protect the Bank.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – LOANS (Continued)

Substandard – These loans are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful – These loans have all the weaknesses inherent in those classified as Substandard with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently known facts, conditions, and values, highly questionable and improbable.

The table below sets forth credit exposure for the loan portfolio disaggregated by loan segment based on internally assigned risk ratings at December 31, 2020:

	Pass	Special Mention	Substandard	Doubtful	Total Loans
Real estate - residential	$64,593,114	$—	$131,063	$—	$64,724,177
Real estate - commercial	112,260,358	430,814	2,192,504	—	114,883,676
Real estate - construction and land	15,113,689	—	—	—	15,113,689
Commercial and industrial	186,780,980	5,176,943	1,895,569	73,270	193,926,762
Commercial and industrial - PPP	838,846,881	—	—	—	838,846,881
Consumer and other	2,895,869	—	—	—	2,895,869

Loans held for investment, at amortized cost	$1,220,490,891	$5,607,757	$4,219,136	$73,270	$1,230,391,054

The table below sets forth credit exposure for the loan portfolio disaggregated by loan segment based on internally assigned risk ratings at December 31, 2019:

	Pass	Special Mention	Substandard	Doubtful	Total Loans
Real estate - residential	$50,422,444	$102,654	$548,677	$—	$51,073,775
Real estate - commercial	72,431,857	1,502,717	1,615,035	—	75,549,609
Real estate - construction and land	21,602,775	—	—	—	21,602,775
Commercial and industrial	148,765,623	3,835,972	2,474,225	668,586	155,744,406
Consumer and other	1,096,224	—	23,775	—	1,119,999

Loans held for investment, at amortized cost	$294,318,923	$5,441,343	$4,661,712	$668,586	$305,090,564

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – LOANS (Continued)

Troubled Debt Restructurings

The following table presents loans classified as TDRs at December 31, 2020 and 2019:

	2020		2019
	Accruing	Nonaccruing	Accruing	Nonaccruing
Real estate - residential	$—	$—	$43,936	$—
Real estate - commercial	542,340	666,307	529,867	1,093,481
Commercial and industrial	—	—	82,095	70,381

	$542,340	$666,307	$655,898	$1,163,862

The Company has not committed to lend any additional amounts to the loans classified as TDRs at December 31, 2020 and 2019. The Company estimated $0 and $308,349 of impaired loan loss reserves for these loans at December 31, 2020 and 2019.

There were no new loans classified as TDRs during the year ended December 31, 2020. Loans classified as TDRs as of and during the year ended December 31, 2019, including how these loans were modified, are presented in the table below. The financial impact of these modifications was not material.

	Number of Loans	Type of Modification	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate - commercial	2	Payment moratorium	$1,525,109	$1,525,109
Commercial and industrial	1	Extended term	82,095	82,095

Total TDRs	3		$1,607,204	$1,607,204

During the year ended December 31, 2019, there was one commercial real estate loan of $1,093,481 classified as a TDR for which there was a payment default and the loan had been modified within the twelve months prior to default. A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – LOANS (Continued)

The CARES Act provided several forms of economic relief designed to defray the impact of COVID-19. In April 2020, the Company began offering loan modifications to include principal and interest deferrals under the CARES Act. These deferrals are generally provided for a period of three months. After this three-month period, borrowers may apply for an additional three-month deferral period. In accordance with Section 4013 of the CARES Act or interagency guidance issued in March 2020, in the absence of intervening factors, these short-term loan modifications made on a good faith basis are not categorized as a TDR, nor are these loans placed on non-accrual (provided the loans were not past due or on non-accrual status prior to the deferral). Loan modifications related to COVID-19 as of December 31, 2020 are presented in the table below:

	Number of Loans	Outstanding Recorded Investment
Real estate - residential	11	$7,106,263
Real estate - commercial	4	1,848,917
Real estate - construction and land	2	1,423,641
Commercial and industrial	220	9,623,838

Total Loan Modifications related to COVID-19	237	$20,002,659

NOTE 4 – FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access at the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Residential Loans Held for Sale: The Company has elected to account for residential loans held for sale at fair value. The fair value of loans held for sale is determined using either actual quoted prices for the assets (Level 1) whenever possible or quoted prices for similar assets, adjusted for specific attributes of that loan (Level 2). The gain (loss) of loans held for sale is included in mortgage banking income in the Consolidated Statements of Income.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 4 – FAIR VALUE (Continued)

SBA Loans Held for Investment, at Fair Value: The Company has elected to account for certain SBA loans held for investment at fair value. Fair value is calculated based on the present value of estimated future payments (Level 3). The valuation model uses interest rate, prepayment speed, and default rate assumptions that market participants would use in estimating future payments. Whenever available, the present value is validated against available market data.

Mortgage Banking Derivatives: Mortgage banking derivatives used in the ordinary course of business primarily consist of mandatory forward sales contracts, best efforts forward sales contracts, and interest rate lock commitments. The fair value of mandatory forward sales contracts is measured using quoted market prices (Level 1), or in some cases when quoted market prices are not available, the pricing is derived from market observable inputs that can generally be verified and do not typically involve significant judgment by the Company (Level 2). Interest rate lock commitments involve pricing derived from market observable inputs that are adjusted based on pull-through rates. Pull-through rates, which typically range between 80-85%, are an unobservable input which are the Company’s estimate of the percentage of interest rate lock commitments expected to result in closed loans (Level 3). The fair value of best efforts forward sales contracts is measured using market observable inputs that are adjusted using unobservable inputs including duration, spread, and pull-through rates (Level 3).

Impaired Loans: A loan is considered to be impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. In most cases, the Bank measures fair value based on the value of the collateral securing the loan. Collateral may be in the form of real estate and/or business or personal assets, including but not limited to equipment, inventory, and accounts receivable. The fair value of real estate collateral is determined based on third party appraisals by qualified licensed appraisers as well as internal estimates. The fair value of other business or personal assets is generally based on amounts reported on the financial statements of the customer or customer’s business. Appraised and reported values may be adjusted based on management’s historical knowledge, changes in market conditions from the time of valuation and management’s knowledge of the customer and the customer’s business. Since not all valuation inputs are observable, these nonrecurring fair value determinations are classified as Level 3. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors previously identified.

SBA Loan Servicing Rights: On a quarterly basis, SBA loan servicing rights are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. If the carrying amount exceeds fair value, impairment is recorded so that the servicing asset is carried at fair value. The fair value of SBA servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income. There were no SBA servicing rights carried at fair value at December 31, 2020 and 2019.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 4 – FAIR VALUE (Continued)

Assets and liabilities measured at fair value on a recurring basis at December 31, 2020 and 2019 are summarized below:

	Fair Value Measurements at December 31, 2020 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Financial assets
Residential loans held for sale	$21,888,440	$186,815,712	$—	$208,704,152
SBA loans held for investment, at fair value	—	—	9,263,750	9,263,750
Interest rate lock commitments	—	—	7,565,806	7,565,806
Mandatory forward contracts	—	—	—	—
Best efforts forward contracts	—	—	55,183	55,183

Financial liabilities
Interest rate lock commitments	$—	$—	$12,321	$12,321
Mandatory forward contracts	4,454,766	—	—	4,454,766

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 4 – FAIR VALUE (Continued)

	Fair Value Measurements at December 31, 2019 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Financial assets
Residential loans held for sale	$6,442,443	$69,973,550	$—	$76,415,993
SBA loans held for investment, at fair value	—	—	10,341,039	10,341,039
Interest rate lock commitments	—	—	1,080,496	1,080,496
Mandatory forward contracts	9,141	—	—	9,141
Best efforts forward contracts	—	—	17,972	17,972

Financial liabilities
Interest rate lock commitments	$—	$—	$8,148	$8,148
Mandatory forward contracts	274,102	—	—	274,102

There were no transfers between levels for assets and liabilities recorded at fair value on a recurring basis during the years ended December 31, 2020 or 2019.

Financial Instruments Recorded Using Fair Value Option

The Company has elected the fair value option for residential loans held for sale. These loans are intended for sale and the Company believes that the fair value is the best indicator of the resolution of these loans. Interest income is recorded based on the contractual term of the loan and in accordance with the Company’s policy on loans held for investment. None of these loans are 90 days or more past due or on non-accrual at December 31, 2020 and 2019.

At December 31, 2020 and 2019, the aggregate fair value, contractual balance, and gain for residential loans held for sale were as follows:

	2020	2019
Aggregate fair value	$208,704,152	$76,415,993
Contractual balance	199,974,568	73,735,830

Gain	$8,729,584	$2,680,163

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 4 – FAIR VALUE (Continued)

The total amount of gains and losses from changes in fair value included in earnings for the years ended December 31, 2020 and 2019 for residential loans held for sale were as follows:

	2020	2019
Interest income	$2,684,237	$1,758,439
Change in fair value	6,049,421	1,690,632

Total change in fair value	$8,733,658	$3,449,071

The Company also elected the fair value option for certain of its SBA loans originated and fully funded during the year ended December 31, 2018 as the Company believed that fair value was the best indicator of the resolution of those loans at that time. Depending on market conditions and liquidity needs of the Company, management determines whether it is advantageous to hold or sell SBA loans on a loan-by-loan basis. The portion of these loans guaranteed by the SBA are generally readily marketable in the secondary market and the portion of the loans that are not guaranteed are sold periodically to other third-party financial institutions. Interest income on these loans is recorded based on the contractual term of the loan and in accordance with the Company’s policy on other loans held for investment.

The aggregate fair value, contractual balance, and loss at December 31, 2020 and 2019 for SBA loans held for investment, at fair value, were as follows:

	2020	2019
Aggregate fair value	$9,263,750	$10,341,039
Contractual balance	9,265,984	10,344,625

Loss	(2,234)	(3,586)
Loan costs recognized	—	—

Net loss	$(2,234)	$(3,586)

The total amount of gains and losses from changes in fair value included in earnings for the years ended December 31, 2020 and 2019 for SBA loans held for investment, at fair value, were as follows:

	2020	2019
Interest income	$724,599	$1,050,726
Change in fair value	1,351	(994,448)

Total change in fair value	$725,950	$56,278

Changes in fair value for SBA loans held for investment, at fair value, were included in SBA fair value gain (loss) on the Consolidated Statements of Income.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 4 – FAIR VALUE (Continued)

The table below presents a reconciliation of SBA loans held for investment, at fair value, which were valued on a recurring basis and used significant unobservable inputs (Level 3) for the years ended December 31, 2020 and 2019:

SBA loans held for investment, at fair value
Balance of recurring Level 3 assets at January 1, 2019	$21,587,436

Pay-offs	(1,331,873)
Sale of guaranteed balances	(8,905,749)
Charge-offs	(14,327)
Total gains or losses during 2019	(994,448)

Balance of recurring Level 3 assets at December 31, 2019	$10,341,039

Pay-offs	(741,064)
Charge-offs	(96,839)
SBA repurchase of guaranteed balances	(240,737)
Total gains or losses during 2020	1,351

Balance of recurring Level 3 assets at December 31, 2020	$9,263,750

The Company’s valuation of SBA loans held for investment, at fair value, was supported by an analysis prepared by an independent third party and approved by management. The approach to determine fair value involved several steps: 1) Identifying each loan’s unique characteristics, including balance, payment type, term, coupon, age, and principal and interest payment; 2) Projecting these loan level characteristics for the life of each loan; and 3) Performing discounted cash flow modeling.

The following table provides information about the valuation techniques and unobservable inputs used in the valuation of SBA loans held for investment, at fair value, falling within Level 3 of the fair value hierarchy at December 31, 2020 and 2019:

	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
December 31, 2020
SBA loans held for investment, at fair value	$9,263,750	Discounted cash flow	Discount Rate Conditional Prepayment Rate	3.24%-6.74% (4.37%) 10.53%-10.56% (10.55%)
December 31, 2019
SBA loans held for investment, at fair value	$10,341,039	Discounted cash flow	Discount Rate Conditional Prepayment Rate	4.93%-8.43% (6.05%) 9.24%-9.99% (9.79%)

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 4 – FAIR VALUE (Continued)

The significant unobservable inputs impacting the fair value measurement of SBA loans held for investment, at fair value, include discount rates and conditional prepayment rates. Increases in discount rates or prepayment rates would result in a lower fair value measurement. Although the prepayment rate and discount rate are not directly interrelated, they generally move in opposite directions. The discount rates and conditional prepayment rates were weighted by the relative principal balance outstanding of these loans.

Assets measured at fair value on a nonrecurring basis at December 31, 2020 and 2019 are summarized below:

	Fair Value Measurements at December 31, 2020 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Impaired loans:
Real estate - commercial	$—	$—	$1,582,612	$1,582,612

	Fair Value Measurements at December 31, 2019 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Impaired loans:
Real estate - residential	$—	$—	$2,422	$2,422
Real estate - commercial	—	—	828,812	828,812
Commercial and industrial	—	—	283,916	283,916

There were two collateral-dependent commercial real estate impaired loans with fair values of $916,305 and $666,307, respectively, at December 31, 2020.

The collateral backing the loan with a fair value of $916,305 included a real estate property, comprising a cold storage building and excess land, and machinery and equipment. The market values of the building and excess land were derived using the sales comparison approach. In determining the market value of the building, comparable building sales were obtained, and various adjustments were made to these comparable sales including for location, property size, year built, and condition to derive an adjusted sale price per square foot of $145. In determining the market value of the excess land, comparable excess land sales were obtained, and various adjustments were made to these comparable sales including for location, net site size, frontage/access/visibility, and utilities/infrastructure to derive an adjusted sales price per acre of $29,827. The market value of the machinery and equipment was based on the concept of orderly liquidation value, which assumes that the machinery and equipment is sold under the constraints of an orderly liquidation sale held over a six-month period. The value of individual machinery and equipment was determined based on its age and condition, appearance, size or capacity, design, function, utility, and overall market appeal compared to market comparable data. Further, a primary factor that impacted orderly liquidation value was the cost required to disassemble, remove, and relocate the machinery and equipment, all of which was assumed to be incurred by the buyer.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 4 – FAIR VALUE (Continued)

The collateral backing the loan with a fair value of $666,307 included two hotel properties. The market values of these properties were derived using the following income capitalization approaches: discounted cash flow analysis and room revenue multiplier. The key assumptions used in the discounted cash flow analysis for both properties were a discount rate of 13%, a terminal capitalization rate of 10.25%, and sales costs of 1%. The room revenue multipliers used were 2.25 and 3.25.

The majority of impaired loans carried at fair value at December 31, 2019 were commercial and industrial loans with little to no collateral value, with items such as vehicles or equipment as the primary collateral. As such, the unobservable inputs were largely management’s judgments that the collateral values, if any, should be discounted heavily and none were typically individually material in nature. There was one collateral-dependent commercial real estate impaired loan at December 31, 2019, the market value for which was based on the adjusted liquidation value of the loan’s real estate collateral and related furniture, fixtures, and equipment. To determine the adjusted liquidation value, the sales comparison and income capitalization approaches were used to derive an initial market value, which was then discounted by 30% based on an assumed three-month marketing period, 15% to account for uncertain market conditions, potential collateral deterioration due to neglect, and an uncertain pool of potential buyers, and 10% to account for selling costs, including auction fees and commissions.

Fair Value of Financial Instruments

The carrying values and estimated fair values of financial instruments not carried at fair value, at December 31, 2020 and 2019 are as follows:

		2020		2019
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Cash and cash equivalents	1	$55,378,698	$55,378,698	$110,580,047	$110,580,047
Time deposits in banks	2	2,381,000	2,520,908	2,381,000	2,440,632
Securities held to maturity	2	41,286	39,634	43,422	41,490
Restricted equity securities, at cost	2	2,361,900	2,361,900	2,499,200	2,499,200
SBA loans held for sale	1	—	—	229,500	254,112
Loans held for investment, at amortized cost	3	1,197,896,168	1,213,967,323	292,851,040	295,300,060
Accrued interest receivable	3	7,299,759	7,299,759	2,122,505	2,122,505
SBA loan servicing rights	3	8,159,501	9,709,230	11,279,960	12,081,894
Liabilities:
Noninterest-bearing deposits	2	$62,650,336	$62,650,336	$51,025,076	$51,025,076
Interest-bearing transaction accounts	2	140,265,079	140,265,079	71,134,209	71,134,209
Savings and money market deposits	2	286,743,776	286,743,776	185,391,517	185,391,517
Time deposits	2	69,125,349	69,743,143	141,043,368	142,946,826
FHLB advances	2	—	—	10,000,000	9,963,698
Subordinated debentures	2	5,947,900	6,515,681	7,415,750	8,089,590
Notes payable	2	3,754,465	3,754,465	4,095,696	4,095,696
PPP Liquidity Facility	3	881,261,659	881,261,659	—	—
Accrued interest payable	3	1,998,657	1,998,657	220,172	220,172

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 5 – SBA LOAN SERVICING ACTIVITIES

At December 31, 2020 and 2019, the principal balance of SBA loans, excluding PPP loans, retained by the Company was $253,330,391 and $201,392,274, of which $110,196,139 and $58,447,940 represented the guaranteed portion of the loans. Loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of SBA loans serviced for others requiring recognition of a servicing asset were $524,910,042 and $604,572,106 at December 31, 2020 and 2019.

Activity for SBA loan servicing rights for the years ended December 31, 2020 and 2019 follows:

	2020	2019
Beginning of year	$11,279,960	$8,197,404
Additions	530,000	6,660,638
Amortization	(3,650,459)	(3,578,082)

End of year	$8,159,501	$11,279,960

The fair value of servicing rights was $9,709,230 and $12,081,894 at December 31, 2020 and 2019. Fair value was determined using a weighted average discount rate of 11.75% and a weighted average prepayment speed of 10.34% at December 31, 2020. Fair value was determined using a weighted average discount rate of 12.75% and a weighted average prepayment speed of 9.83% at December 31, 2019. The SBA loan servicing rights are amortized over the life of a loan on a loan-by-loan basis.

The following table presents the components of net gain on sale of SBA loans for the years ended December 31, 2020 and 2019:

	2020	2019
Gain on sale of guaranteed SBA loans	$2,087,061	$22,802,060
Loss on sale of non-guaranteed SBA loans	(70,000)	(159,853)
Costs recognized on sale of SBA loans	(894,947)	(8,799,696)
Fair value of servicing rights created	530,000	6,660,638

Gain on sale of SBA loans, net	$1,652,114	$20,503,149

NOTE 6 – PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2020 and 2019 were as follows:

	2020	2019
Land and improvements	$3,543,007	$2,672,650
Building and improvements	6,852,963	4,486,666
Leasehold improvements	1,971,938	1,930,102
Furniture, fixtures, and equipment	6,048,485	4,711,507
Fixed assets in process	4,416,931	6,159,430

	22,833,324	19,960,355
Accumulated depreciation and amortization	(4,718,724)	(3,481,436)

	$18,114,600	$16,478,919

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 6 – PREMISES AND EQUIPMENT (Continued)

Depreciation and amortization expense was $1,411,352 and $1,480,357 for the years ended December 31, 2020 and 2019.

NOTE 7 – LEASES

Lease Expense

For the years ended December 31, 2020 and 2019, the components of total lease cost and supplemental information related to operating leases were as follows:

	2020	2019
Operating lease cost	1,209,925	837,654
Short-term lease cost	669,924	315,535

Total lease cost, net	$1,879,849	$1,153,189

	2020	2019
Operating lease weighted average remaining lease term (years)	5.01	5.64
Operating lease weighted average discount rate (%)	2.07	2.76
Operating cash flows related to operating leases	$1,123,331	$794,394
Right-of-use assets obtained in exchange for new operating lease liabilities	$2,000,468	$3,679,937

Lease Obligations

At December 31, 2020, future undiscounted lease payments for operating leases with initial terms of one year or more are as follows:

2021	$1,245,272
2022	755,897
2023	605,414
2024	599,298
2025	505,392
Thereafter	682,979

Total undiscounted lease payments	4,394,252
Less: imputed interest	(469,137)

Net lease liabilities	$3,925,115

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 8 – DEPOSITS

Time deposits that met or exceeded the FDIC Insurance limit of $250,000 at December 31, 2020 and 2019 were $20,464,135 and $26,559,845.

Scheduled maturities of time deposits for the next five years, at December 31, 2020, were as follows:

2021	$28,213,186
2022	33,748,047
2023	5,764,717
2024	800,385
2025	599,014

$69,125,349

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES

The following table presents the outstanding FHLB advances at December 31, 2020 and 2019, including the balances of these advances, the maturity dates, and the interest rates, which were fixed rates. The FHLB advances outstanding at December 31, 2019 were payable at their maturity dates with a penalty upon prepayment. These advances were prepaid early in December 2020, and the prepayment penalty was $234,287. As such, there were no outstanding FHLB advances at December 31, 2020.

Maturity	Interest Rate	2020	2019

9/10/2021	1.76%	—	5,000,000
9/11/2024	1.77%	—	5,000,000

		$—	$10,000,000

FHLB advances are collateralized by residential, multifamily, and commercial real estate loans and home equity lines of credit under a blanket lien arrangement. Based on this collateral, the Company is eligible to borrow up to a total of $212,839,690 at December 31, 2020.

NOTE 10 – OTHER BORROWINGS

The Bank had $1,000,000 of Subordinated Debentures outstanding at December 31, 2019, of which $500,000 were issued in December 2014 and $500,000 were issued in September 2015. The Subordinated Debentures had a final maturity of December 31, 2029 and accrued interest at the greater of 8.75% per annum or LIBOR plus 4.95% per annum as determined two business days prior to each interest payment date. The Subordinated Debentures were redeemable after the fifth anniversary, in whole or in part, at the option of the Bank at a redemption price equal to 100% plus the applicable premium (3% within year six) together with accrued interest. The balance of Subordinated Debentures outstanding at the Bank, net of offering costs, amounted to $0 and $980,912 at December 31, 2020 and 2019. In January 2020, $500,000 of the Subordinated Debentures were redeemed at the option of the Bank, and in October 2020, the remaining $500,000 of the Subordinated Debentures were redeemed at the option of the Bank.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 10 – OTHER BORROWINGS (Continued)

In June 2016, the Company issued a total of $550,000 in Subordinated Debentures. Under these debt agreements, there is a remaining amount of $950,000 in Subordinated Debentures that may be issued by the Company. The Subordinated Debentures have final maturities of March 31, 2023 and June 30, 2023 and accrue interest at 7.50% per annum. The Debentures are redeemable, in whole or in part, at the option of the Company at a redemption price equal to 100% together with accrued interest. In October 2020, $500,000 of these Debentures were converted to Series B Preferred Stock.

In December 2018, the Company issued a $6,000,000 Subordinated Debenture that matures December 21, 2028 and is redeemable after 5 years. The Debenture carries interest at a fixed rate of 6.875% per annum for the initial 5 years of term and carries interest at a floating rate for the final 5 years of term. Under the debt agreement, the floating rate is based on a LIBOR benchmark plus 4.045% per annum; however, LIBOR will be replaced by a SOFR benchmark by December 21, 2023 and, therefore, the floating rate will be based on SOFR plus 4.045% per annum.

The balance of Subordinated Debentures outstanding at First Home Bancorp, Inc., net of offering costs, amounted to $5,947,900 and $6,434,838 at December 31, 2020 and 2019.

At December 31, 2019, the Company had a $3,000,000 term note with a financial institution maturing March 12, 2028 requiring principal and interest payments based on a ten-year amortization with interest at prime (4.75% at December 31, 2019) with a floor of 4.50%. The Company also had a $2,000,000 line of credit with the same financial institution that matured in March 2019 and was subsequently on agreed upon extensions of the maturity date pending renegotiation of both the term note and line of credit. The line of credit required quarterly interest payments at Prime with a floor of 4.50%. The combined balance of both the line of credit and note was $4,095,696 at December 31, 2019. In March 2020, the Company renegotiated the terms of the debt and combined the line of credit and term note into one amortizing note with quarterly principal and interest payments with interest at Prime (3.25% at December 31, 2020). The new note matures on March 10, 2029 and the balance of the note was $3,754,465 at December 31, 2020. The note is secured by 100% of the stock of the Bank and requires the Company to comply with certain loan covenants during the term of the line of credit and note.

In April 2020, the Company entered into the Federal Reserve Bank’s Paycheck Protection Program Liquidity Facility (“PPPLF”). Under the PPPLF, advances must be secured by pledges of loans to small businesses originated by the Company under the PPP. The PPPLF accrues interest at 0.35% per annum and matures at various dates equal to the maturity date of the PPPLF collateral pledged to secure the advance, ranging from April 14, 2022 to November 4, 2025, and will be accelerated on and to the extent of any PPP loan forgiveness reimbursement by the SBA for any PPPLF collateral or the date of purchase by the SBA from the borrower of any PPPLF collateral. On the maturity date of each advance, the Company shall repay the advance plus accrued interest. This $881,261,659 borrowing was fully advanced at December 31, 2020.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 11 – INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2020 and 2019 was as follows:

	2020	2019
Current tax provision:	$5,087,896	$954,171
Federal	1,693,271	263,771

State	6,781,167	1,217,942

Deferred expense (benefit):
Federal	(2,902,002)	473,732
State	(804,284)	121,378

	(3,706,286)	595,110

	$3,074,881	$1,813,052

The effective tax rate differed from the federal statutory rate of 21% in 2020 and 2019 as follows:

	2020	2019
Tax based on statutory rate	$3,313,372	$1,322,426
State tax, net of federal effect	702,300	304,268
CARES Act tax benefit	(968,710)	—
Other, net	27,919	186,358

	$3,074,881	$1,813,052

Deferred tax assets and liabilities at December 31, 2020 and 2019 were due to the following:

	2020	2019
Deferred tax assets:
Allowance for loan losses	$5,363,593	$2,723,547
Deferred loan fees	3,358,449	111,557
Discount on retained balances of loans sold	1,396,040	1,847,256
Operating lease liabilities	994,820	747,411
Accrued bonuses	453,999	284,371
Other	597,880	323,192

	12,164,781	6,037,334

Deferred tax liabilities:
Mortgage banking fair value adjustments	(2,860,520)	(811,591)
SBA loan servicing rights	(2,068,026)	(2,858,906)
Deferred loan costs	(1,883,777)	(1,543,517)
Right-of-use operating lease assets	(947,210)	(721,627)
Depreciation	(597,269)	—

	(8,356,802)	(5,935,641)

Net deferred tax asset	$3,807,979	$101,693

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 11 – INCOME TAXES (Continued)

At December 31, 2020 and 2019, the Company did not have any federal net operating loss carryforwards. In March 2020, the Company recognized a one-time tax benefit of $968,710 as a result of the CARES Act, which allowed for carryback of 2018 net operating loss to tax years with higher corporate tax rates.

The Company and its subsidiary file a consolidated U.S. Corporation federal income tax return which is subject to examination by taxing authorities for years 2017 and later.

NOTE 12 – STOCK-BASED COMPENSATION

The Amended and Restated 2017 Equity Inventive Plan (the “Equity Plan”) governs the Company’s restricted stock and stock options. Total compensation cost that was charged against income related to the Equity Plan was $396,717 and $351,387 for the years ended December 31, 2020 and 2019.

Restricted Stock

During the year ended December 31, 2020, the Company awarded 18,707 shares of restricted stock to Executive Officers representing a portion of their bonus which vested immediately. Of those shares awarded, 6,506 shares were used to cover the taxes on the shares vested, thus a net of 12,201 shares were issued. There was no restricted stock granted during the year ended December 31, 2019. Prior to 2019, the Company awarded shares of restricted common stock to certain officers for which compensation expense is recognized ratably over the five-year vesting period of the awards based on the fair value of the stock at issue date. The fair value of the stock was determined by the Board of Directors.

A summary of changes in the Company’s nonvested restricted shares for the year ended December 31, 2020 follows:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2020	17,627	$13.61
Granted	18,707	13.33
Vested	(25,451)	13.31
Forfeited	(6,753)	13.37

Nonvested at December 31, 2020	4,130	$14.63

At December 31, 2020, there was $40,958 of total unrecognized compensation cost related to nonvested restricted shares granted under the Equity Plan. The cost is expected to be recognized over a weighted average period of 1.8 years. The total fair value of shares vested during the years ended December 31, 2020 and 2019 was $320,691 and $98,868.

Stock Options

The Equity Plan permits the grant of stock options to its employees and non-employee directors for up to 15% of the total number of shares of Company common stock issued and outstanding, up to 1,500,000 shares. Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 12 – STOCK-BASED COMPENSATION (Continued)

the date of grant. The market price of the Company’s common stock is the price offered under the DRIP, as determined by the Board of Directors. Those option awards generally have a vesting period of 5 years for employees and 3 years for non-employee directors and have 10-year contractual terms.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on an average of historical volatilities of peer financial institutions. The expected term of options granted represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The fair value of options granted during the years ended December 31, 2020 and 2019 were determined using the following weighted-average assumptions as of grant date:

	2020	2019
Risk-free interest rate (%)	1.70	2.50
Expected term (years)	7.50	7.50
Expected stock price volatility (%)	23.72	25.21
Dividend yield (%)	1.40	1.40

A summary of the activity in the Equity Plan for the year ended December 31, 2020 follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2020	257,220	$16.17
Granted	121,418	15.67
Exercised	—	—
Forfeited	(41,535)	15.93
Expired	(4,395)	16.24

Outstanding at December 31, 2020	332,708	$16.01	8.08	$—

Vested and exercisable at December 31, 2020	94,865	$16.55	7.69	$—

The weighted average fair value of options granted was $3.71 and $3.97 for 2020 and 2019. Total unrecognized compensation cost related to nonvested stock options granted under the Equity Plan was $646,626 at December 31, 2020. This cost is expected to be recognized over a weighted-average period of 2.70 years.

NOTE 13 – OTHER BENEFIT PLANS

The Company has established a stock dividend reinvestment and other stock purchase plan. Under the DRIP, eligible stockholders can voluntarily purchase stock with their dividend or can make additional stock purchases with a minimum purchase of $250 and a maximum purchase of $75,000 per quarter per stockholder. During the year ended December 31, 2020, 37,737 shares were purchased at an average price of $14.67 per share. During the year ended December 31, 2019, 39,977 shares were purchased at an average price of $16.03 per share.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 13 – OTHER BENEFIT PLANS (Continued)

The Company adopted an Employee Stock Purchase Plan for all employees in 2015. During 2020, the ESPP was amended and restated in its entirety and was renamed the Non-Qualified Stock Purchase Plan. All employees and Directors are eligible to participate in the NSPP. Employees may purchase available shares of common stock with post-tax dollars as of the grant date at a 10% discount to the price of shares offered under the DRIP, as determined by the Board of Directors, with a minimum deduction of $20 and a maximum deduction of 10% of employees’ income. Directors may purchase available shares of common stock with post-tax dollars as of the grant date at the price of shares offered under the DRIP, with no minimum deduction and a maximum deduction of the Directors’ board fees. Expense recognized in relation to the NSPP was $43,405 and $34,745 for the years ended December 31, 2019 and 2020.

The Company has a Salary Continuation Agreement, (the “Agreement”), with an executive officer. In accordance with the Agreement, the executive will receive an annual benefit of $25,000 for twenty years following separation of service. If early termination occurs before December 31, 2022, the executive will not receive any benefit under the Agreement. The liability recorded for the Agreement was $241,422 and $159,333 at December 31, 2020 and 2019, and the related expense was $82,089 and $56,700 for the years ended December 31, 2020 and 2019.

The Company has a 401(k) plan that covers substantially all employees subject to certain age and service requirements. The Company contributes 3% of each employee’s salary each pay period as a safe harbor contribution. The Company may also match employee contributions each year at the discretion of the Board of Directors. Expense recognized in relation to the 401(k) plan was $1,978,488 and $1,045,835 for the years ended December 31, 2020 and 2019.

In December 2018, the Company approved an Employee Stock Ownership Plan for eligible employees as of January 1, 2018. Each year, the Company’s Board of Directors approves a discretionary percentage of employees’ salaries to be contributed to the ESOP for eligible employees. For 2020 and 2019, 2% of salaries for eligible employees was approved for contribution. Expense related to the ESOP was $395,161 and $273,214 for the years ended December 31, 2020 and 2019. During the years ended December 31, 2020 and 2019, $259,767 and $222,175 was contributed to the ESOP. The amount expected to be contributed to the ESOP during the year ended December 31, 2021 is $395,161. The Company has contributed 32,700 common shares to the ESOP since its approval in December 2018.

NOTE 14 – RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates during 2020 were as follows:

2020

Balance at December 31, 2019	$6,703,846
New Loans	3,693,047
Repayments	(369,266)

Balance at December 31, 2020	$10,027,627

Deposits from principal officers, directors, and their affiliates at December 31, 2020 and 2019 were $5,773,839 and $8,989,794.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 14 – RELATED PARTY TRANSACTIONS (Continued)

The Company leases two floors of an office building from a related party of the Company. Rent payments related to these leases amounted to $408,961 and $394,394 for the years ended December 31, 2020 and 2019.

The Company entered into transactions during the normal course of business with an insurance agency that is a related party of the Company. Payments to the insurance agency amounted to $426,666 and $136,054 for the years ended December 31, 2020 and 2019.

NOTE 15 – REGULATORY MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes that the Bank met all capital adequacy requirements to which it was subject at December 31, 2020.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2020 and 2019, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 15 – REGULATORY MATTERS (Continued)

Actual and required capital amounts (dollars in thousands) and ratios for the Bank are presented below at December 31, 2020 and 2019:

	Actual		Required for Capital Adqequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2020
Total Capital
(to Risk Weighted Assets)	$78,824	17.02%	$37,056	8.00%	$48,636	10.50%

Tier I Capital
(to Risk Weighted Assets)	$72,825	15.72%	$27,792	6.00%	$37,056	8.00%

Common Equity Tier I Capital
(to Risk Weighted Assets)	$72,825	15.72%	$20,844	4.50%	$30,108	6.50%

Tier I Capital
(to Average Assets)	$72,825	11.75%	$24,799	4.00%	$30,998	5.00%

At December 31, 2019:
Total Capital
(to Risk Weighted Assets)	$57,548	17.84%	$25,804	8.00%	$33,868	10.50%

Tier I Capital
(to Risk Weighted Assets)	$52,446	16.26%	$19,353	6.00%	$25,804	8.00%

Common Equity Tier I Capital
(to Risk Weighted Assets)	$52,446	16.26%	$14,515	4.50%	$20,966	6.50%

Tier I Capital
(to Average Assets)	$52,446	10.49%	$19,994	4.00%	$24,992	5.00%

Dividend Restrictions

Banking regulations may limit the amount of dividends that may be paid. Approval by regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of the Bank to fall below specified minimum levels. Approval is also required if dividends declared exceed the net profits of the Bank for that year combined with the retained net profits for the preceding two years. In 2020, the Bank may declare dividends without regulatory approval of $18,035,398 plus an additional amount equal to net profits of the Bank for 2021 up to the date of any such dividend declaration.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 16 – MORTGAGE BANKING ACTIVITIES

The following table presents the components of residential loan fee income for the years ended December 31, 2020 and 2019:

	2020	2019
Net gain realized on sale of residential loans held for sale	$88,335,647	$28,527,955
Net change in fair value recognized on residential loans held for sale	6,049,421	1,690,632
Net change in fair value recognized on interest rate lock commitments	6,536,025	440,925
Net change in fair value recognized on mandatory forward contracts	(16,939,784)	(2,432,984)
Mortgage banking fees	8,696,580	3,049,369

Residential loan fee income	$92,677,889	$31,275,897

As part of its mortgage banking activities, the Company enters into interest rate lock commitments, which are commitments to originate loans where the interest rate on the loan is determined prior to funding and the clients have locked into that interest rate. The Company then locks in the loan and interest rate with an investor and commits to deliver the loan if settlement occurs (“best efforts”) or commits to deliver the locked loan in a binding (“mandatory”) delivery program with an investor. It is the Company’s practice to enter into forward commitments for the future delivery of residential mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from its commitments to fund the loans. Interest rate lock commitments and mandatory commitments to deliver loans to investors are considered derivatives.

At December 31, 2020 and 2019, the Company had $398,722,221 and $71,623,059 of interest rate lock commitments, $514,000,000 and $121,000,000 of mandatory forward sales contracts, and $19,802,998 and $3,995,295 of best efforts forward sales contracts. The fair value of these mortgage banking derivatives was reflected by a total derivative asset of $7,620,989 and $1,107,609 and a total derivative liability of $4,467,087 and $282,250 at December 31, 2020 and 2019, respectively. Fair values were estimated based on changes in mortgage interest rates from the date of the commitments. Changes in the fair values of these mortgage banking derivatives are included in mortgage banking income in the Consolidated Statements of Income.

The net gains (losses) relating to free-standing derivative instruments used for risk management at December 31, 2020 and 2019 are summarized below:

	2020	2019
Mandatory forward contracts	$(4,454,766)	$(264,961)
Best efforts forward contracts	55,183	17,972
Interest rate lock commitments	7,553,485	1,072,348

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 16 – MORTGAGE BANKING ACTIVITIES (Continued)

The following table reflects the amount and fair value of mortgage banking derivatives included in the Consolidated Balance Sheets at December 31, 2020 and 2019:

	2020		2019
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other assets:
Interest rate lock commitments	$390,676,072	$7,565,806	$68,611,844	$1,080,496
Mandatory forward contracts	—	—	12,000,000	9,141
Best efforts forward contracts	19,802,998	55,183	3,995,295	17,972

Included in other liabilities:
Interest rate lock commitments	8,046,149	12,321	3,011,215	8,148
Mandatory forward contracts	514,000,000	4,454,766	109,000,000	274,102

NOTE 17 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies that are used for loans are used to make such commitments, including obtaining collateral at exercise of the commitment.

The contractual amounts of financial instruments with off-balance sheet risk at December 31, 2020 and 2019 were as follows:

	2020	2019
Unfunded loan commitments	$34,867,300	$37,714,839
Unused lines of credit	34,063,309	12,610,810
Standby letters of credit	68,040	193,108

All unused lines of credit at December 31, 2020 and 2019 were variable rate lines of credit and the majority of unfunded loan commitments at December 31, 2020 and 2019 were commitments to fund variable rate loans. Unfunded loan commitments are generally entered into for periods of 90 days or less.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 18 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of First Home Bancorp, Inc. follows:

CONDENSED BALANCE SHEETS

	At December 31,
	2020	2019
Assets:
Cash on deposit with subsidiary	$2,437,527	$1,776,139
Loans held for investment, at amortized cost	63,262	71,787
Investment in subsidiary	78,409,941	60,095,411
Other assets	53,318	44,725

Total Assets	$80,964,048	$61,988,062

Liabilities:
Subordinated debentures	$5,947,900	$6,434,838
Notes payable	3,754,465	4,095,696
Accrued interest payable	8,296	24,850
Accrued expenses and other liabilities	184,486	101,015

Total liabilities	9,895,147	10,656,399

Stockholders’ equity:
Preferred stock, Series A; 10,000 shares authorized 6,395 and 7,895 shares issued and outstanding; aggregate liquidation preference of $6,395,000 and $7,895,000	6,161,000	7,661,000
Preferred stock, Series B; 20,000 shares authorized, 8,760 and 0 shares issued and outstanding; aggregate liquidation preference of $8,760,000 and $0	8,516,114	—
Common stock and additional paid-in capital; 15,000,000 shares authorized, 3,485,018 and 3,393,788 shares issued and outstanding	43,043,215	41,362,038
Unearned compensation	(40,958)	(156,116)
Retained earnings	13,389,530	2,464,741

Total stockholders’ equity	71,068,901	51,331,663

Total liabilities and stockholders’ equity	$80,964,048	$61,988,062

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 18 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	Years ended December 31
	2020	2019
Expense:
Interest expense	$596,384	$700,687
Provision for loan losses	—	19,230
Write-down of Other Real Estate Owned	—	54,976
Other expenses	397,393	526,694

Total expense	993,777	1,301,587

Loss before taxes and equity in earnings of subsidiary	(993,777)	(1,301,587)

Income tax benefits	(298,449)	(319,173)

Loss before equity in earnings of subsidiary	(695,328)	(982,414)

Equity in undistributed earnings of subsidiary	13,398,410	5,466,628

Net income	$12,703,082	$4,484,214

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 18 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31
	2020	2019
Cash flows from operating activities:
Net income	$12,703,082	$4,484,214
Adjustments to reconcile net income to net cash from operating activities -
Equity in earnings from subsidiary	(13,398,410)	(5,466,628)
Amortization of debt issuance costs	13,289	7,786
Provision for loan losses	—	19,230
Stock based compensation expense	24,000	140,681
Write-down of Other Real Estate Owned	—	54,976
Change in other assets	(8,593)	(3,585)
Change in other liabilities	66,917	1,833

Net cash from operating activities	(599,715)	(761,493)

Cash flows from investing activities:
Contributions to subsidiary	(4,500,000)	(8,650,000)
Proceeds from sale of Other Real Estate Owned	—	537,224
Loan origination and payments, net	8,525	236,325

Net cash from investing activities	(4,491,475)	(7,876,451)

Cash flows from financing activities:
Proceeds from issuance of notes payble	—	1,210,000
Payments on notes payable	(341,456)	(938,342)
Proceeds from issuance of preferred stock, net	6,516,114	4,595,000
Proceeds from sale of common stock, net	1,096,446	5,168,654
ESOP contribution	259,767	222,175
Dividends paid on common stock	(915,011)	(847,752)
Dividends paid on preferred stock	(863,282)	(462,903)

Net cash from financing activities	5,752,578	8,946,832

Net change in cash	661,388	308,888

Cash at beginning of year	1,776,139	1,467,251

Cash at end of year	$2,437,527	$1,776,139

Supplemental noncash disclosure
Conversion of subordinated debt to preferred stock, Series B	$500,000	$—

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 19 – EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2020 and 2019:

	2020	2019
Basic
Net income	$12,703,082	$4,484,214
Less: Preferred stock dividends	(863,282)	(462,903)

Net income available to common stockholders	$11,839,800	$4,021,311

Weighted average common shares outstanding	3,430,716	3,171,061

Basic earnings per common share	$3.45	$1.27

Diluted:
Net income	$12,703,082	$4,484,214
Less: Preferred stock dividends	(863,282)	(462,903)
Add: Series B preferred stock dividends	186,480	—

Net income available to common stockholders	12,026,280	4,021,311

Weighted average common shares outstanding for basic earnings per common share	3,430,716	3,171,061
Add: Dilutive effects of conversion of Series B preferred stock to common stock	570,607	—
Add: Dilutive effects of assumed exercises of stock options	—	1,125

Average shares and dilutive potential common shares	4,001,323	3,172,186

Diluted earnings per common share	$3.01	$1.27

Stock options for 94,865 and 43,230 shares of common stock were not considered in computing diluted earnings per common share for the years ended December 31, 2020 and 2019 because they were antidilutive.

NOTE 20 – OPERATING SEGMENTS

The Company has two reportable segments: Banking and Residential Mortgage Lending. The Banking segment provides a variety of traditional community banking services through its full-service banking centers located in St. Petersburg, Seminole, Pinellas Park, Clearwater, Sarasota, and Tampa, Florida, as well as SBA lending services throughout the nation. The Residential Mortgage Lending segment originates residential mortgage loans primarily for sale in the secondary market with offices throughout the nation. Loans and deposits provide the revenues in the Banking segment and loan sales provide the revenues in the Residential Lending segment.

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 20 – OPERATING SEGMENTS (Continued)

Segment profit and loss is measured by net income after income tax. Inter-segment transactions are recorded at cost and eliminated as part of the consolidation process. Due to the interrelationships of the various segments, the information presented is not indicative of how the segments would perform if they operated as independent entities.

Information about reportable segments and reconciliation of such information to the Consolidated Financial Statements follows (dollars in thousands):

	2020
	Residential Mortgage	Banking	Consolidated
Interest income	$2,684	$41,046	$43,730
Interest expense	1,914	8,364	10,278

Net interest income	770	32,682	33,452

Provision for loan losses	—	16,900	16,900

Residential loan fee income	92,678	—	92,678
Internal transfer for portfolio loans originated	35	(35)	—
Other noninterest income	64	4,953	5,017

Total noninterest income	92,777	4,918	97,695
Total noninterest expense	65,229	33,240	98,469

Income before income tax expense	28,318	(12,540)	15,778
Income tax expense	7,929	(4,854)	3,075

Net income	$20,389	$(7,686)	$12,703

Period-end assets	217,422	1,327,269	1,544,691

FIRST HOME BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 20 – OPERATING SEGMENTS (Continued)

	2019
	Residential Mortgage	Banking	Consolidated
Interest income	$1,758	$23,943	$25,701
Interest expense	1,231	7,036	8,267

Net interest income	527	16,907	17,434

Provision for loan losses	—	8,869	8,869

Residential loan fee income	31,276	—	31,276
Internal transfer for portfolio loans originated	172	(172)	—
Other noninterest income	8	21,840	21,848

Total noninterest income	31,456	21,668	53,124

Total noninterest expense	30,468	24,924	55,392

Income before income tax expense	1,515	4,782	6,297
Income tax expense	437	1,376	1,813

Net income	$1,078	$3,406	$4,484

Period-end assets	$78,823	$452,417	$531,240

NOTE 21 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events for recognition and disclosure through May 10, 2021, which is the date the financial statements were available to be issued.

The stockholders of First Home Bancorp, Inc., by written consent to action, approved the change of the Company’s name to BayFirst Financial Corp. effective April 28, 2021. The name of the Company’s banking subsidiary will remain as First Home Bank.

During 2021, through April 30, 2021, 4,420 shares of Series B preferred stock were converted to 276,020 shares of common stock.

Effective May 10, 2021, the Company effected a three-for-two stock split. All share amounts and per share financial data contained in these financial statements have been adjusted to reflect this split.

Supplementary Information

FIRST HOME BANCORP, INC. AND SUBSIDIARY

CONSOLIDATING STATEMENT OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2020

ASSETS

	Bank	Holding Company	Eliminations	Consolidated
Assets:
Cash and due from banks	$2,789,933	$2,437,527	$(2,437,527)	$2,789,933
Interest-bearing deposits in banks	52,588,765			52,588,765

Cash and cash equivalents	55,378,698	2,437,527	(2,437,527)	55,378,698
Time deposits in banks	2,381,000			2,381,000
Securities held to maturity	41,286			41,286
Restricted equity securities, at cost	2,361,900			2,361,900
Residential loans held for sale	208,704,152			208,704,152
SBA loans held for sale	—			—
SBA loans held for investment, at fair value	9,263,750			9,263,750
PPP loans	825,802,040			825,802,040
Loans held for investment, at amortized cost	393,193,205	63,262		393,256,467
Allowance for loan losses	(21,162,339)	—	—	(21,162,339)

Loans, net	1,197,832,906	63,262	—	1,197,896,168
Accrued interest receivable	7,299,759			7,299,759
Premises and equipment, net	18,114,600			18,114,600
SBA loan servicing rights	8,159,501			8,159,501
Investment in subsidiary	—	78,409,941	(78,409,941)	—
Deferred income taxes	3,807,979			3,807,979
Right-of-use operating lease assets	3,737,265			3,737,265
Bank Owned Life Insurance	12,183,448			12,183,448
Other assets	15,307,952	53,318		15,361,270

Total Assets	$1,544,574,196	$80,964,048	$(80,847,468)	$1,544,690,776

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Noninterest-bearing transaction accounts	$65,087,863	$—	$(2,437,527)	$62,650,336
Interest-bearing transaction accounts	140,265,079			140,265,079
Savings and money market deposits	286,743,776			286,743,776
Time deposits	69,125,349			69,125,349

Total deposits	561,222,067	—	(2,437,527)	558,784,540

Federal Home Loan Bank advances	—			—
Subordinated debentures	—	5,947,900		5,947,900
Notes payable	—	3,754,465		3,754,465
PPP Liquidity Facility	881,261,659			881,261,659
Accrued interest payable	1,990,361	8,296		1,998,657
Lease liability	3,925,115			3,925,115
Accrued expenses and other liabilities	17,765,053	184,486		17,949,539

Total liabilities	1,466,164,255	9,895,147	(2,437,527)	1,473,621,875

Stockholders’ Equity:
Preferred stock, Series A; 1,000,000 shares authorized, 6,395 and 7,895 shares issued and outstanding; aggregate liquidation preference of $6,395,000 and $7,895,000	—	6,161,000	—	6,161,000
Preferred stock, Series B; 1,000,000 shares authorized, 8,760 and 0 shares issued and outstanding; aggregate liquidation preference of $8,760,000 and $0	—	8,516,114	—	8,516,114
Common stock and additional paid-in capital; 15,000,000 shares authorized, 3,485,018 and 3,393,788 shares issued and outstanding	57,497,426	43,043,215	(57,497,426)	43,043,215
Unearned compensation	—	(40,958)	—	(40,958)
Retained earnings	20,912,515	13,389,530	(20,912,515)	13,389,530

Total stockholders’ equity	78,409,941	71,068,901	(78,409,941)	71,068,901

Total Liabilities and Stockholders’ Equity	$1,544,574,196	$80,964,048	$(80,847,468)	$1,544,690,776

See independent auditors’ report on supplementary information.

FIRST HOME BANCORP, INC. AND SUBSIDIARY

CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2020

	Bank	Holding Company	Eliminations	Consolidated
Interest Income:
Loans, other than PPP	$23,985,726	$—	$—	$23,985,726
PPP loan interest income	5,684,938	—	—	5,684,938
PPP origination fee income	13,419,106	—	—	13,419,106
Interest-bearing deposits in banks and other	640,715	—	—	640,715

Total interest income	43,730,485	—	—	43,730,485

Interest Expense:
Deposits	7,490,180	—	—	7,490,180
PPPLF borrowings	1,968,407	—	—	1,968,407
Other	223,337	596,384	—	819,721

Total interest expense	9,681,924	596,384	—	10,278,308

Net interest income	34,048,561	(596,384)	—	33,452,177

Provision for Loan Losses	16,900,000	—	—	16,900,000

Net interest income after provision for loan losses	17,148,561	(596,384)	—	16,552,177

Noninterest Income:
Equity in earnings of subsidiary	—	13,398,410	(13,398,410)	—
Service charges and fees	932,729	—	—	932,729
Bank Owned Life Insurance income	183,448	—	—	183,448
Residential loan fee income	92,677,889	—	—	92,677,889
Gain on sale of SBA loans	1,192,114	—	—	1,192,114
SBA loan servicing right gain	530,000	—	—	530,000
Loss on sale of unguaranteed loan amounts	(70,000)	—	—	(70,000)
SBA servicing income, net	2,023,771	—	—	2,023,771
Other SBA noninterest income	225,317	—	—	225,317

Total noninterest income	97,695,268	13,398,410	(13,398,410)	97,695,268

Noninterest Expense:
Salaries and benefits	36,204,899	198,000	—	36,402,899
Bonus, commissions, and incentives	34,071,608	—	—	34,071,608
Occupancy and equipment	4,453,112	—	—	4,453,112
Data processing	4,418,398	—	—	4,418,398
Professional services	3,430,301	102,344	—	3,532,645
Marketing and business development	3,543,251	10,060	—	3,553,311
Mortgage banking expense	5,292,614	—	—	5,292,614
Regulatory assessments	443,927	—	—	443,927
Employee recruiting and development	1,768,698	—	—	1,768,698
Loan origination and collection	2,039,406	100	—	2,039,506
Other expenses	2,405,875	86,889	—	2,492,764

Total noninterest expense	98,072,089	397,393	—	98,469,482

Income Before Taxes	16,771,740	12,404,633	(13,398,410)	15,777,963
Income tax expense (benefit)	3,373,330	(298,449)	—	3,074,881

Net Income	$13,398,410	$12,703,082	$(13,398,410)	$12,703,082

See independent auditors’ report on supplementary information.

Through and including December 7, 2021 (the 25th day after the effective date of registration statement of which this prospectus is a part), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

BayFirst Financial Corp.

November 12, 2021